     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-1

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             ----------------------

                                  AZURIX CORP.
             (Exact Name of Registrant as Specified in Its Charter)

                                             4941
           DELAWARE                          4952                         76-0589114
 (State or Other Jurisdiction
      of Incorporation or        (Primary Standard Industrial            (IRS Employer
         Organization)            Classification Code Number)         Identification No.)

                                 RODNEY L. GRAY
                                 VICE CHAIRMAN
                                  AZURIX CORP.
                          333 CLAY STREET, SUITE 1000
                           HOUSTON, TEXAS 77002-7361
                                 (713) 646-6001
         (Address, Including Zip Code, and Telephone Number, Including
 Area Code, of Registrant's Principal Executive Offices and Agent for Service)

                                   Copies to:

          JOHN C. ALE                  SHELLEY A. BARBER                JAMES M. PRINCE
      EXECUTIVE DIRECTOR            VINSON & ELKINS L.L.P.            ANDREWS & KURTH LLP
      AND GENERAL COUNSEL            2300 FIRST CITY TOWER             4200 CHASE TOWER
         AZURIX CORP.                     1001 FANNIN                     600 TRAVIS
        34 PARK STREET             HOUSTON, TEXAS 77002-6760         HOUSTON, TEXAS 77002
    LONDON W1Y 3PF, ENGLAND             (713) 758-3813                  (713) 220-4486
       (44) 171-970-7763              FAX: (713) 615-5511             FAX: (713) 238-7110
    FAX: (44) 171-970-7791

                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF SECURITIES                AGGREGATE OFFERING          AMOUNT OF
                    TO BE REGISTERED                             PRICE(1)            REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value...........................       $862,500,000              $239,775
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: one to be used in connection with an underwritten offering in the United States and Canada, and one to be used in a concurrent international offering, of common stock, par value $0.01 per share, of Azurix Corp. The U.S. prospectus for the offering in the United States and Canada follows immediately after this explanatory note. After the U.S. prospectus are the alternate pages for the international prospectus. A copy of the complete U.S. prospectus and international prospectus in the exact forms in which they are to be used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 15, 1999

PROSPECTUS
----------------

                                              SHARES

                                 [AZURIX LOGO]

                                  COMMON STOCK
                             ----------------------

     This is Azurix Corp.'s initial public offering of common stock. Azurix is
offering and selling           shares and Atlantic Water Trust, the selling
stockholder, is offering and selling           shares of common stock under this
prospectus.

     The U.S. underwriters will offer           shares in the United States and
Canada and the international managers will offer           shares outside the
United States and Canada.

     We expect the public offering price to be between $          and $     per
share. Currently, no public market exists for the shares. We are applying to list the common stock on the New York Stock Exchange under the trading symbol "AZX."

     INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                             ----------------------

                                                             PER SHARE    TOTAL
                                                             ---------    -----
Public Offering Price......................................  $           $
Underwriting Discount......................................  $           $
Proceeds, before expenses, to Azurix.......................  $           $
Proceeds, before expenses, to the Selling Stockholder......  $           $

     The U.S. underwriters may also purchase up to an additional shares from the selling stockholder at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any. The international managers may similarly purchase up to
an aggregate of an additional           shares from the selling stockholder.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will be ready for delivery in New York, New York
on or about             , 1999.
                             ----------------------
         MERRILL LYNCH & CO.
                             ----------------------

               The date of this prospectus is             , 1999.

                                  ART/DIAGRAMS

     [EDGAR VERSION ONLY] Two to three pictures of company facilities will be shown.

     In addition, a diagram will depict the three areas of the global water industry in which we will pursue our business strategy. They include:

     Asset ownership and management, which we will pursue through acquisitions and concessions of water and wastewater assets and building, owning and transferring water and wastewater assets.

     Services, which include operating and managing water and wastewater assets for municipal and industrial customers, providing residuals management services (managing the residual byproducts from wastewater) and providing infrastructure development and maintenance services for underground water and wastewater assets.

     Resource management, which includes extracting, transporting and storing water and wastewater.

                               TABLE OF CONTENTS

Prospectus Summary..........................................     1
Risk Factors................................................     7
Cautionary Statements Regarding Forward-Looking
  Statements................................................    15
Use of Proceeds.............................................    16
Dividend Policy.............................................    16
Dilution....................................................    17
Capitalization..............................................    18
Selected Historical and Unaudited Pro Forma Consolidated
  Financial Data............................................    19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    21
Government Outsourcing Through Privatization................    32
Business....................................................    35
Regulatory Matters..........................................    55
Management..................................................    64
Certain Transactions........................................    70
Principal and Selling Stockholders..........................    72
Description of Capital Stock................................    74
Description of Indebtedness.................................    77
Shares Eligible for Future Sale.............................    81
Material United States Federal Tax Consequences to
  Non-United States Holders of Common Stock.................    82
Underwriting................................................    85
Legal Matters...............................................    88
Experts.....................................................    88
Where You Can Find More Information.........................    89
Index to Financial Statements...............................   F-1

                             ----------------------

     In this prospectus, references to "U.S. dollars," "dollars," "U.S.$" and "$" are to currency of the United States of America and references to "pounds sterling," "L," "sterling," "pence" and "p" are to currency of the United Kingdom. Certain balance sheet information included in this prospectus has been translated from the applicable foreign currencies to U.S. dollars using the current exchange rates in effect at the balance sheet date. Certain income statement information included in this prospectus has been translated from the applicable foreign currencies to U.S. dollars using the weighted average exchange rate during the period or, where known or determinable, at the rate on the date of the transaction for significant items. Certain pounds sterling amounts stated herein have been translated into U.S. dollars at an assumed rate solely for the convenience of the reader and should not be construed as representations that such U.S. dollar amounts actually represent such pounds sterling amounts or vice versa, or that such pounds sterling amounts could be or could have been converted into U.S. dollars at the rate indicated or at any other rate. Except as described above, and unless otherwise stated in this prospectus, certain pounds sterling amounts have been translated from the corresponding pounds sterling amounts at the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 1998, which was $1.66 per L1.00.
                             ----------------------

     You should rely only on the information contained in this prospectus. We have not, and the selling stockholder and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholder and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including our financial data and related notes, before making an investment decision. The terms "Azurix," "our company" and "we," when used in this prospectus, refer to Azurix Corp. and its subsidiaries, including Wessex Water Ltd, as a combined entity, except where it is made clear that such term means only the parent company. The term "Wessex," when used in this prospectus, refers to Wessex Water Ltd (formerly named Wessex Water Plc) and its subsidiaries, including Wessex Water Services Ltd, its primary operating subsidiary, as a combined entity, except where it is made clear that such term means only Wessex Water Ltd. The term "Enron," when used in this prospectus, refers to Enron Corp. and its subsidiaries as a combined entity, except where it is made clear that such term means only the parent company. Unless we indicate otherwise, the information contained in this prospectus gives effect to the 100,000-for-1 common stock split effective February 2, 1999.

                                  OUR COMPANY

     Azurix is a global water company engaged in the business of acquiring, owning, operating and managing water and wastewater assets, providing water and wastewater related services and developing and managing water resources. Azurix estimates that the global water industry has total annual revenues of approximately $300 billion. In addition, the World Bank and other sources have estimated that over $600 billion will be spent on worldwide water and wastewater infrastructure over the next decade. We believe that much of that capital will come from the private sector.

     Enron, one of the world's leading integrated natural gas and electricity companies, formed Azurix in 1998 to pursue opportunities in the global water industry. Our first significant step was to acquire Wessex, a water and wastewater company based in southwestern England, for $2.4 billion in order to give us the operating experience necessary to compete successfully for business around the world. Wessex's operating expertise is evidenced by the industry regulator's recognition of Wessex as the most efficiently operated water and wastewater company in England and Wales. Our asset portfolio also includes an interest in a long-term water concession in the Province of Mendoza, Argentina. In addition, we have agreed to acquire an interest in a long-term water concession in Cancun, Mexico. On a pro forma basis, we had revenues of $464.2 million, EBITDA of $298.1 million and net income of $87.2 million for the year ended December 31, 1998 and total assets of $3,358.3 million as of December 31, 1998.

     We are now building on our asset base by aggressively pursuing additional concessions, outsourcing contracts and other water and wastewater projects. We are evaluating announced privatizations, including many of the approximately 70 upcoming privatizations identified in this prospectus, as well as various privately negotiated transactions. These potential transactions are in Europe, the United States, Latin America, the Middle East, Africa, Asia and the Pacific Rim.

     Our experienced management team consists of senior executives from Enron, Wessex and other water and wastewater systems, and multinational companies. We will transfer the skills that Enron has successfully applied in developing, financing, operating and managing the risks of energy infrastructure projects to our water business around the world. In addition, we will apply to our water business the operating, management and technical skills that our executives from Wessex and other companies have successfully used in operating and managing water and wastewater assets. This management team will competitively position us to identify, evaluate, acquire, develop and finance water and wastewater projects and services worldwide.

                                  OUR INDUSTRY

     The global water industry includes the collection, treatment, storage and supply of drinking water, and the collection, treatment and disposal of wastewater and its by-products. Public (municipal and other governmental) and private (non-governmental) water companies serve industrial, commercial and residential customers.

     FACTORS CREATING WATER BUSINESS OPPORTUNITIES. We believe that significant business opportunities exist for private sector participation in the global water industry. Some of the factors creating these opportunities include the following:

     - Ownership of water and wastewater assets is highly concentrated in the public sector.

     - Governments and multinational agencies are promoting higher standards of water and wastewater quality and environmental protection.

     - Major capital investment and efficiency improvements are necessary to meet these increasing requirements, to connect growing populations to water and wastewater systems and to replace aging water and wastewater infrastructure.

     - Management of water resources and storage and transportation of water are becoming increasingly important, especially in areas where water is scarce.

     - Governments frequently face budgetary constraints and often lack the technical expertise to address these issues effectively.

     - Governments and industrial companies are recognizing that transferring ownership, operation or management of water and wastewater assets to experienced private parties, called outsourcing, is often more efficient and cost-effective than owning or operating these assets themselves.

     BUSINESS OPPORTUNITIES. The business opportunities for participation in the global water industry for companies like ours include:

     - GOVERNMENT OUTSOURCING OF OWNERSHIP, OPERATION AND MANAGEMENT OF WATER AND WASTEWATER ASSETS. Following the successful trend of international electricity, gas and telecommunication privatizations, many governments are turning to the private sector to own, operate and manage their water and wastewater assets and services. Governments in Argentina, Chile, Colombia, France, Germany, Indonesia, Malaysia, Mexico, the Philippines and the United Kingdom have privatized water and wastewater assets. As of October 1998, according to Public Works Financing statistics, there were approximately 380 planned, funded or completed water and wastewater projects with private sector participation worldwide for a total estimated cost of approximately $74 billion. Governments in Europe, the United States, Latin America, the Middle East, Africa, Asia and the Pacific Rim have announced public tenders for water and wastewater concessions or projects.

     - MUNICIPAL AND INDUSTRIAL OUTSOURCING OF WATER AND WASTEWATER RELATED SERVICES. We believe that municipalities and industrial companies in North America and Western Europe, in particular, will increasingly seek to outsource the management of their water and wastewater systems to private parties, while retaining ownership of their assets. They will seek companies with the operating experience and capital necessary to provide reliable water supply and wastewater treatment services, to meet higher water quality standards, to comply with increasingly stringent environmental regulations and to reduce operational and financial uncertainty.

      Services provided to these municipal and industrial customers include:

      -- Operations, management and engineering -- services to design, build, operate or maintain water and wastewater assets

      -- Residuals management -- services to dispose of wastewater and biosolids that result from wastewater treatment

      -- Underground infrastructure remediation and development -- services to repair and replace water and wastewater distribution and collection systems

      Industrial customers with large water supply and wastewater treatment requirements include the chemical, refining, pharmaceutical, high technology, food and beverage, paper and pulp, steel, automobile and energy industries.

     - WATER RESOURCE DEVELOPMENT AND MANAGEMENT. Increasing demand for water resources is focusing efforts on means of extracting, managing, storing and transporting water resources as efficiently as possible. Governments, which historically have been responsible for developing and managing water resources, are now seeking private sector assistance to address their water resource issues due to the technical, operational and financial expertise required to build, operate and fund these capital intensive projects.

     Significant barriers to entry limit the number of companies capable of competing globally in the markets for water and wastewater privatization, municipal and industrial outsourcing of services and resource development and management. Participants must have an ability to:

     - Obtain and demonstrate the requisite operating experience and management depth to qualify for bidding on international privatizations or concessions

     - Identify and evaluate transactions, including the appropriate assessment and mitigation of operational, political and regulatory risks

     - Access adequate capital at cost effective levels

     - Develop and manage international infrastructure projects

     We believe that we have the necessary skills and experience necessary to enable us to compete successfully in the global marketplace.

                           OUR COMPETITIVE STRENGTHS

     We have several competitive strengths that should enable us to become a leading and profitable participant in the global water industry:

     - EXPERIENCED MANAGEMENT AND BUSINESS DEVELOPMENT TEAM. Our executives come from Enron, Wessex and other water and wastewater systems and multinational companies and bring with them extensive experience in both the development and the operation of infrastructure projects worldwide, including water and wastewater operations. Many of our executives were actively involved in developing and managing projects for Enron in the United States and around the world. Rebecca Mark, chairman and chief executive officer of Azurix and a vice chairman of Enron, leads the Azurix team in implementing its global water strategy. During her tenure at Enron, Ms. Mark was responsible for the successful development of natural gas and power projects worldwide. Beginning with Enron's first international power project in Teesside, England in 1989, Ms. Mark led the team that developed gas and power projects around the world with total estimated capital costs exceeding $10 billion. Four other senior executives give the management team collectively 80 years of experience in managing water companies in the United States and the United Kingdom. In addition, our management team has infrastructure development experience in Europe, the United States, Latin America, the Middle East, Africa, Asia and the Pacific Rim. They lead a group of experienced business developers who identify opportunities in the global water industry. In pursuing global water projects, we apply the extensive experience of our management team and business developers in evaluating and securing projects, acquisitions and financings.

     - WESSEX OPERATING EXPERIENCE AND TECHNICAL EXPERTISE. From Wessex, we have obtained the operating experience, research skills and technical expertise necessary to evaluate potential water projects, to qualify for bidding on water projects in many countries throughout the world, to build transition and operating teams for new acquisitions and to manage existing and new water assets. We intend to transfer to our global water business the operating efficiency, advanced technology, capital expenditure and operational cost management and regulatory management skills used successfully by Wessex in operating and managing its water and wastewater assets.

     - REGULATORY AND GOVERNMENT AFFAIRS EXPERTISE. Our management team has extensive experience in working with regulators and other governmental agencies and has knowledge of the regulatory framework and privatization processes in many of the countries in which we intend to pursue water and wastewater opportunities. This experience and knowledge will allow us to assess more successfully the regulatory risk and opportunity presented by those projects we evaluate.

     - FINANCING EXPERTISE. Members of our management team have experience using sophisticated financing and capital raising techniques, in both global and local markets, to lower the cost of capital for the financing of projects and acquisitions. As our portfolio grows and matures, we intend to enhance our equity returns and reduce overall risk exposure through opportunistic sales of all or a portion of individual assets or investments that have appreciated in value.

                             OUR BUSINESS STRATEGY

     Our business strategy is focused on three complementary areas in the global water industry:

     - ACQUIRING, OWNING, OPERATING AND MANAGING WATER AND WASTEWATER ASSETS. We intend to build a diversified portfolio of water and wastewater assets, including both established businesses with stable returns and concessions and projects in emerging markets with significant development requirements and potential for growth and enhanced returns. We also intend to consider acquisitions of privately owned water and wastewater assets with predictable contractual or regulated revenue streams.

      -- Acquiring water and wastewater assets. We intend to acquire water and wastewater assets through participation in public tenders and privately negotiated transactions throughout the world, including Europe, the United States, Latin America, the Middle East, Africa, Asia and the Pacific Rim. In evaluating potential acquisitions, we plan to follow a disciplined approach focused on identifying the potential for increased returns, analyzing future regulatory and rate case changes and assessing the engineering, operational, regulatory, financing, economic, structuring, insurance, tax, environmental, legal and accounting risks related to each transaction.

      -- Owning, operating and managing water and wastewater assets. Following an acquisition of water or wastewater assets, we plan to increase revenues by optimizing the applicable tariff structure, expanding customer bases and improving the accuracy and timing of billing and collection procedures. In addition, we intend to increase operating income by improving quality, extending services, reducing operating costs, rationalizing capital expenditures, increasing efficiency and applying, where appropriate, sophisticated financing techniques.

     - PROVIDING WATER AND WASTEWATER RELATED SERVICES. Through innovative technological, environmental and financial solutions, we intend to provide a broad range of services to municipal and industrial owners of water and wastewater systems around the world. These services will include operations, management and engineering, residuals management and underground infrastructure remediation and development services. In evaluating potential services transactions, we plan to follow a disciplined approach similar to that used in evaluating acquisitions.

     - DEVELOPING AND MANAGING WATER RESOURCES. We believe the growing demand for drinking water has generated a need for better management of water resources. We believe there are significant capital, technical and operational needs in this area of the water industry and that governments are increasingly turning to the private sector to meet these needs. Although this is not currently a significant portion of our business, we intend to pursue opportunities in resource management as they arise.

     By applying our expertise in these three areas, we plan to offer the full spectrum of services required to meet our public and private customers' water and wastewater needs. We expect that our ability to evaluate potential investments will allow us to identify and compete successfully for those water and wastewater projects offering attractive rates of return.

     Our principal executive offices are located at 333 Clay Street, Houston, Texas 77002 (telephone number (713) 646-6001) and 34 Park Street, London W1Y 3PF, England (telephone number (44) 171-970-7763).

                                  THE OFFERING

Common stock offered by Azurix:
  U.S. offering.....................................           shares
  International offering............................           shares
                                                      ------
          Total.....................................           shares
                                                      ======

Common stock offered by the selling stockholder:
  U.S. offering.....................................           shares
  International offering............................           shares
                                                      ------
          Total.....................................           shares
                                                      ======

Common stock outstanding after the U.S. and
  international offerings...........................           shares(1)

Use of proceeds.....................................  We expect the proceeds to Azurix from this sale of common stock to be approximately $350 million,
                                                      before deducting underwriting discounts and
                                                      commissions and estimated expenses. Azurix will
                                                      not receive any proceeds from the sale of common
                                                      stock by the selling stockholder. We intend to
                                                      use the net proceeds that we receive for general
                                                      corporate purposes, including working capital and
                                                      the expansion of our business through strategic
                                                      acquisitions as opportunities arise.

Risk factors........................................  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to
                                                      invest in shares of the common stock.

Proposed New York Stock Exchange symbol.............  "AZX"

---------------

(1) Excludes approximately 7.8 million shares of common stock reserved for issuance pursuant to outstanding stock options. This number also assumes that the over-allotment options are not exercised. If the over-allotment options are exercised in full, the selling stockholder will sell an
    additional           shares.

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following tables present summary historical and unaudited pro forma consolidated financial data for Azurix and for Wessex, the predecessor of Azurix, for the periods and dates indicated. The unaudited pro forma financial data for Azurix are derived from the unaudited condensed consolidated pro forma financial data included elsewhere in this prospectus. The unaudited pro forma financial data give effect to the acquisition of Wessex, the redemption and elimination of Wessex's preference shares for an aggregate price of $249.8 million and the sale by Wessex of its interest in UK Waste for $337.9 million, as though each occurred on January 1, 1998. The unaudited pro forma financial data presented below is not necessarily indicative of the financial results that would have occurred had the acquisition of Wessex, the redemption and elimination of Wessex's preference shares and the sale by Wessex of its interest in UK Waste occurred on January 1, 1998 and should not be viewed as indicative of operations in future periods. See "Selected Historical and Unaudited Pro Forma Consolidated Financial Data" for more information regarding the historical, the unaudited pro forma consolidated and the other financial data.

                                                                                                   AZURIX
                                                    WESSEX (PREDECESSOR COMPANY)                 PRO FORMA
                                                        YEAR ENDED MARCH 31,                     YEAR ENDED
                                        -----------------------------------------------------   DECEMBER 31,
                                           1995          1996          1997          1998           1998
                                        -----------   -----------   -----------   -----------   ------------
                                        (UNAUDITED)   (UNAUDITED)                               (UNAUDITED)
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Operating revenues..................    $356.3        $376.8        $403.1        $436.6         $464.2
  Operations and maintenance
     expense..........................     106.7         106.6         102.4         110.9          120.9
  General and administrative
     expense..........................      33.3          27.4          32.2          29.1           44.4
  Depreciation and amortization.......      48.5          53.7          58.0          64.3           88.3
  Operating income....................     167.8         189.1         210.5         232.3          210.6
  Net income..........................     123.7         140.4         153.0          16.7(1)        87.2
  Basic earnings per common
     share(2).........................                                                               0.87
  Diluted earnings per common
     share(2).........................                                                               0.87
OTHER FINANCIAL DATA:
  EBITDA(3)(unaudited)................    $227.3        $256.9        $283.2        $309.9         $298.1

                                                                  AT DECEMBER 31, 1998
                                                              -----------------------------
                                                                 AZURIX      AS ADJUSTED(4)
                                                              ------------   --------------
                                                                              (UNAUDITED)
                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $    5.3        $
  Working capital...........................................      (129.6)
  Total assets..............................................     3,358.3
  Note payable-affiliate....................................       121.4           121.4
  Long-term debt (excluding current maturities).............       912.1           912.1
  Other long-term liabilities (including deferred taxes)....       417.9           417.9
  Stockholders' equity......................................     1,645.5

---------------

(1) The year ended March 31, 1998 includes a windfall tax on privatized utilities in the United Kingdom of $162.3 million, which has been described by the U.K. government as a one-time tax. Excluding the effect of this tax, for the year ended March 31, 1998, Wessex's net income would have been $179.0 million.

(2) Basic and diluted earnings per common share for Wessex are not meaningful on a comparative basis to Azurix and, therefore, are not presented.

(3) EBITDA for any relevant period presented above is defined as net income before net interest (income) expense, income tax, utility tax, depreciation and amortization. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating profit, as an indicator of liquidity or as a substitute for net cash provided by operating activities.

(4) As adjusted to reflect the application of the net proceeds to Azurix from the offering.

                                  RISK FACTORS

     Investing in the common stock will provide you with an equity ownership interest in Azurix. As an Azurix stockholder, you will be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of the common stock.

WE HAVE A LIMITED OPERATING HISTORY

     We are a new company with a limited operating history. Our limited operating history and the unpredictable results of our acquisition strategy make it difficult to forecast our future operating results. We expect to experience significant competition in bidding and negotiating for water projects. Our limited operating history may create significant impediments to our qualifying for bidding on some projects or, if qualified, being successful in bidding.

     Our consolidated revenues will be derived almost exclusively from the operations of Wessex until such time as our other investments begin to generate revenue. Revenue from Wessex may not be available for distribution to Azurix due to operating and financing requirements of Wessex, financing requirements of intermediate companies, regulatory developments affecting the rates Wessex may charge its customers and other regulatory or other restrictions on its ability to pay dividends to its shareholders.

OUR SUCCESS IS HIGHLY DEPENDENT ON COMPLETING ACQUISITIONS AND DEVELOPING
PROJECTS

     There is a risk that we may not be able to successfully complete acquisitions of water and wastewater assets and develop projects because these transactions involve many complexities. Such complexities include, among other things, negotiation of satisfactory water supply and wastewater treatment services agreements with local governments and receipt of required governmental consents and permits. In addition, in evaluating and negotiating water projects, water companies typically encounter difficulties in determining the status and condition of existing systems or developing accurate forecasts of material factors such as the rate of population growth, particularly in developing countries. In privatization transactions, we may be unable to predict with certainty the timing of a privatization or the commitment level of a government to completing a privatization. In addition, most privatizations are competitively bid, and there is no assurance as to what proportion of the projects on which we bid will be acquired by us. Because part of our business strategy is to grow through acquisitions and development projects, we have recently put in place a significant business development effort with associated general, administrative and operating expenses. To the extent we are not successful in completing acquisitions and development projects, these expenses will not be absorbed by revenues associated with those acquisitions and development projects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook."

WATER AND WASTEWATER COMPANIES FACE PRICE REGULATION THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     Governments generally regulate the prices that water and wastewater companies may charge their customers. The regulatory regimes vary from country to country and at times can give great discretion to the regulatory authority. In the case of Wessex, the U.K. Director General of Water Services is currently conducting a periodic review of the price limits for water and wastewater companies in England and Wales that is expected to result in new price limits for the period from April 1, 2000 through 2005 that will be lower than current price limits. In setting prices, the Director must ensure that water companies are able to finance the proper carrying out of their functions, in particular, by securing a reasonable return on their capital. The actual rates of return achieved by these companies can vary significantly from the projected rates of return applied by the Director in setting prices, depending on performance. Historically, Wessex has exceeded projected rates of return, although there can be no assurance that it will continue to do so.

Although we are unable to predict the precise outcome of the current U.K. rate review, it is likely to reduce significantly Wessex's revenues and earnings.

FAILURE TO ACCURATELY IDENTIFY AND ASSESS THE RISKS RELATED TO AN ACQUISITION OR PROJECT COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     In evaluating potential transactions, we make assumptions and projections based on the potential for increased returns, future regulatory and rate case changes and the engineering, operations, financing, economic structuring, insurance, tax, environmental, legal and accounting risks relating to each transaction. Forecasts, estimates and information provided by local governments and other sources used to bid for public tenders can prove to be materially inaccurate or incomplete, resulting in projections for capital expenditures to improve or build water systems that are substantially below what is ultimately required. If the assumptions on which we base our decision to acquire assets or develop a project prove to be incorrect in any material respect, either because of inaccurate or incomplete information provided by the other party or parties to the transaction or because of a failure by us to accurately identify or assess the risks or capital requirements related to a proposed acquisition or project, then our operating results could be materially adversely affected. While we attempt to identify all risks associated with any given transaction, no assurance can be given that we will identify all risks related to a transaction.

OUR BUSINESS REQUIRES SUBSTANTIAL CAPITAL EXPENDITURES AND WE COULD HAVE DIFFICULTY FINANCING OUR OPERATIONS, ACQUISITIONS AND PROJECTS

     The water assets and projects in which we plan to invest may require substantial capital expenditures, especially early in the life of our investments. We intend to finance our investments and projects using various techniques and instruments such as debt financing, off-balance sheet financing and equity investments. There is a risk that we may engage in significantly leveraged transactions and that we may pledge all or substantially all of our assets. For example, the capital stock of Wessex, our most significant subsidiary, is pledged as security for the senior credit facility of Azurix Europe Ltd, Wessex's holding company. In addition, there is a risk that financing may not be readily available to acquire water and wastewater assets or develop projects. Our ability to arrange financing will be affected by general economic and capital market conditions, credit availability from banks or other lenders and the risks inherent in particular concessions, projects or countries. In particular projects, we may have a co-owner with limited resources or that may default on its obligations to contribute capital to the project. Enron is not obligated to provide additional financial support to Azurix for any capital expenditures or investments or any other purpose.

LACK OF OPERATIONAL CONTROL IN CERTAIN PROJECTS COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     We may invest in water and wastewater projects and assets in which we do not own a majority of the project or assets. In addition, we may invest in or own projects and assets with partners, co-venturers and other parties, including governmental entities. Some jurisdictions require participation of employees or other stakeholders in company management. In these cases, decisions with respect to certain significant matters may require the consent of other equity owners or stakeholders.

     We may also invest in projects and assets where we do not serve as operator. For example, we do not have operational control in our Mendoza, Argentina concession. In these cases, our ability to direct the outcome of matters with respect to the operations of the project or assets could be limited. A lack of operational control in certain projects could materially and adversely affect our interest in these projects and, as a result, our financial condition and results of operations.

WE COULD HAVE DIFFICULTY MANAGING OUR GROWTH AND INTEGRATING ACQUISITIONS

     We cannot assure you that our current management, personnel and other corporate infrastructure will be adequate to manage our growth. In addition, to the extent the success of our strategy is contingent on making acquisitions of water and wastewater assets, we cannot assure you that we will be able to integrate such acquisitions successfully without substantial costs, delays or other operational or financial problems.

ENVIRONMENTAL FACTORS AND CHANGES IN REGULATIONS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     There is a risk that changes in regulations applying to the water supply or wastewater treatment services industry or new, revised or inconsistent interpretations of these regulations may adversely affect our financial condition and results of operations. Water companies are subject to water quality risks related to contamination of drinking water supplies or environmental danger from effluent discharges. The occurrence of these or other risks could have a material adverse effect on our financial position and results of operations.

     In addition, certain countries in which we plan to do business have recently developed, or are in the process of developing, new regulatory and legal structures that regulate the delivery of drinking water and wastewater services and accommodate private and foreign-owned water businesses. In some instances, these regulatory and legal structures and their interpretation and application by administrative agencies are relatively new and incomplete. The interpretation of existing rules can be expected to evolve over time and may have an unpredictable impact on our business. We anticipate future changes in, or decisions affecting, regulatory regimes that will serve to expand or tighten regulatory controls. Some of these changes or decisions could have a material adverse effect on our financial position and results of operations.

     We may handle hazardous substances in our industrial services business in addition to biological waste. Stringent environmental laws provide for serious penalties and sometimes impose strict liability on those who handle these substances or find them on their property. Accordingly, if we handle hazardous substances in our industrial services business in the future, there is a risk that we will incur liabilities and expenses related to the handling of hazardous substances. Although we maintain insurance against many of these risks, we cannot be certain that insurance proceeds received under our policies would adequately cover all liabilities we might incur.

WATER SUPPLY CONTAMINATION COULD ADVERSELY AFFECT OUR BUSINESS

     Where we supply water to end-users, our business is subject to risks of contamination of the water supply, which could result in disease or even death or otherwise endanger the public health. As a result of contamination, we could be subject to civil or criminal enforcement actions, private suits and cleanup obligations, which could have a material adverse effect on our financial condition and results of operations. Drinking water contamination can be caused by, among other things, wastewater effluent, stormwater runoff from farms and industrial sites, materials used in the construction or rehabilitation of water supply pipes, harmful nitrates attributable to modern farming practices and various other pathogens from a variety of sources entering the drinking water supply. Accordingly, there can be no assurance that our water supply will not become contaminated. Although we maintain insurance against many of these risks, we cannot be certain that insurance proceeds received under our policies would adequately cover all liabilities we might incur.

POLITICAL AND ECONOMIC CHANGES COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     The success of our strategy in many countries will depend on a political and economic environment that will accommodate foreign investment and project development. Our operations will be subject to political and economic risks, including risks of war, terrorism, expropriation, nationalization, renegotiation or nullification of existing contracts, changes in rates and methods of taxation and foreign exchange controls or governmental restrictions on the repatriation of hard currency. You should be aware that we will operate in countries whose economies differ in many respects from the economies of the United States, Canada and most Western European countries, including their structure, levels of capital reinvestment, growth rate, government involvement, resource allocation, self-sufficiency, rate of inflation and balance of payments position. In many of these countries, the government retains significant control over the economy. Thus, there is a risk that future government actions, especially with respect to nationally important facilities such as water systems, could have a material adverse effect on our financial condition and results of operations.

OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY WORK STOPPAGES AND OTHER LABOR RELATIONS MATTERS

     We are subject to a risk of work stoppages and other labor relations matters because we have invested and will invest in the future in assets and projects utilizing a workforce that in many cases will be unionized. In addition, our ability to obtain an adequate return on an investment will often depend on our success in optimizing the labor force through voluntary and sometimes involuntary staff reductions. There is a risk that layoffs, where implemented, could trigger community or union problems. We cannot assure you that issues with our labor forces will be resolved favorably to us in the future or that we will not experience significant work stoppages in future years.

CHANGES IN CURRENCY EXCHANGE RATES AND LIMITATIONS ON REMITTANCE OF FUNDS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     Because a significant portion of our operations will be conducted outside the United States, limitations on the right to convert currency or to take it out of a foreign country, changes in exchange rates and the capacity of currency exchange markets may adversely affect our ability to repatriate profits, which could have a material adverse effect on our financial condition and results of operations. Legal restrictions or shortages in currencies in certain countries may prevent us from converting sufficient local currency to enable us to comply with our currency payment obligations not denominated in local currency or to meet our operating needs and debt service requirements.

OPERATING IN COUNTRIES WITHOUT ADEQUATE REVENUE COLLECTION SYSTEMS COULD ADVERSELY AFFECT OUR REVENUES

     There is a risk that we will operate in countries whose legal systems do not have established or well-enforced collection mechanisms for their water supply and wastewater treatment services. Also, customers in such countries may not be able or willing to pay for water services. This could have a material adverse effect on our financial condition and results of operations. There can be no assurance that government subsidies or taxes and other concessions will sufficiently compensate private parties that provide these services for the economic consequences of such conditions. Where initially available, there is a risk that such subsidies and concessions could be reduced or eliminated before reliable revenue sources and collection mechanisms can be established.

INTERACTION OF DIFFERENT COUNTRIES' TAX LAWS COULD LOWER OUR RETURNS

     Tax laws in various countries treat differently the taxability of various aspects of income and gain and the deductibility of expenses and losses. Income earned in one jurisdiction also may be taxable in another, including the United States. Although in many instances U.S. tax laws will permit us to credit amounts paid in taxes in other countries against our U.S. tax obligations, the rules allowing credits are complex and do not allow credits in many circumstances. Moreover, if we incur expenses in one jurisdiction that benefit a project in another, they may not be deductible against income in the jurisdiction where the expenses were incurred. This could occur, in particular, in the United States, if our revenues from future U.S. operations do not exceed the expenses we incur in the United States in supporting our worldwide operations.

OPERATING IN COUNTRIES WITH UNDEVELOPED LEGAL SYSTEMS COULD ADVERSELY AFFECT OUR BUSINESS

     Certain countries in which we may pursue opportunities do not have well-established legal systems and lack a well-developed, consolidated body of laws governing foreign investment enterprises. The uncertainty of the legal environment in these countries could make it difficult for us to enforce our rights, or those of our operating companies, under agreements relating to our operations. In addition, the administration of laws and regulations by government agencies in such countries may be subject to considerable discretion or prejudice against foreigners or private investors. As these legal systems develop, foreign investors may be adversely affected by new laws and changes to existing laws. In addition, in countries where adequate laws and well-developed legal systems do exist, it may not be possible to obtain swift and equitable enforcement of such laws.

RESTRICTIONS IN DEBT AGREEMENTS COULD RESTRICT AZURIX'S OPERATIONS

     We conduct substantially all of our operations through subsidiaries, and substantially all of our assets consist of equity in our subsidiaries. Some of the debt financing arrangements to which our subsidiaries are a party impose restrictions on their business operations, which may affect our business operations. The covenants contained in the credit agreements to which Azurix Europe and Wessex are parties will have several restrictive effects on our future operations. For example, the covenants contained in the existing senior credit facility for Azurix Europe require Wessex to meet certain financial tests and limit Wessex's ability to borrow additional funds or dispose of assets. These covenants could hinder our flexibility in planning for, and reacting to, changes in our business. In addition, our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes at the Azurix level may be limited by the fact that the capital stock of Wessex is pledged as security for Azurix Europe's senior credit facility. Additionally, covenants contained in the senior credit facility restrict Wessex from paying dividends to Azurix except in certain circumstances. This could limit our ability to pay dividends on our common stock.

     Under the senior credit facility, Enron is required to hold at least 20% of the legal and beneficial ownership of the ordinary share capital of Azurix Europe, and no person, directly or indirectly, may hold a greater percentage than Enron or its significant subsidiaries. In addition, at least 50% of the directors of Azurix Europe, or directors having at least 50% of the voting rights in respect of Azurix Europe's board of directors, must also be directors or senior officers of Enron or its significant subsidiaries. Therefore, if, for example, as a result of equity offerings by Azurix or other transactions involving Azurix, Enron's ownership of Azurix and Azurix Europe is significantly diluted, a further sale of Azurix equity by Azurix or Atlantic Water Trust could trigger an event of default under the senior credit facility. See "Description of Indebtedness."

FAILURE OF COMPUTER SYSTEMS TO RECOGNIZE YEAR 2000 COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

     Year 2000 problems could result from computer hardware and software using two digits rather than four digits to define the applicable year. These problems include operational inefficiencies, systems failures, business disruptions and lost revenues attributable to the inability of these two digit systems to recognize the Year 2000. We intend to implement Enron's Year 2000 plan to identify and remediate our Year 2000 problems. However, because we have not completed our analysis of our Year 2000 readiness or the Year 2000 readiness of parties on whom we rely, we cannot ensure that this will be the case.

     Our preliminary assessment of our Year 2000 issues has not demonstrated a need to incur material Year 2000 costs. However, the following factors could result in actual Year 2000 costs being higher than anticipated:

     - We intend to engage in future acquisitions and could acquire a business with significant Year 2000 problems.

     - We depend on third parties, including customers, suppliers and service providers, who may fail to address adequately their Year 2000 problems.

     - We rely on automated plant systems, computerized billing procedures and other embedded chip technologies that could necessitate expensive corrective actions.

     For a more detailed discussion of the state of our Year 2000 readiness, the costs we anticipate incurring to become Year 2000 ready and our Year 2000 contingency plans, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

WE DEPEND ON CERTAIN KEY EXECUTIVES

     We depend on the continued employment of key management personnel we have brought in from Enron, Wessex and other multinational companies. We have entered into employment agreements with these executives. If these officers resign or become unable to continue in their present role and are not adequately replaced, our business could be materially adversely affected. See "Management."

WE RELY ON ENRON FOR SERVICES

     We will have an agreement with Enron pursuant to which Enron provides various corporate staff and support services to us. These include services such as information technology, building maintenance, security and other office services as well as certain employee-related services such as employee development and training, and maintenance of certain compensation and other benefits programs. We also may utilize Enron's regulatory affairs, marketing affairs, treasury and risk assessment and control departments. In addition, Azurix will participate in Enron's corporate insurance program. The agreement will provide that we may use the international offices of Enron and its affiliates for certain projects, subject to our mutual agreement with Enron or its affiliates on a project-by-project basis. Due to prior commitments that Enron or its affiliates may have in a particular office or due to other reasons, there is a risk that Enron or its affiliates may not permit Azurix to use a particular international office for a particular project. The agreement will be for an indefinite term, but it may be terminated by either party with 180 days' notice. If the agreement is terminated, we may not be able to obtain similar regulatory or other services on equivalent terms from third parties.

ENRON AND ITS AFFILIATES MAY COMPETE WITH AZURIX IN CERTAIN ACTIVITIES; AZURIX MAY ONLY ENGAGE IN ACTIVITIES GENERALLY IDENTIFIED IN THIS PROSPECTUS, INCIDENTAL ACTIVITIES AND OTHER ACTIVITIES AS ENRON MAY APPROVE

     Enron and Azurix will enter into an agreement that limits the scope of Azurix's business and provides that certain activities in which Enron and its affiliates may engage are permitted, even if those activities have a competitive impact on Azurix. In general, Enron will be permitted to engage in any business whatsoever, including water, wastewater and other businesses competing with Azurix, and may compete in public tenders against Azurix, provided the business is conducted and opportunities are identified and developed through Enron's own personnel and not through Azurix. If an opportunity in the water industry is presented to a person who is an officer or director of both Enron and Azurix, the opportunity must first be offered to Azurix, unless water constitutes a minority of the fair market value of the opportunity, as determined by that officer or director in good faith based on information available at the time. Azurix will indemnify Enron and its officers, directors and employees against all claims brought on account of Enron competing with Azurix, provided Enron has followed the rules just described.

     The agreement will require Azurix to limit its purpose, in its certificate of incorporation, to the businesses generally identified in this prospectus, activities incidental to those businesses, and such other businesses as Enron may approve in its sole discretion. The agreement will restrict both Enron and Azurix from taking action to restrict each others' businesses or to subject them to certain forms of regulation. The agreement will expire the first date on which neither Enron nor Atlantic Water Trust directly or indirectly owns or has the power to vote at least 35% of the shares of Azurix ordinarily entitled to vote for the election of directors or otherwise controls Azurix. See "Certain Transactions -- Agreement Regarding Business Opportunities and Related Matters."

ENRON'S INFLUENCE OVER US MAY CREATE CONFLICTS OF INTEREST

     Atlantic Water Trust currently owns all of Azurix's outstanding common stock. Following completion of the offering, Atlantic Water Trust will own
approximately      % of our outstanding common stock (     % if the
underwriters' over-allotment option is exercised in full). Each of Enron and Marlin Water Trust, a Delaware business trust created in connection with the formation of Atlantic Water Trust, owns a 50% voting interest in Atlantic Water Trust. To date, Enron has appointed all of the directors of Atlantic Water Trust and Azurix, although Marlin Water Trust at any time has the right to replace half of the directors of Atlantic Water Trust and currently, and in certain cases following the offering, up to half of the Azurix directors. As a result, following the offering, Enron and Marlin Water Trust will continue to exert significant influence over the policies, management and affairs of Azurix and the outcome of most corporate actions requiring stockholder approval, including the approval of transactions involving a change in control of Azurix. Some individuals who serve as officers and directors of Enron also serve as directors of Azurix. The directors and officers of Enron have fiduciary duties to manage Enron, including its investments in subsidiaries and affiliates such as Azurix, in a manner beneficial to Enron and its stockholders. Similarly, the directors and officers of Azurix have fiduciary duties to manage Azurix in a manner beneficial to Azurix and its stockholders. In some circumstances, the duties of these directors and officers of Enron may conflict with their duties as directors of Azurix. In addition, certain other conflicts of interest exist and may arise in the future as a result of the extensive relationships between Enron and Azurix. Enron and Azurix have agreed that conflicts of interest between Enron and Azurix may be resolved through approval by a majority of the directors of Azurix not associated with Enron. See "Certain Transactions" and "Principal and Selling Stockholders."

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

     The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market after the offering or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. See "Shares Eligible for Future Sale."

     After the offering,           shares of common stock will be outstanding.
Of these shares, the           shares to be sold in the offering will be freely
tradable without restriction under the Securities Act, except for any shares acquired by an "affiliate" of Azurix as defined in Rule 144 under the Securities Act. In connection with the offering, Azurix and the selling stockholder
(holding           shares of common stock post-offering) have agreed, subject to certain exceptions, not to sell any shares of common stock for a period of 180 days after the date of this prospectus without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters. Upon
expiration of the lockup period,           shares may be sold at any time
subject to compliance with the volume limitations and other restrictions of Rule
144. Options to purchase approximately 7.8 million shares of common stock will also be outstanding after the offering. Such options generally provide for vesting over a three to five year period. In addition, more options may be granted in the future. See "Management -- Stock Plan."

     After the offering, we intend to file a registration statement covering the sale of approximately 7.8 million shares of common stock reserved for issuance under our stock plan. In addition, Atlantic Water Trust has registration rights for all of its shares of common stock. See "Certain Transactions" and "Shares Eligible for Future Sale."

     Subject to certain limitations, Marlin Water Trust, or the trustee under its senior notes indenture, may cause the sale of Atlantic Water Trust's interest in Azurix if certain events occur unless the senior notes are repaid from other sources. See "Principal and Selling Stockholders."

LACK OF A SPECIFIC USE OF PROCEEDS COULD RESULT IN AN INADEQUATE RETURN

     We have not designated any specific use for the net proceeds to us from this sale of common stock, and there is a risk that we will not be able to deploy the proceeds of the offering to obtain an adequate return on capital. We intend to use the net proceeds primarily for general corporate purposes, including working capital and the expansion of our business through strategic acquisitions as opportunities arise. Accordingly, management will have significant flexibility in applying the net proceeds of the offering. Although part of our business strategy is to pursue acquisitions of water and wastewater assets, there can be no assurance that we will find strategic acquisition opportunities at favorable prices or that we will have sufficient capital resources to finance our acquisition strategy. See "Use of Proceeds."

YOU WILL INCUR SUBSTANTIAL AND IMMEDIATE DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after the offering. We calculate net tangible book value per share by dividing the net tangible assets (total assets less liabilities and net intangible assets) by the number of shares of common stock outstanding before the offering. You will incur
an immediate increase in pro forma net tangible book value of $     per share
and an immediate dilution of $     per share. In addition, you will incur
additional dilution upon the exercise of outstanding stock options. See "Dilution."

WE WILL NOT PAY DIVIDENDS

     We do not currently anticipate paying any cash dividends. See "Dividend Policy."

OUR CERTIFICATE OF INCORPORATION CONTAINS PROVISIONS THAT COULD DISCOURAGE A TAKEOVER

     Our certificate of incorporation authorizes our Board of Directors to issue preferred stock without stockholder approval. If our Board of Directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, certain provisions of the certificate of incorporation could make it more difficult for a third party to acquire control of us, even if such change of control would be beneficial to stockholders. See "Description of Capital Stock."

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE MAY FLUCTUATE

     There has not been a public market for our common stock. We will list the common stock for trading on the New York Stock Exchange. We do not know the extent to which investor interest in Azurix will lead to the development of a trading market for the common stock or how the common stock will trade in the future. The initial public offering price will be determined by negotiations among us, Atlantic Water Trust, Enron and the underwriters. Investors may not be able to resell their shares at or above the initial public offering price. See "Underwriting."

     The price at which the common stock will trade depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, some of which are beyond our ability to control. Factors such as quarterly fluctuations in our financial and operating results, developments affecting us, our customers, the water markets in which we compete or the water industry, including the factors listed below under "Cautionary Statements Regarding Forward-Looking Statements," also could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of the common stock.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

     - Political developments in foreign countries

     - The ability to enter new water and wastewater markets in the United States and in other jurisdictions

     - The timing and extent of deregulation of water and wastewater markets in the United States and in other countries

     - Regulatory developments in the United States and in other countries, including tax legislation and regulations

     - The extent of efforts by governments to privatize water and wastewater industries

     - The timing and extent of changes in non-U.S. currencies and interest rates

     - The extent of success in acquiring water and wastewater assets and developing and managing water resources, including the ability to qualify for and win bids for water and wastewater projects

     - The timing and success of efforts to develop international water and wastewater infrastructure projects

     - The ability of counterparties to financial risk management instruments and other contracts with us to meet their financial commitments to us

     - Our success in implementing our Year 2000 plan, the effectiveness of our Year 2000 plan and the Year 2000 readiness of third parties

     - Our ability to access the debt and equity markets during the periods covered by the forward-looking statements, which will depend on general market conditions and our credit ratings for our debt obligations

     We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

     We expect the proceeds to Azurix from this sale of common stock to be approximately $350 million, before deducting underwriting discounts and commissions and estimated expenses. Azurix will not receive any proceeds from the sale of common stock by the selling stockholder. We intend to use the net proceeds that we receive for general corporate purposes, including working capital and the expansion of our business through strategic acquisitions as opportunities arise.

                                DIVIDEND POLICY

     We have not paid any dividends on our common stock and we do not currently anticipate paying any dividends on our common stock. We currently intend to retain all future earnings to fund the development and growth of our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our Board of Directors.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after the offering. We calculate net book value per share by dividing the net assets (total assets less liabilities) by the number of shares outstanding before the offering. We calculate net tangible book value per share by dividing the net tangible assets (total assets less liabilities and net intangible assets) by the number of shares of common stock outstanding before the offering.

     The net book value and net tangible book value of Azurix as of December 31, 1998 were approximately $16.46 and $7.57 per share, respectively. Without taking into account any changes in net book value or net tangible book value after December 31, 1998, other than to give effect to the offering and the application of the estimated net proceeds from the offering, the pro forma net book value of the common stock as of December 31, 1998 would have been approximately $
million, or $       per share, and the pro forma net tangible book value of the
common stock as of such date would have been approximately $     million, or
$     per share. Assuming the offering had occurred at December 31, 1998, an
immediate increase in net book value of $     per share and an immediate
dilution of $     per share to new investors would have occurred. The following table shows the effect of the offering as if the offering had occurred at December 31, 1998 and illustrates the immediate increase in net tangible book
value of $     per share and an immediate dilution of $     per share to new
investors:

Assumed initial public offering price per share.............            $
  Net tangible book value per share as of December 31,
     1998...................................................  $  7.57
  Increase in net tangible book value per share attributable to the offering........................................
                                                              -------
Pro forma net tangible book value per share as of December
  31, 1998 after giving effect to the offering..............
                                                                        -------
Dilution in net tangible book value per share to new
  investors.................................................            $
                                                                        =======

     The following table shows on a pro forma as adjusted basis at December 31, 1998, the number of shares of common stock purchased from us, the total consideration (including subsequent capital contributions) paid to us and the average price paid per share by the existing stockholder and by new investors purchasing common stock in the offering:

                                                SHARES PURCHASED
                                              ---------------------       TOTAL        AVERAGE PRICE
                                                NUMBER      PERCENT   CONSIDERATION      PER SHARE
                                              -----------   -------   --------------   -------------
                                                  (IN
                                               MILLIONS)              (IN MILLIONS)
Existing stockholder(1).....................                      %   $                   $
New investors(1)............................
                                              -----------    -----    --------------
       Total................................                 100.0%   $
                                              ===========    =====    ==============

---------------

(1) If the underwriters' over-allotment option is exercised in full, sales by the selling stockholder in the offering will reduce the number of shares of
    common stock held by the existing stockholder to approximately   % of the
    total shares of common stock outstanding after the offering and will
    increase the number of shares held by new investors to           , or
    approximately   % of the total shares of common stock outstanding after the offering. See "Underwriting."

     The foregoing table excludes outstanding employee stock options of Azurix to purchase approximately 7.8 million shares of common stock. The terms of the options provide for vesting, generally over a three to five year period. However, assuming all options are exercised, additional dilution to new
stockholders would be approximately $     per share.

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of Azurix as of December 31, 1998, and as adjusted to give effect to the issuance of shares of common stock offered by Azurix by this prospectus and the net proceeds from the offering, assuming the offering occurred on December 31, 1998. The table should be read in conjunction with the Consolidated Financial Statements of Azurix and related notes thereto and other financial data included elsewhere in this prospectus. See "Use of Proceeds."

                                                               AT DECEMBER 31, 1998
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                         (UNAUDITED)
                                                                  (IN MILLIONS)
Cash and cash equivalents...................................  $    5.3    $
                                                              ========    ========
Current maturities of long-term debt........................  $   27.0    $   27.0
                                                              --------    --------
Note payable -- affiliate(1)................................     121.4       121.4
                                                              --------    --------
Long-term debt:
  Amounts reclassified from short-term debt(2)..............     424.0       424.0
  Senior credit facility....................................     219.5       219.5
  Acquisition loan notes....................................     117.2       117.2
  European Investment Bank credit facilities................      63.3        63.3
  Capital lease obligation..................................      88.1        88.1
                                                              --------    --------
          Total long-term debt..............................     912.1       912.1
                                                              --------    --------
Stockholders' equity(3):
  Common stock, $0.01 par value; 500,000,000 shares
     authorized; 100,000,000 shares issued and outstanding;
            shares issued and outstanding, as adjusted......       1.0
  Additional paid-in capital................................   1,671.0
  Retained earnings.........................................      10.2        10.2
  Cumulative foreign currency translation adjustment........     (36.7)      (36.7)
                                                              --------    --------
          Total stockholders' equity........................   1,645.5
                                                              --------    --------
          Total capitalization..............................  $2,706.0    $
                                                              ========    ========

---------------

(1) Amounts outstanding under the loan to Azurix Europe from Bristol Water Trust, a wholly owned subsidiary of Atlantic Water Trust.

(2) Reflects bank borrowings due within one year that have been reclassified to long-term debt because Azurix has the ability, through existing long-term credit facilities, to refinance such bank borrowings on a long-term basis. However, Azurix intends to refinance such bank borrowings under a new facility to be entered into in April 1999.

(3) Outstanding shares do not include shares of common stock reserved for issuance under our stock plan. As of February 28, 1999, there were outstanding options to purchase approximately 7.8 million shares of common stock.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                          CONSOLIDATED FINANCIAL DATA

     The following tables present selected historical consolidated financial data for Azurix and for Wessex, the predecessor of Azurix, for the periods and dates indicated. In addition, the tables present selected unaudited pro forma consolidated financial data for Azurix for the year ended December 31, 1998.

     The historical financial data for Azurix are derived from Azurix's audited consolidated financial statements included elsewhere in this prospectus and includes the impact of the Wessex acquisition from the date of acquisition. Substantially all of Azurix's results of operations occurred in the fourth quarter of 1998, subsequent to the acquisition of Wessex. The historical financial data for Wessex as of March 31, 1998 and for the years ended March 31, 1997 and 1998 and for the six months ended October 2, 1998 are derived from Wessex's audited consolidated financial statements included elsewhere in this prospectus. The historical financial data for Wessex as of March 31, 1995, 1996 and 1997 and for the years ended March 31, 1995 and 1996 are derived from unaudited financial statements prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") that were derived from Wessex's audited financial statements prepared in accordance with U.K. generally accepted accounting principles ("U.K. GAAP").

     The unaudited pro forma financial data for Azurix are derived from the unaudited condensed consolidated pro forma financial information included elsewhere in this prospectus. The unaudited pro forma financial data give effect to the acquisition of Wessex, the redemption and elimination of Wessex's preference shares for an aggregate price of $249.8 million and the sale by Wessex of its interest in UK Waste for $337.9 million, as though each occurred on January 1, 1998. The unaudited pro forma financial data presented below is not necessarily indicative of the financial results that would have occurred had the acquisition of Wessex, the redemption and elimination of Wessex's preference shares and the sale by Wessex of its interest in UK Waste occurred on January 1, 1998 and should not be viewed as indicative of operations in future periods.

     This information should be read in conjunction with "Capitalization," "Unaudited Condensed Consolidated Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Azurix and Wessex and related notes thereto included elsewhere in this prospectus.

                                                     WESSEX (PREDECESSOR COMPANY)                               AZURIX
                                    ---------------------------------------------------------------   ---------------------------
                                                                                        SIX MONTHS    JANUARY 29,     PRO FORMA
                                                  YEAR ENDED MARCH 31,                     ENDED        1998 TO       YEAR ENDED
                                    -------------------------------------------------   OCTOBER 2,    DECEMBER 31,   DECEMBER 31,
                                       1995          1996         1997        1998         1998           1998           1998
                                    -----------   -----------   ---------   ---------   -----------   ------------   ------------
                                    (UNAUDITED)   (UNAUDITED)                                                        (UNAUDITED)
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Operating revenues..............    $356.3        $376.8       $403.1      $436.6       $233.8         $119.7         $464.2
  Operations and maintenance
    expense.......................     106.7         106.6        102.4       110.9         61.7           31.6          120.9
  General and administrative
    expense.......................      33.3          27.4         32.2        29.1         36.4           20.3           44.4
  Depreciation and amortization...      48.5          53.7         58.0        64.3         35.2           22.2           88.3
  Operating income................     167.8         189.1        210.5       232.3        100.5           45.6          210.6
  Equity in earnings (loss) of
    affiliates(1).................      11.0          14.1         14.7        13.3          5.8           (0.8)          (0.8)
  Net interest (income) expense...     (13.8)        (16.9)       (10.2)        8.6          6.1           15.1           66.1
  Other expense...................        --            --           --          --           --            1.2             --
  Income before income tax and
    utility tax...................     192.6         220.1        235.4       237.0        100.2           28.5          143.7
  Income tax expense..............      68.9          79.7         82.4        58.0         28.4           18.3           56.5
  Utility tax expense(2)..........        --            --           --       162.3           --             --             --
  Net income......................     123.7         140.4        153.0        16.7         71.8           10.2           87.2
  Preference share dividends......        --           8.0         13.5        15.1          7.7             --             --
  Net income available to common
    stockholders..................     123.7         132.4        139.5         1.6         64.1           10.2           87.2
  Basic earnings per common
    share(3)......................      0.49          0.62         0.65        0.01         0.30           0.10           0.87
  Diluted earnings per common
    share(3)......................      0.40          0.51         0.55        0.01         0.30           0.10           0.87
  Dividends declared per common
    share(4)......................      0.19          0.25         0.26        0.31         0.23             --             --
OTHER FINANCIAL DATA:
  EBITDA(5) (unaudited)...........    $227.3        $256.9       $283.2      $309.9       $141.5         $ 65.8         $298.1

                                                   (continued on following page)

                                                            WESSEX (PREDECESSOR COMPANY) AT MARCH 31,          AZURIX AT
                                                      -----------------------------------------------------   DECEMBER 31,
                                                         1995          1996          1997          1998           1998
                                                      -----------   -----------   -----------   -----------   ------------
                                                      (UNAUDITED)   (UNAUDITED)
                                                                                 (IN MILLIONS)
BALANCE SHEET DATA:
  Working capital...................................   $  250.1      $  228.3      $  (95.5)     $ (307.0)      $ (129.6)
  Total assets......................................    2,239.9       2,252.7       2,258.0       2,372.3        3,358.3
  Long-term liabilities.............................      466.3         473.3         483.4         482.3        1,451.4
  Redeemable preference shares......................         --         235.3         254.7         259.0             --
  Stockholders' equity..............................    1,598.7       1,354.4       1,251.5       1,229.5        1,645.5

---------------

(1) Equity in earnings of affiliates for all periods presented for Wessex is related primarily to Wessex's interest in UK Waste.

(2) The year ended March 31, 1998 includes a windfall tax on privatized utilities in the United Kingdom of $162.3 million, which has been described by the U.K. government as a one-time tax. Excluding the effect of this tax, for the year ended March 31, 1998, Wessex's net income, basic earnings per common share and diluted earnings per common share would have been $179.0 million, $0.78 per common share and $0.77 per common share, respectively.

(3) The basic and diluted earnings per share amounts for Wessex are based on the historical average ordinary shares of Wessex and average ordinary shares of Wessex plus the share effect of the potential conversion to ordinary shares of its dilutive securities, respectively.

(4) Wessex stockholders were given the option to elect dividends declared to be paid in cash or the issuance of additional ordinary shares. Of the dividends declared per share for the years ended March 31, 1995, 1996, 1997, 1998 and the six months ended October 2, 1998, stockholders elected stock dividends equal to $0.02, $0.01, $0.02, $0.05 and $0.18 per share, respectively.

(5) EBITDA for any relevant period presented above is defined as net income before net interest (income) expense, income tax, utility tax, depreciation and amortization. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating profit, as an indicator of liquidity or as a substitute for net cash provided by operating activities.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with the information contained in the Consolidated Financial Statements of Azurix and Wessex and related notes thereto and the Unaudited Condensed Consolidated Pro Forma Financial Information of Azurix and related notes thereto included elsewhere in this prospectus.

OVERVIEW

     In December 1998, Enron contributed Azurix to Atlantic Water Trust and Atlantic Water Trust sold a 50% voting interest in Atlantic Water Trust to Marlin Water Trust, with Enron retaining a 50% voting interest. During 1998, Azurix indirectly acquired all of the outstanding ordinary share capital of Wessex, and Enron contributed to Azurix the outstanding common stock of a subsidiary that in June 1998, indirectly, acquired a 32.1% ownership interest in Obras Sanitarias Mendoza S.A. ("OSM"). Wessex and OSM provide water and wastewater treatment services in southwestern England and the Province of Mendoza, Argentina, respectively.

     Azurix was incorporated on January 29, 1998, and as a result, its results of operations and cash flows discussed in this prospectus are from the date of incorporation to December 31, 1998. However, substantially all of Azurix's results of operations and cash flows occurred during the fourth quarter of 1998, subsequent to the Wessex acquisition.

BUSINESS ACQUISITION

     On October 2, 1998, Azurix, through its indirect wholly owned subsidiary, Azurix Europe, acquired over 90% of the outstanding ordinary share capital of Wessex. On that same date, Azurix Europe issued notices to the remaining Wessex ordinary stockholders, informing them that it intended to exercise its rights under the English Companies Act to acquire compulsorily all of the outstanding ordinary shares not held by Azurix Europe. The compulsory share acquisition was completed in November 1998. The total cost of the Wessex acquisition, including transaction costs, was $2.4 billion, plus the assumption of $481.5 million of existing Wessex debt. Wessex had cumulative mandatorily redeemable preference shares outstanding when it was acquired. These were redeemed by Wessex in December 1998.

SALE OF INVESTMENT IN UNCONSOLIDATED AFFILIATE

     On November 30, 1998, Wessex sold its interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc that does business as UK Waste, for $337.9 million. Azurix recorded no gain or loss from the sale.

RECENT DEVELOPMENTS

     Azurix entered into an agreement on December 19, 1998 to purchase 49.9% of an entity whose principal asset is the water concession for the city of Cancun, Mexico. This agreement was not binding until certain material conditions were met, and these conditions were met subsequent to December 31, 1998. The purchase price is $13.5 million and Azurix has agreed to provide up to $25.0 million in debt financing. The acquisition is subject to certain governmental approvals and is scheduled to close in March 1999.

RESULTS OF OPERATIONS

     The functional currency of Wessex is U.K. pounds sterling. Accordingly, its results of operations, translated into U.S. dollars, are affected by the change in currency exchange rates when comparing periods. The actual average exchange rates for each applicable period used in translating the U.K. pounds sterling functional results to U.S. dollars, in accordance with U.S. GAAP, are $1.66 per L1.00 for the year ended December 31, 1998, $1.65 per L1.00 for the six months ended October 2, 1998, $1.64 per L1.00 for the year ended March 31, 1998 and $1.59 per L1.00 for the year ended March 31, 1997.

     For purposes of the discussion below, the results of operations for the periods being compared are translated using the actual average exchange rate of the most recent period ("Constant Rate Results"), thereby eliminating the effect of changes in currency exchange rates. Tables shown below present the condensed results of operations and highlight the impact of changes in currency exchange rates by displaying for the earlier period in each presentation, both the historical results and Constant Rate Results.

 AZURIX UNAUDITED PRO FORMA FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO WESSEX (PREDECESSOR COMPANY) FOR THE YEAR ENDED MARCH 31, 1998

                                                                   WESSEX
                                                           (PREDECESSOR COMPANY)
                                                         YEAR ENDED MARCH 31, 1998         AZURIX
                                                         --------------------------       PRO FORMA
                                                         HISTORICAL   CONSTANT RATE      YEAR ENDED
                                                          RESULTS        RESULTS      DECEMBER 31, 1998
                                                         ----------   -------------   -----------------
                                                                       (UNAUDITED)       (UNAUDITED)
                                                                      (IN MILLIONS)
Operating revenues.....................................    $436.6        $440.9            $464.2
                                                           ------        ------            ------
Operations and maintenance expense.....................     110.9         112.0             120.9
General and administrative expense.....................      29.1          29.4              44.4
Depreciation and amortization..........................      64.3          64.9              88.3
                                                           ------        ------            ------
Operating income.......................................     232.3         234.6             210.6
Equity earnings (loss) of affiliates...................      13.3          13.4              (0.8)
Net interest expense...................................       8.6           8.7              66.1
                                                           ------        ------            ------
Income before income tax and utility tax expense.......     237.0         239.3             143.7
Income tax and utility tax expense.....................     220.3         222.4              56.5
                                                           ------        ------            ------
Net income.............................................    $ 16.7        $ 16.9            $ 87.2
                                                           ======        ======            ======

     Operating revenues increased 5.3% for the pro forma year ended December 31, 1998, as compared to the year ended March 31, 1998, as a result of the pricing formula in the Wessex license and higher revenues due to increased sales from SC Technology AG, Wessex's subsidiary that manufactures, sells and operates biosolid drying equipment.

     Operations and maintenance expense increased by $8.9 million, or 7.9%, for the pro forma year ended December 31, 1998, as compared to the year ended March 31, 1998, primarily due to an increase in the operating costs of SC Technology.

     General and administrative expense increased by $15.0 million for the pro forma year ended December 31, 1998, as compared to the year ended March 31, 1998, primarily from Azurix corporate activities incurred during the fourth quarter of 1998 in pursuit of acquisitions. See "-- Outlook."

     Depreciation and amortization increased by $23.4 million, or 36.1%, for the pro forma year ended December 31, 1998, as compared to the year ended March 31, 1998. This increase is a result of the amortization of goodwill related to the acquisition of Wessex, the increase in depreciation on fixed assets arising from property additions in the capital expenditure program and the effect of the Wessex purchase price allocation, which increased the depreciable value of the fixed assets.

     Equity earnings of affiliates declined from $13.4 million in the year ended March 31, 1998 to a loss of $0.8 million in the pro forma year ended December 31, 1998. This decrease is the result of the sale of UK Waste. The pro forma results reflect the sale as if it occurred on January 1, 1998.

     Net interest expense was $8.7 million for the year ended March 31, 1998, compared to $66.1 million for the pro forma year ended December 31, 1998. The pro forma results assume the acquisition of Wessex occurred on January 1, 1998, and, therefore, assume an interest charge on the debt incurred to purchase Wessex from that date, less the proceeds from the sale of UK Waste.

     Income tax and utility tax expense of $56.5 million for the pro forma year ended December 31, 1998 was $165.9 million lower than the year ended March 31, 1998, primarily due to a one-time utility tax levied in calendar year 1997 on privatized utilities, which was paid in two installments, one in December 1997 and one in December 1998.

  AZURIX -- DATE OF INCEPTION TO DECEMBER 31, 1998

     Azurix was incorporated on January 29, 1998. Substantially all of its results of operations occurred in the fourth quarter of 1998 following the Wessex acquisition. Azurix's operating revenues, operations and maintenance expense and depreciation and amortization expense were all substantially related to the consolidation of the Wessex results of operations for the period after the Wessex acquisition.

     Azurix's general and administrative expenses were related to Wessex's operations and the pursuit of acquisition activities primarily during the fourth quarter.

     Interest expense is related to the Wessex acquisition financing, existing Wessex debt and funds borrowed in the fourth quarter to redeem the outstanding preference shares.

     The effective tax rate for the period was 64.1%. The difference between the effective tax rate and the U.S. statutory rate of 35% (U.K. statutory rate of 31%) is primarily related to (1) a valuation allowance recognized on a U.S. deferred tax asset generated from general and administrative expense incurred in the United States; (2) a valuation allowance recognized on a U.K. deferred tax asset relating to non-deductible interest expense prior to achieving a consolidated tax position; and (3) non-deductible amortization of goodwill resulting from the acquisition of Wessex.

  WESSEX (PREDECESSOR COMPANY) SIX MONTHS ENDED OCTOBER 2, 1998 COMPARED TO THE YEAR ENDED
  MARCH 31, 1998

     The following table compares revenues and expenses for the six months ended October 2, 1998 to the year ended March 31, 1998. However, revenues and expenses for the six months ended October 2, 1998 will be annualized for discussion purposes. The annualized revenues and expenses are not necessarily indicative of the actual results of operations for a full year.

                                                  YEAR ENDED MARCH 31, 1998
                                                  --------------------------     SIX MONTHS
                                                  HISTORICAL   CONSTANT RATE        ENDED
                                                   RESULTS        RESULTS      OCTOBER 2, 1998
                                                  ----------   -------------   ---------------
                                                                  (UNAUDITED)
                                                                 (IN MILLIONS)
Operating revenues..............................    $436.6        $439.9           $233.8
                                                    ------        ------           ------
Operations and maintenance expense..............     110.9         111.7             61.7
General and administrative expense..............      29.1          29.3             36.4
Depreciation and amortization...................      64.3          64.8             35.2
                                                    ------        ------           ------
Operating income................................     232.3         234.1            100.5
Equity earnings of affiliates...................      13.3          13.4              5.8
Net interest expense............................       8.6           8.7              6.1
                                                    ------        ------           ------
Income before income tax and utility tax
  expense.......................................     237.0         238.8            100.2
Income tax and utility tax expense..............     220.3         222.0             28.4
                                                    ------        ------           ------
Net income......................................    $ 16.7        $ 16.8           $ 71.8
                                                    ======        ======           ======

     Operating Revenues. The table below presents operating revenues for the following periods:

                                                              YEAR ENDED
                                                            MARCH 31, 1998     SIX MONTHS
                                                            CONSTANT RATE         ENDED
                                                               RESULTS       OCTOBER 2, 1998
                                                            --------------   ---------------
                                                             (UNAUDITED)
                                                                     (IN MILLIONS)
Regulated revenue.........................................      $407.3           $213.6
Unregulated revenue.......................................        32.6             20.2
                                                                ------           ------
          Total operating revenues........................      $439.9           $233.8
                                                                ======           ======

     Regulated operating revenues, on an annualized basis, for the six months ended October 2, 1998 increased 4.9% compared to the year ended March 31, 1998, primarily as a result of the pricing formula in the Wessex license.

     Unregulated revenues, on an annualized basis, of $40.4 million for the six months ended October 2, 1998 compares to $32.6 million for the year ended March 31, 1998. The primary reason for the increase is higher revenues from SC Technology.

     Operating Expenses. On an annualized basis, operations and maintenance expense increased by 10.5% for the six months ended October 2, 1998, as compared to the year ended March 31, 1998. This increase is primarily attributable to increased activity from SC Technology.

     General and administrative expense increased by 148.5% for the six months ended October 2, 1998, on an annualized basis, when compared to the year ended March 31, 1998. This increase is primarily attributable to the expense incurred by Wessex directly related to its acquisition by Azurix. These expenses were incurred prior to the consummation of the acquisition.

     The increase in depreciation and amortization for the six months ended October 2, 1998, on an annualized basis, when compared to the year ended March 31, 1998, is primarily due to property additions resulting from Wessex's capital expenditure program.

     Equity earnings of affiliates for the six months ended October 2, 1998 decreased by 13.4%, or $1.8 million, when annualized and compared to the year ended March 31, 1998. This decrease was primarily associated with higher operating expenses at UK Waste.

     Net interest expense increased in the six months ended October 2, 1998 on an annualized basis, as compared to the year ended March 31, 1998, by 40.2% or $3.5 million. This was primarily due to a reduction in the average cash and cash equivalent position in the current period resulting from the payment of the first installment of the one-time utility tax in December 1997 and the preference share redemption and elimination in 1998.

     Tax expense was $165.2 million lower in the annualized six month period ended October 2, 1998, as compared to the year ended March 31, 1998. This decrease was primarily due to a one-time tax levied on privatized utilities in the year ended March 31, 1998.

  WESSEX (PREDECESSOR COMPANY) YEAR ENDED MARCH 31, 1998 COMPARED TO THE YEAR ENDED
  MARCH 31, 1997

                                                   YEAR ENDED MARCH 31, 1997
                                                   --------------------------
                                                   HISTORICAL   CONSTANT RATE     YEAR ENDED
                                                    RESULTS        RESULTS      MARCH 31, 1998
                                                   ----------   -------------   --------------
                                                                   (UNAUDITED)
                                                                  (IN MILLIONS)
Operating revenues...............................    $403.1        $417.3           $436.6
                                                     ------        ------           ------
Operations and maintenance expense...............     102.4         106.0            110.9
General and administrative expense...............      32.2          33.3             29.1
Depreciation and amortization....................      58.0          60.0             64.3
                                                     ------        ------           ------
Operating income.................................     210.5         218.0            232.3
Equity earnings of affiliates....................      14.7          15.2             13.3
Net interest (income) expense....................     (10.2)        (10.5)             8.6
                                                     ------        ------           ------
Income before income tax and utility tax
  expense........................................     235.4         243.7            237.0
Income tax and utility tax expense...............      82.4          85.3            220.3
                                                     ------        ------           ------
Net income.......................................    $153.0        $158.4           $ 16.7
                                                     ======        ======           ======

     Operating Revenues. The table below presents regulated operating revenues for the following periods:

                                                                     YEAR ENDED
                                                                      MARCH 31,
                                                            -----------------------------
                                                                1997            1998
                                                            -------------   -------------
                                                            CONSTANT RATE
                                                               RESULTS
                                                            -------------
                                                             (UNAUDITED)
                                                                    (IN MILLIONS)
Regulated revenue.........................................     $389.0          $404.3
Unregulated revenue.......................................       28.3            32.3
                                                               ------          ------
          Total operating revenues........................     $417.3          $436.6
                                                               ======          ======

     Regulated operating revenues increased 3.9% for the year ended March 31, 1998, as compared to the year ended March 31, 1997, primarily as a result of the pricing formula in the Wessex license.

     Unregulated revenues of $32.3 million for the year ended March 31, 1998 were $4.0 million, or 14.1% higher than the prior year primarily due to higher revenue from SC Technology.

     Operating Expenses. Operations and maintenance expense increased 4.6% primarily due to higher operating expenses from SC Technology.

     General and administrative expense decreased 12.6% for the year ended March 31, 1998, as compared to the prior year, due to cost reduction measures implemented by Wessex and costs incurred in the year ended March 31, 1997 related to an unsuccessful acquisition attempt.

     Depreciation and amortization increased 7.2% for the year ended March 31, 1998 as compared to the prior year primarily due to property additions resulting from Wessex's capital expenditure program.

     Net interest expense was $8.6 million for the year ended March 31, 1998, compared to net interest income of $10.5 million for the year ended March 31, 1997, primarily due to a reduction in the cash and cash equivalent position related to the buy-back of its "B" and "C" classes of ordinary shares in February 1997.

     Equity earnings of affiliates for the year ended March 31, 1998 decreased by 12.5%, or $1.9 million, compared to the prior year. An affiliate, UK Waste, was sold in November 1998.

     Income tax and utility tax expense was $135.0 million higher in the year ended March 31, 1998 when compared to the prior year. This increase was primarily due to a one-time tax levied on privatized utilities in the year ended March 31, 1998 of $162.3 million. The effect of the utility tax was partially offset by the effect of a change in the U.K. statutory tax rate from 33% to 31%.

OUTLOOK

     Several developments may significantly affect Azurix's future results of operations.

     Azurix has a business strategy consisting of growth through acquisitions and development projects. We have recently put in place a significant business development effort with associated general, administrative and operating expenses. These expenses currently approximate $15 million pretax on a quarterly basis. These expenses are in addition to the existing general, administrative and operating expenses of Wessex. Our future financial results, therefore, will depend significantly on the success of our acquisition and development activities, which are difficult to predict. To the extent we are not successful in completing acquisitions and development projects, these expenses will not be absorbed by revenues associated with those acquisitions and development projects.

     A substantial portion of our revenues are subject to governmental regulation of the rates that we may charge to our customers. The U.K. government is currently conducting a periodic review of the price limits for water and wastewater companies in England and Wales that is expected to result in new price limits for the period from April 1, 2000 through 2005 that will be lower than current price limits. Although we are unable to predict the precise outcome of the current U.K. rate review, it is likely to reduce significantly Wessex's revenues and earnings, but should not have a material adverse effect on Azurix's financial position.

     On February 2, 1999, we granted options to purchase approximately 7.8 million shares of our common stock through an employee stock option plan.
Assuming an initial public offering price of $       per share, we will incur a
non-cash expense of approximately $       million ($       million after-tax)
per year related to these options, which will be charged to income over the average vesting period of four years.

     It is anticipated that we will refinance a portion of our existing debt in April 1999 potentially resulting in a one-time non-cash charge of $
million ($       million after-tax) in the second quarter due to the write-off
of deferred financing costs and the incurrence of approximately $     million in
deferred financing costs related to the proposed new financing.

LIQUIDITY AND CAPITAL RESOURCES

     Substantially all of Azurix's cash flows for the period from January 29, 1998 to December 31, 1998 occurred in the fourth quarter, subsequent to the Wessex acquisition. Cash flow from operations totaled $4.4 million during the period from January 29, 1998 to December 31, 1998. Relating to its investment activities, Azurix used $2,270.8 million (in addition to the issuance of $119.8 million of acquisition loan notes) to acquire ordinary shares of Wessex and $63.2 million for capital expenditures incurred by Wessex. In addition, Azurix received $337.9 million in proceeds from the sale of UK Waste. Cash provided by financing activities during the period totaled $1,977.5 million, primarily comprised of $1,600.2 million from the issuance of common stock and capital contributions and a net increase in borrowings of $485.4 million, partially offset by the redemption of the Wessex preference shares of $106.4 million.

     At December 31, 1998, Azurix had a working capital deficit of $129.6 million. Of this deficit, $71.0 million represents deferred income, relating to customer billings in advance of providing water and wastewater services, which does not require the future use of cash. At December 31, 1998, Azurix had available capacity, under its credit facilities described below, to provide $91.5 million of working capital. Management believes that cash flows from operations and the available capacity under these credit facilities is sufficient to fund the working capital deficit.

     Azurix, through Wessex, maintains an ongoing asset replacement program throughout its customer service areas based on an expenditure plan submitted to the U.K. industry regulator. Wessex expects that its projected capital expenditures of approximately $230 million for 1999 will be financed with internally generated funds and from proceeds under long-term and short-term borrowing arrangements.

     At December 31, 1998, Azurix, through Azurix Europe, had in place a senior credit facility consisting of a term loan facility of $322.6 million and a revolving credit facility of $575.3 million. The amounts outstanding at December 31, 1998 were $211.2 million under the term loan facility and $8.3 million under the revolving credit facility. As a result, Azurix has total availability under the senior credit facility of $678.4 million, consisting of $567.0 million under the revolving credit facility and $111.4 million under the term loan facility. Of the $567.0 million under the revolving credit facility, $475.5 million is permitted, if necessary, to refinance certain borrowings discussed below and $91.5 million is permitted, if necessary, to fund the working capital deficit discussed above. The term loan capacity of $111.4 million is used to secure a substantial portion of the acquisition loan notes issued to Wessex shareholders in lieu of cash consideration for their shares. The acquisition loan notes are redeemable, at the option of the holder, semi-annually beginning September 30, 1999, with final redemption occurring September 30, 2005. The term loan facility requires repayment of $199.5 million by July 24, 2000 and repayment of any remaining outstanding amount under the term loan in July 2003. The revolving credit facility terminates in July 2003.

     Azurix, through Wessex, is a borrower under committed credit facilities with six major banks that provide an aggregate $399.1 million for general corporate purposes. As of December 31, 1998, these bank facilities were completely drawn down by Wessex. The bank facilities mature in April 1999. Wessex also has $24.9 million of short-term uncommitted bank borrowings that mature in April 1999. It is anticipated that Azurix will refinance these short-term borrowings with long-term borrowings prior to maturity. If the proposed refinancing is not consummated prior to the maturity of the short-term borrowings, Azurix will utilize available capacity of $475.5 million under the senior credit facility to refinance these borrowings. In addition to the refinancing of its short-term borrowings on a long-term basis, Azurix anticipates such refinancing will provide borrowing capacity of approximately $400 million. This borrowing capacity, combined with additional borrowing capacity generated from the cash flows of specific projects acquired, will be used by Azurix in funding acquisitions and privatizations.

     Azurix has contractual commitments for capital expenditures to be incurred after December 31, 1998 of $130.2 million.

FINANCIAL RISK MANAGEMENT

     Azurix is exposed to market risks, particularly changes in U.S. and international interest rates and changes in currency exchange rates as measured against the functional currencies in which it operates. Interest rate risk is a consequence of having variable rate debt obligations, as changing interest rates impact the discounted value of future cash flows. Azurix utilizes swap contracts to minimize its interest rate risk. Currency exchange rate risk is the result of transactions that are denominated in a currency other than the functional currency. The primary purpose of Azurix's foreign currency hedging activities is to protect against the volatility associated with currency exchange rates. It attempts to reduce these risks by utilizing derivative financial instruments for non-trading purposes. Azurix's accounting policies for derivative financial instruments are described in Note 1 to the Consolidated Financial Statements.

     Azurix engages in hedging programs aimed at limiting the impact of such significant and sudden fluctuations, but there can be no assurance that such an approach will be successful. Factors that could impact the effectiveness of its hedging programs include the accuracy of revenue forecasts, volatility of the currency and interest rate markets, and the availability of hedging instruments. All currency or interest rate contracts that are entered into by Azurix are entered into for the sole purpose of hedging an existing or anticipated exposure, not for speculation.

     Azurix uses J.P. Morgan's RiskMetrics(TM) system to estimate the value-at-risk of its financial instruments. Value-at-risk is a statistical estimate of the loss that would result from adverse market movements. It is based on volatility and correlation data provided by J.P. Morgan, Azurix's choice of a statistical confidence level and its estimate of the time period required to liquidate the positions in the various financial instruments in the event of an adverse market movement. The value-at-risk estimate was based on normal market conditions, a 95% confidence level and a liquidation period between 30 days and 60 months, depending on the type of financial instrument. At December 31, 1998, the value-at-risk estimate for foreign currency and interest rate exposure was $0.7 million and $0.9 million, respectively. The value-at-risk estimate includes only the risk related to the financial instruments that serve as hedges and does not include the related underlying hedged item. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies that will affect the estimated value-at-risk amount.

YEAR 2000

     The Year 2000 problem results from the use in computer hardware and software of two digits rather than four digits to define the applicable year. The use of two digits was a common practice for decades when computer storage and processing was much more expensive than it is today. When computer systems process dates both before and after January 1, 2000, two-digit year "fields" may create processing ambiguities that can cause errors and system failures. For example, computer programs that have date sensitive features may recognize a date represented by "00" as the year 1900, instead of 2000. These errors or failures may have limited effects, or the effects may be widespread, depending on the computer chip, system or software, and its location and function.

     The effects of the Year 2000 problem are exacerbated because of the interdependence of computer and telecommunications systems in the United States and throughout the world. This interdependence applies to Azurix and Azurix's suppliers, trading partners and customers and to governments of countries where Azurix does business. This interdependence also applies to Enron, on which Azurix relies for certain services as described under "Certain Transactions."

  State of Readiness

     We intend to follow Enron's Year 2000 plan, which covers all of Enron's business units. The aim of the Enron plan is to take reasonable steps to prevent Enron's mission-critical business functions from being impaired due to the Year 2000 problem. As used in this prospectus, "mission-critical" functions refer to the critical functions whose loss would cause significant injury to persons or tangible property, or an immediate stoppage of or significant impairment to business areas of material importance. Enron intends to modify its plan as events warrant. In addition, we intend to adapt the Enron plan to our operations. Among other things, we intend to conform Wessex's Year 2000 efforts to the Enron plan and to introduce this plan to our operations in Cancun.

     Under the Enron plan, Wessex will continue to:

     - Inventory its mission-critical computer hardware and software systems and embedded chips, i.e., computer chips with date related functions, contained in a wide variety of devices, that in turn are installed in a wide variety of equipment and that may fail to function or may function improperly before, on or after January 1, 2000

     - Assess the effects of Year 2000 problems on its mission-critical functions

     - Remedy to the maximum extent practicable material disruptions or other material adverse effects on its mission-critical functions, processes and systems

     - Verify and test the mission-critical systems to which remediation efforts have been applied

     - Attempt to limit the adverse effect of Year 2000 problems that cannot reasonably be remediated by January 1, 2000, including developing contingency plans to minimize Year 2000 problems that have not been identified or fixed by January 1, 2000

     We are pursuing additional concessions, outsourcing contracts and other water and wastewater projects. We expect that we will adapt the Enron plan to cover our additional operations.

     The Enron plan recognizes that the computer, telecommunications and other systems of outside entities have the potential to adversely affect the conduct of our business. We do not have control of these outside entities or outside systems. However, the Enron plan includes an ongoing process of contacting outside entities whose systems have, or may have, a substantial effect on the ability of each of the relevant businesses to continue to conduct its mission-critical functions without disruption from Year 2000 problems. The Enron plan envisions attempting to inventory and assess the extent to which these outside systems may not be "Year 2000 ready" or "Year 2000 compatible." This refers to the ability of a system to process data reliably, both before and after January 1, 2000, without disruption due to an inability to process date information reliably. This is distinguished from "Year 2000 compliant," which implies that a system will work properly, both before and after January 1, 2000, even if outside systems fail to operate properly. In implementing the Enron plan, we will attempt to coordinate our efforts to prepare for the Year 2000 problem with outside entities.

     As of March 15, 1999, Wessex had substantially finished identifying and assessing its mission-critical central information systems and devices with embedded chips. Wessex is continuing to analyze, convert and test its mission-critical central information systems and devices with embedded chips.

     We do not have operational control of the Mendoza concession. Therefore, we will consult with SAUR, the operator, to develop an understanding of SAUR's Year 2000 efforts at Mendoza.

     We have been able to conduct only a limited assessment of the Cancun concession in which we have agreed to acquire an interest. After we complete the Cancun acquisition, we will inventory, assess, analyze, convert and test the Cancun systems for Year 2000 readiness. We will develop Year 2000 contingency plans to minimize Year 2000 problems that have not manifested themselves or have not been corrected by January 1, 2000. We plan to conduct a further assessment during April 1999.

     In formulating and implementing the Enron plan, we expect to engage independent consultants, technicians and other external resources for purposes that may include verification and validation of certain of our mission-critical facilities and functions. These consultants may participate in various aspects of the plan, including the inventory, assessment and testing phases, as well as the development of contingency planning.

     We do not yet know enough about our Year 2000 problems to be able to estimate the exact amount of time required to remediate our Year 2000 problems. As we progress further in the plan, we will be able to better estimate the time required for remediation, testing, validation and contingency planning.

  Costs to Address Year 2000 Issues

     As of March 15, 1999, we have not incurred material costs for Year 2000 issues, and we do not anticipate incurring material costs in implementing the plan or preparing Year 2000 contingency plans. However, there can be no assurance that the actual costs of implementing the plan will not exceed our estimates or that our business will not be materially adversely affected by Year 2000 issues.

  Year 2000 Risk Factors

     We plan to satisfy applicable regulatory requirements with respect to Year 2000 readiness. However, failure to comply with such requirements may cause a regulatory authority to order the cessation of our operations, which could have a material adverse affect on our business.

     As the Year 2000 approaches, there will be increased competition for people with the technical skills necessary to deal with Year 2000 problems. While we intend to recruit and retain a sufficient number of people with those skills, the shortages of skilled personnel could prevent us from doing so. In addition, we may face shortages of other resources, such as Year 2000 ready computer chips or components. These shortages might delay or otherwise impair our ability to assure that our mission-critical systems are Year 2000 ready.

     We will rely on Enron for services that involve computer processing. Enron believes that its mission-critical systems will be Year 2000 ready substantially before January 1, 2000. In addition, we believe that Wessex's mission-critical systems will be Year 2000 ready substantially before January 1, 2000. However, unforeseen circumstances could arise during the implementation of the Enron plan that could adversely affect Enron's or Wessex's mission-critical functions, thereby disrupting or materially adversely affecting Azurix's business.

     Azurix is not able to estimate the full extent of Year 2000 readiness of the systems located at the Mendoza and Cancun concessions at this time. However, we intend to evaluate the Year 2000 readiness of these systems before the end of April 1999.

     We are taking reasonable steps to identify, assess, and where necessary, replace devices containing embedded chips. Despite these efforts, we anticipate that we will not be able to find and replace all the devices with embedded chips or embedded chips in our systems. Further, we anticipate that outside entities on which we depend will also not be able to find and replace all devices with embedded chips or embedded chips in their systems. Some of the embedded chips that fail to operate or that produce improper results may create system disruptions or failures. Some of these disruptions or failures may spread from the systems in which they are located to other systems. These failures may have adverse effects upon our ability to maintain safe operations and may also have adverse effects upon our ability to serve our customers, to comply with environmental statutes and regulations, and to otherwise fulfill certain contractual and other legal obligations. The embedded chip problem is widely recognized as one of the more difficult aspects of the Year 2000 problem. Therefore, the possible adverse impact of the embedded chip problem is not, and will not be, unique to Azurix.

     We cannot assure that suppliers upon which we depend for essential goods and services will test their mission-critical systems in a timely manner. Failure or delay by all or some of these entities, including U.S. and foreign governments or governmental authorities, to assess their Year 2000 readiness could create substantial disruptions having a material adverse effect on our business.

     We have reviewed the most reasonably likely worst case Year 2000 scenarios we may face. Analysis of these scenarios has led us to contemplate the following possibilities that, although unlikely, could conceivably occur:

     - Widespread failure of electrical, gas and other utilities serving us domestically and internationally

     - Widespread disruption of communications

     - Disruption of transportation services for us and our employees, contractors, suppliers and customers

     - Disruption to our ability to gain access to, and remain working in, office buildings and other facilities

     - The failure of substantial numbers of our mission-critical information systems, including both hardware and software necessary to control operational facilities such as water and wastewater treatment facilities and distribution and collection systems

     We could face substantial claims by governments, governmental authorities or customers, as well as loss of revenues, due to service interruptions, violations of environmental regulations, inability to fulfill contractual obligations, inability to account for certain obligations and increased expenses associated with litigation, harm to persons or to tangible property, violation of environmental regulations, stabilization of operations following system failures and the execution of contingency plans. We could also experience an inability by customers and others to pay, on a timely basis or at all, obligations owed to us. In addition, we could face claims of damage to persons or property as the result of improperly treated water or wastewater. Under these circumstances, there would be a material adverse effect on revenues and operations. However, this effect can not be quantified at this time. Also, the cumulative effect of Year 2000 failures in the United States and internationally could have a substantial adverse effect on the domestic and worldwide economy.

     We will continue to monitor business conditions in order to assess and quantify any material adverse effects that may result from Year 2000 problems.

  Contingency Plans

     As part of the Enron plan, we will develop contingency plans in case we have not satisfactorily remediated all our internal mission-critical systems and in case outside systems are not Year 2000 ready. Our contingency plans will be designed to minimize the disruptions or other adverse effects resulting from Year 2000 incompatibilities with respect to our mission-critical functions and systems and to facilitate the early identification and remediation of Year 2000 problems that first manifest themselves after January 1, 2000.

     Our contingency plans will include an assessment of our mission-critical internal information technology systems and our internal operational systems that use computer-based controls. The contingency planning will begin in 1999 and will continue as necessary. As we implement our contingency plans, we will assess any mission-critical disruptions due to external Year 2000 failures. These assessments will be conducted for both our U.S. and non-U.S. operations. In assessing Year 2000 failures, we will monitor mission-critical services such as electrical power and telecommunications services. The contingency plans will also cover events such as failure of the delivery of chemicals for water and wastewater treatment or events of sabotage.

     Our contingency plans will include the creation of response teams that will be standing by and prepared to respond rapidly to Year 2000 problems. The composition of these teams will vary according to the nature, importance and location of the problem. We will also station response teams at our non-U.S. operations as necessary.

  Outlook

     The extent and magnitude of the effects of Year 2000 on us, both before and after January 1, 2000, are difficult to predict or quantify for a number of reasons including:

     - Difficulty of locating chips embedded in computer hardware and in devices used in mission-critical systems such as process or flow control, environmental, transportation, access and communications

     - Difficulty in evaluating and testing outside systems connected to our computer, telecommunications, plant or other mission-critical systems or on which our mission-critical systems depend, such as electrical utilities or telecommunications carriers

     - Difficulty locating mission-critical internal software that is not Year 2000 compatible

     - The possible unavailability of trained hardware and software engineers, technicians, and other personnel to perform remediation, validation, and testing of mission-critical systems

     Year 2000 costs are difficult to estimate accurately because of unanticipated vendor delays, technical difficulties, the impact of tests of outside systems and similar events. For example, there can be no assurance that all outside systems that are mission-critical to us, or are mission-critical to the Enron systems on which we depend, will be adequately remediated so that they are Year 2000 ready by January 1, 2000. If there are Year 2000 failures that create substantial disruptions to our business or to Enron's business, the adverse impact on our business could be material. Moreover, the estimated costs of implementing the Enron plan do not take into account the costs, if any, that might result from Year 2000 failures that occur despite our implementation of the Enron plan.

                  GOVERNMENT OUTSOURCING THROUGH PRIVATIZATION

     Governments around the world are increasingly outsourcing the ownership, operation and management of their water and wastewater assets and services to the private sector. For many projects, there is a lead-time of several years while the government, with the help of its international financial and legal advisors, works on the concept of privatization and gains consensus among various interest groups. The decision to privatize is generally authorized by legislation. Different approaches are used by various governments. Many governments choose a public tender process to ensure that privatizations occur at market rates. In some parts of the world, particularly Latin America, an auction format has been used successfully. In other places, notably China, private parties often negotiate directly with the government with no formal invitation to bid.

     If a tendering process is used, rules are published. These rules generally require some form of qualification for bidders, where parties submit financial and operational credentials and the government accepts only qualified parties as bidders. Qualification for bidding has heavily emphasized prior experience in operating water and wastewater systems or individual treatment plants that are of a size at least comparable to the system or facility being privatized or built. The potential bidders submit extensive documentation to qualify for bidding and often must form entities within the country through which to submit their bids. In addition, governments often consider the financial strength of the potential bidders and may require substantial bid bonds or letters of credit to be provided as part of the bid.

COMMON FORMS OF OUTSOURCING

     - SALE OF WATER ASSETS. A government may incorporate a water and wastewater system and sell all or part of it to private parties. The water company is given a monopoly license to operate in a specified service territory. The license may be subject to revocation for non-performance or another breach of its terms and to renewal periodically, typically every 20 to 30 years. For example, the United Kingdom privatized the ten regional water and wastewater authorities in England and Wales through public offerings of shares in 1989, and Berlin, Germany is in the process of selling a 49.9% interest in its water and wastewater system.

     - CONCESSIONS. Short of an outright sale of water assets, a government may grant a private party the right to operate a water and wastewater system for a fixed term, retaining title to the underlying assets. The holder of a concession takes on the financial risks of managing the assets during the term of the concession, often 20 to 30 years but in some cases extending much longer. The concession agreement often mandates improvements to the water and wastewater system, sets standards of water quality that must be achieved and establishes a timeframe for realizing these objectives. At the end of the concession, control of the assets reverts to the government, which may renew the concession with the existing holder or another party. Many of the water and wastewater opportunities around the world take the form of concessions. See "Business -- The Global Water Industry -- Trend Toward Government Outsourcing Through Private Sector Participation."

     - CONSTRUCTION AND OPERATION OF A SINGLE ASSET. Sometimes a government will ask a private sector participant to construct and operate a particular facility that serves its water or wastewater system. Frequent examples are water and wastewater treatment plants, pipelines and aqueducts. Two typical transaction structures are a build-own-operate ("BOO") or build-own-transfer ("BOT") project. In both a BOO and a BOT, the private party builds, owns and operates the asset. In the case of a BOT, the private party then transfers the asset back to the government after a fixed term, usually 15 to 25 years but often longer. The BOO or BOT contract describes the project and its services, as well as the revenues the private party will receive for the services the asset provides.

     - LEASES. Under a lease, a government turns over control of the system for a fixed period but, unlike in a concession, the government retains much of the economic risk. In France, most municipalities use a type of lease called an affermage, which is also used in many former French colonies.

     - OPERATIONS AND MANAGEMENT CONTRACTS. Sometimes a government will ask a private party to operate its system on a day-to-day basis, but will keep most of the economic risk relating to the system. The term of the typical operations and management ("O&M") contract is five to ten years. These contracts are common in the United States. See "Business -- The Global Water Industry--Trend Toward Government Outsourcing Through Private Sector Participation -- United States."

     - OUTSOURCING PARTICULAR SERVICES. A government also may ask private parties to provide specific services to a government operated water or wastewater system. Examples of these services include billing, construction projects and residuals management. The service provider typically takes no risk for the system as a whole, only for the particular services it provides. See "Business -- The Global Water Industry -- Outsourcing Opportunities in the Municipal and Industrial Services Markets."

SELECTED AWARDED WATER AND WASTEWATER PRIVATIZATIONS

     The following is a list of certain selected water and wastewater privatizations in Europe, the United States, Latin America, Asia and the Pacific Rim that have been awarded during the past several years. The majority of these privatizations have been in the form of concessions, BOTs or leases, except in the United States, where private parties have primarily entered into O&M contracts. Except as otherwise indicated in the notes to the following table, the estimated size of these awarded privatizations is taken from the October 1998 edition of Public Works Financing. The estimated size for O&M contracts represents aggregated fees over the term of the contract. The estimated size for BOTs represents construction costs. The estimated size for concessions represents total project costs.

              SELECTED AWARDED WATER AND WASTEWATER PRIVATIZATIONS

        LOCATION          YEAR                             PROJECT                            ESTIMATED SIZE
        --------          ----                             -------                            --------------
                                                                                              (IN MILLIONS)
EUROPE:

  Germany...............  1992   25-year concession for water supply and wastewater               $  528
                                 treatment plant in Rostock

  Germany...............  1997   Sale of 49% stake and 20-year management contract for water         139
                                 and wastewater system for Potsdam

  Hungary...............  1998   Sale of minority interest in water company serving Budapest         340

  Turkey................  1995   15-year BOT dam and wastewater works near Izmit and                 800
                                 pipeline supplying Istanbul

  United Kingdom........  1989   Stock offerings of 10 regional water and wastewater               8,640(1)
                                 companies in England and Wales
UNITED STATES:

  Georgia...............  1998   20-year O&M contract for water system in Atlanta                 $  400

  Indiana...............  1998   10-year O&M contract for wastewater treatment plants in             225
                                 Indianapolis

  Michigan..............  1998   7-year design, build and maintain water treatment plant in          260
                                 Detroit

  New Jersey............  1996   20-year full service O&M contract for water and wastewater          200
                                 collection in North Brunswick

  Oklahoma..............  1997   25-year contract to operate three wastewater plants in              250
                                 Oklahoma City

  Puerto Rico...........  1995   6-year O&M contract for water and wastewater plants                 600

  Wisconsin.............  1998   10-year O&M contract for wastewater system in Milwaukee             350

        LOCATION          YEAR                            PROJECT                            ESTIMATED SIZE
        --------          ----                            -------                            --------------
                                                                                             (IN MILLIONS)
LATIN AMERICA:

  Argentina.............  1993   30-year concession for water and wastewater system for          $4,000
                                 the "Capitale Federale" of Buenos Aires

  Argentina.............  1995   30-year O&M contract for water and wastewater system for         1,200
                                 Santa Fe, Rosario and surrounding area

  Argentina.............  1997   30-year concession for water system in Cordoba                     495

  Argentina.............  1998   95-year concession and sale of shares for water and                150(2)
                                 wastewater system for Province of Mendoza

  Bolivia...............  1997   30-year concession for water and wastewater system in              360
                                 both La Paz and El Alto

  Chile.................  1998   35-year concession and sale of shares for water and                138(3)
                                 wastewater system for Valparaiso and surrounding region

  Colombia..............  1997   30-year BOT for wastewater treatment plant in Bogota               130

  Mexico................  1993   Four 7-year contracts to upgrade Mexico City's water             1,000
                                 distribution program

  Mexico................  1993   25-year concession for water and wastewater system for              70
                                 city of Cancun and surrounding area

  Mexico................  1996   12-year BOT concessions for treatment facilities at five           200
                                 Pemex refineries

ASIA AND THE PACIFIC RIM:

  Australia.............  1993   25-year BOT for wastewater treatment plant in Sydney            $  200

  Australia.............  1995   15-year O&M contract for water and wastewater services in        1,100
                                 Adelaide

  China.................  1996   49% stake in 13 water plants in Jiangsu Province                   162

  China.................  1998   18-year BOT for water supply for Chengdu                           120

  Indonesia.............  1997   Two 25-year concessions for water systems in Jakarta             1,750

  Malaysia..............  1992   20-year BOT for water treatment facilities at Sungai               290
                                 Layang

  Malaysia..............  1995   25-year contracts to operate 26 water systems around               312
                                 Kuala Lampur

  Malaysia..............  1995   26-year upgrade and O&M concession for water treatment             800
                                 facilities in Selangor

  Philippines...........  1997   Privatization of the Metro Manila water and wastewater           5,700
                                 system

---------------

(1) Information is from HM Government Perspective.

(2) Information is from Azurix internal sources.

(3) Information is from December 23, 1998 Financial Times.

                                    BUSINESS

     Azurix is a global water company engaged in the business of acquiring, owning, operating and managing water and wastewater assets, providing water and wastewater related services and developing and managing water resources. Azurix estimates that the global water industry has total annual revenues of approximately $300 billion. In addition, the World Bank and other sources have estimated that over $600 billion will be spent on worldwide water and wastewater infrastructure over the next decade. We believe that much of that capital will come from the private sector.

     Enron, one of the world's leading integrated natural gas and electricity companies, formed Azurix in 1998 to pursue opportunities in the global water industry. Our first significant step was to acquire Wessex, a water and wastewater company based in southwestern England, for $2.4 billion in order to give us the operating experience necessary to compete successfully for business around the world. Wessex's operating expertise is evidenced by the industry regulator's recognition of Wessex as the most efficiently operated water and wastewater company in England and Wales. Our asset portfolio also includes an interest in a long-term water concession in the Province of Mendoza, Argentina. In addition, we have agreed to acquire an interest in a long-term water concession in Cancun, Mexico. On a pro forma basis, we had revenues of $464.2 million, EBITDA of $298.1 million and net income of $87.2 million for the year ended December 31, 1998 and total assets of $3,358.3 million as of December 31, 1998.

     We are now building on our asset base by aggressively pursuing additional concessions, outsourcing contracts and other water and wastewater projects. We are evaluating announced privatizations, including many of the approximately 70 upcoming privatizations identified in this prospectus, as well as various privately negotiated transactions. These potential transactions are in Europe, the United States, Latin America, the Middle East, Africa, Asia and the Pacific Rim.

     Our experienced management team consists of senior executives from Enron, Wessex and other water supply and wastewater systems, and multinational companies. We will transfer the skills that Enron has successfully applied in developing, financing, operating and managing the risks of energy infrastructure projects to our water business around the world. In addition, we will apply to our water business the operating, management and technical skills that our executives from Wessex and other companies have successfully used in operating and managing water and wastewater assets. This management team will competitively position us to identify, evaluate, acquire, develop and finance water and wastewater projects and services worldwide.

THE GLOBAL WATER INDUSTRY

     The global water industry includes the businesses of collecting, treating, storing and supplying drinking water, and of collecting, treating and disposing of wastewater and wastewater by-products. Public and private water companies serve industrial, commercial and residential customers.

     The ownership of water assets and the provision of water and wastewater services around the world remains highly concentrated in the public sector, typically at the municipal or community level. Major capital investment and increased efficiencies in the water sector are required by (1) increasingly stringent standards for water quality, wastewater services and environmental protection, (2) the need to provide growing urban populations with safe drinking water supply and wastewater treatment systems and (3) the aging of existing water and wastewater infrastructure. Governments throughout the world frequently face budgetary constraints and often lack the technical and operational skills of private sector participants to address these issues efficiently. As a result, governments are increasingly turning to the private sector to address their water and wastewater infrastructure needs.

     Industrial companies also must comply with increasingly stringent standards for water quality, wastewater services and environmental protection. To meet the additional expense of complying with these standards and to reduce uncertainty in financing their operations, many industrial companies are beginning to outsource their water supply and wastewater requirements to third parties with the expertise to construct and operate their systems and provide services on a more efficient and cost effective basis. The ability to manage water resources and efficiently transport water to areas where water is scarce, including the delivery of drinking water to growing urban centers, is becoming increasingly important as well.

     As a result, we believe that significant opportunities exist for private sector participation in the water and wastewater industry. These opportunities include taking part in water and wastewater privatizations, providing water and wastewater related services to municipal and industrial water markets and developing and managing water resources.

  TREND TOWARD GOVERNMENT OUTSOURCING THROUGH PRIVATE SECTOR PARTICIPATION

     Following the trend of private sector participation in the natural gas, electricity and telecommunication industries, governments around the world are increasingly turning to the private sector to own, operate and manage their water and wastewater assets and services. According to World Bank statistics, between 1984 and 1990, developing countries awarded contracts for only eight water and wastewater projects to private companies, amounting to a total of $297 million. According to these same statistics, by the end of 1997, the cumulative level of private sector investment had increased to $25 billion. As of October 1998, according to Public Works Financing statistics, there were approximately 380 planned, funded or completed water and wastewater projects with private sector participation worldwide for a total estimated cost of approximately $74 billion.

     The following discussion summarizes some of the water and wastewater outsourcing arrangements that have been awarded to date and are expected to be upcoming in various regions of the world. For a more detailed description of the outsourcing arrangements that have been awarded to date, see "Government Outsourcing Through Privatization."

     EUROPE. The United Kingdom has privatized large portions of its water sector. French municipalities have long turned to the private sector to operate their water and wastewater systems. Several other European water and wastewater service providers are scheduled to offer major concessions or BOT or BOO projects in 1999 and 2000. We believe that the pace of privatization may increase once these additional privatizations have occurred in Europe and the benefits of privatization are recognized. In addition, European Union directives are imposing higher water and wastewater standards on member countries and are requiring significant capital investment for compliance throughout the region. We believe that these countries will rely on the private sector to help fund these capital requirements. The following is a list of selected upcoming water and wastewater privatizations expected to be awarded in Europe.

        SELECTED UPCOMING WATER AND WASTEWATER PRIVATIZATIONS -- EUROPE

COUNTRY                                                       PROJECT
-------                                                       -------
Bulgaria.............................  Sale of stock and concession for water and wastewater for Sophia

Czech Republic.......................  Sale of stock and concession for water and wastewater for Prague

Germany..............................  Sale of stock in a holding company which holds an interest in the water and wastewater company serving
                                       Berlin

Greece...............................  Concession for water and wastewater for Athens

Hungary..............................  Upgrade for water treatment and disposal plant in
                                       Dunavarsany

Italy................................  Sale of stock for water and wastewater for Rome

Italy................................  Privatization of water and wastewater in Frosinone

Italy................................  Privatization of water and wastewater for Puglia
                                       Region

Italy................................  BOT for wastewater facility at Porto Marghera outside
                                       Venice

Italy................................  Privatization of water and wastewater for the area of
                                       Lazio

Poland...............................  Concession for water and wastewater for Poznan

Portugal.............................  Concession for water and wastewater for Cascais

Romania..............................  Sale of stock and concession for water and wastewater for Bucharest

Spain................................  Design and build water treatment plant at Palma,
                                       Majorca

Turkey...............................  O&M contract for wastewater services for Cesme-Alacaty

Turkey...............................  Construction of wastewater treatment plants in Seyhan and Yuregic

     UNITED STATES. In the United States, approximately 80% of the population is currently served by approximately 24,000 government owned and operated water and wastewater authorities. Although the U.S. market shows significant potential for concessions or asset sales because so small a percentage of the population is served by private water companies, few municipalities have used these approaches. Municipalities are reluctant to give up ownership of their water and wastewater systems and access to tax exempt financing. Thus, in the U.S. market, governments typically enter into public/private partnerships in which private parties make equity investments in partnership with local water and wastewater companies or provide lower-cost outside capital sources to fund infrastructure requirements and growth opportunities. Governments are also outsourcing the operation of their water and wastewater assets to private parties.

     The key factors contributing to these outsourcing decisions are:

     - Increased regulatory and environmental requirements contained in the Safe Drinking Water Act and the Clean Water Act

     - Deteriorating water and wastewater infrastructures within the nation's largest urban areas

     - New technologies designed to improve water and wastewater solutions with a minimal environmental impact

     - Significant capital requirements to meet these needs, estimated by the U.S. Environmental Protection Agency to be approximately $140 billion for water infrastructure over the next 20 years

     The following is a list of selected upcoming water and wastewater privatizations expected to be awarded in the United States.

     SELECTED UPCOMING WATER AND WASTEWATER PRIVATIZATIONS -- UNITED STATES

STATE                                                         PROJECT
-----                                                         -------
Illinois.............................  BOO for biosolids processing facility in Chicago

New York.............................  Privatization of wastewater in Buffalo

New York.............................  Privatization by Army Corps of Engineers of water and wastewater at Ft. Hamilton

Tennessee............................  Municipal takeover and private contract for water operation in Chattanooga

Texas................................  Design, build and operate water treatment plant in
                                       Houston

Washington, D.C......................  Privatization of city aqueduct

     LATIN AMERICA. The pace of infrastructure privatizations in Latin America has accelerated since the first electricity privatizations took place in Chile during 1982. Since then, privatizations of electricity, natural gas and telecommunications assets have occurred in parts of Argentina, Brazil, Chile, Colombia, the Dominican Republic, El Salvador, Guatemala, Panama and Peru, among other countries. To date, privatizations of water and wastewater systems have occurred in Argentina, Brazil, Bolivia, Chile, Colombia and Mexico and are scheduled in many other countries, including the Dominican Republic, Ecuador, Panama and Venezuela. The following is a list of selected upcoming water and wastewater privatizations expected to be awarded in Latin America.

     SELECTED UPCOMING WATER AND WASTEWATER PRIVATIZATIONS -- LATIN AMERICA

       COUNTRY                                    PROJECT
       -------                                    -------
Argentina............   Concession for water and wastewater in the Province of
                        Buenos Aires

Argentina............   Concession for water and wastewater for Province of Misiones

Argentina............   Construction of aqueduct in Cordoba

Argentina............   Concession for water and wastewater in Tucaman Province

Bolivia..............   Concession for water for Cochambamba

Brazil...............   Privatizations of state water and wastewater systems in each of the following states: Panama, Sao Paulo, Rio Grande do
                        Sul, Bahia, Mato Grosso do Sul, Amazones, Rio de Janeiro,
                        Santa Catarina and Espirtu Santu

Chile................   Sequential sale of controlling stakes in 11 remaining
                        regional water and wastewater systems including capital city of Santiago

Colombia.............   Concession for water and wastewater for Monteria

Dominican Republic...   Institutional strengthening and rehabilitation for country's three principal water and wastewater service providers

Ecuador..............   Water and wastewater concession for city of Guayaquil

Guatemala............   BOT for water supply wells in Guatemala City

Panama...............   Concession for countrywide water and wastewater system

Peru.................   Construction of wastewater treatment plant in Lima

Venezuela............   Rehabilitation of Caracas water system

Venezuela............   Privatization of Fajardo water system in Miranda State

Venezuela............   Concession for water and wastewater in Margarita Island

     MIDDLE EAST AND AFRICA. Many Middle Eastern and African countries are faced with acute water shortages. As a result, several Middle Eastern countries are seeking private development of major transportation or treatment projects which may include BOT projects for pipelines, canals and treatment plants. Although privatization is not widespread in Africa, there are exceptions. Cote d'Ivoire, while still a French colony, granted a long-term concession to a French-owned company. A majority of the concessionaire is now owned by public stockholders. The following is a list of selected upcoming water and wastewater privatizations expected to be awarded in the Middle East and Africa.

SELECTED UPCOMING WATER AND WASTEWATER PRIVATIZATIONS -- MIDDLE EAST AND AFRICA

COUNTRY                                             PROJECT
-------                                             -------

Egypt...................  BOT for water system for city of Suez

Israel..................  Tender for wastewater treatment plants in Beersheeva
                          Municipality

Jordan..................  BOT for water pipeline to Amman

Kuwait..................  BOT for wastewater treatment plant for Sulaibiya

Lebanon.................  BOT for water pipeline and water treatment plant for Beirut as part of the national plan for water privatization

Morocco.................  Concession for water and wastewater system for Tangiers

Tunisia.................  National plan for water privatization in advanced stages;
                          each city is able to independently arrange for privatization and is actively doing so

     ASIA AND THE PACIFIC RIM. In Asia, the recent financial crisis and ongoing economic uncertainty may be limiting private investment in the water sector. Prior to the economic downturn in Asia, water concessions had been granted in Indonesia, Malaysia and the Philippines. In China, municipal water agencies have entered into BOT arrangements with Western companies for water or wastewater treatment plants through auctions and negotiation. The following is a list of selected upcoming water and wastewater privatizations expected to be awarded in Asia and the Pacific Rim.

 SELECTED UPCOMING WATER AND WASTEWATER PRIVATIZATIONS -- ASIA AND THE PACIFIC
                                      RIM

COUNTRY                                              PROJECT
-------                                              -------

Armenia.................   O&M contract for water and wastewater for Yerevan

China...................   Joint venture for Beijing No. 10 water treatment plant

China...................   BOT or joint venture for water and wastewater system for
                           Xunchang, Sichuan Province

Georgia.................   Concession for water and wastewater for Tblisi

India...................   BOT for water treatment plant in Haldia

India...................   Privatization of water treatment plant for Delhi
India...................   Design and build water supply projects in large and medium towns in state of Orissa

Nepal...................   O&M contract for water supply and wastewater collection
                           services to Kathmandu Valley

  OUTSOURCING OPPORTUNITIES IN THE MUNICIPAL AND INDUSTRIAL SERVICES MARKETS

     We believe that municipal governments and industrial companies in North America and Western Europe, in particular, will increasingly seek to outsource the management of their water and wastewater systems to private parties with the operating experience and capital to provide reliable services, to comply with more stringent regulatory requirements for water quality and environmental protection and to reduce uncertainty in financing these operations. Industry sources report that approximately 40% of U.S. municipal water and wastewater systems currently outsource some of their operations to the private sector. We expect that outsourcing by U.S. municipalities will increase for several reasons. To comply with stricter environmental and drinking water quality standards, municipalities will incur increased labor costs for treatment, higher monitoring and equipment maintenance costs and increased costs of disposing of biosolids. Federal funding grants to help municipalities meet their financial needs have declined over time, leaving municipal wastewater authorities facing serious budgetary challenges. Private sector outsourcing can include any combination of design, financing, construction, ownership or operation of a facility; administrative services such as metering, billing, collection or maintenance; and applying process engineering technologies such as biosolids filtration, clarification, purification, separation, drying and disposal.

     Industrial companies are also experiencing rising costs related to their water and wastewater needs. The chemical, refining, pharmaceutical, high technology, food and beverage, paper and pulp, steel, automobile and energy industries have large water supply and wastewater treatment requirements. These industries require pure water for their operations and produce effluents that must be treated before being released into normal wastewater systems or being discharged directly into the environment. Most industrial wastewater needs to be pre-treated and environmental laws prohibit the direct discharge of wastewater into the environment without a permit. Many industries treat and dispose of their own wastewater because the relatively concentrated wastes from these industries frequently cannot be discharged into the public sewer system and on-site treatment is usually less expensive.

     These industrial companies must invest significant capital in their water and wastewater treatment and distribution assets. By outsourcing the management of these assets to third parties, these companies may reduce the uncertainty associated with expenditures required by changes in water quality standards and environmental regulations. Obtaining landfill, storage and incineration capacity to dispose of the residue from the wastewater treatment process is a significant component of providing industrial wastewater services, and may involve procuring long-term capacity of specially lined or hazardous waste landfills.

     The services to be provided to municipal and industrial customers generally fall into three main categories:

     OPERATIONS, MANAGEMENT AND ENGINEERING. Over the past few years, large cities and industrial companies have reduced costs by outsourcing the design, construction, operation or maintenance of their water and wastewater assets to private sector service providers. Many of these service providers have consolidated and the market is much less fragmented than either the residuals management or the underground infrastructure markets. Consequently, competition for major contracts for the largest cities in the United States has been significant. Although some companies have focused on providing services to small to medium sized municipalities and large industrial firms, many of these companies lack the financial capacity or risk management capability to purchase water and wastewater assets from their industrial customers or to qualify on their own as the operators and managers of their customers' facilities. According to industry sources, the fees associated with providing contract operations and consulting, design, engineering and management services to customers in the municipal and industrial markets in the United States are estimated to have exceeded $5.5 billion for 1997, and are expected to continue to grow.

     RESIDUALS MANAGEMENT. Managing the biosolids that result from municipal and industrial wastewater represents a large component of the cost of wastewater treatment. Increasingly stringent effluent discharge standards are resulting in a significant increase in the quantity of residuals. At the same time, environmental regulations are limiting waste disposal options. For example, ocean dumping of biosolids has been banned in the United States and the European Union, increasing costs for managing residuals in these regions. In addition, environmental regulations are requiring firms to provide beneficial reuse solutions. Incineration, landfilling, land application and producing compost are becoming the only available disposal options in many countries and have inspired a number of new disposal and reuse technologies. Certain applications can turn biosolids from waste into a substance that can be sold as soil conditioner or that can be burned as fuel. These technologies create a product with market value and provide an environmentally attractive alternative to the increasingly expensive and scarce disposal options of incineration and landfilling.

     Residuals management companies provide services to local and state agencies, municipalities and private companies. Specific services include the transportation, treatment, site monitoring, disposal and environmental regulatory compliance services associated with biosolids and wastewater disposal. These companies provide a variety of residuals management options to prospective customers who seek alternative methods of biosolid treatment. Not all methods can be profitably and practically applied in all geographic areas due to the specific nature of the terrain and agriculture in the region and the local biosolid content.

     In the United States, in excess of five million dry tons of biosolids are produced annually, and approximately 55% is recycled. Industry experts anticipate that recycling of biosolids will continue to grow over the next decade. As recycled uses of biosolids continue to increase, we believe that larger and more sophisticated companies will have opportunities to create value through economies of scale and scope by providing new solutions to these problems.

     UNDERGROUND INFRASTRUCTURE REMEDIATION AND DEVELOPMENT. Industry sources estimate that nearly 60% of the assets in the water and wastewater industry consist of underground distribution networks and that over half of the approximately $140 billion of capital that the EPA estimates will be spent in the United States during the next 20 years will be spent on repairing, replacing and developing the nation's underground water infrastructure.

     Much of the cost associated with the repair, replacement and development of underground infrastructure is attributable to the lost revenues resulting from the disruption of service associated with open cut excavation. During the past decade, advances in the oil and natural gas industry have been used in the water industry, enabling the repair of underground infrastructure without open cut excavation. Trenchless technologies such as horizontal drilling, tunneling, grouting and pipe lining enable the repair and replacement of water infrastructure with a fraction of the disruption associated with traditional open cut excavation.

     Currently, small local civil engineering firms and contractors perform most of the trenchless underground infrastructure work. As the size of these projects grows and the capital requirements and sophistication of these newer technologies increase, we believe larger, better capitalized and more sophisticated firms who hold experience in the oil and gas industry will have a competitive advantage in obtaining this business. Industry sources have estimated that the underground water and wastewater infrastructure market for the municipal market alone in the United States currently has annual revenues of approximately $6.4 billion, and this market is expected to continue to grow during the next decade.

  WATER RESOURCE DEVELOPMENT AND MANAGEMENT

     We believe that the management of aquifers and other water resources and the storage and transportation of water offer important opportunities for business development. In many regions of the world, such as parts of North and South America, the Middle East and many island nations, lack of abundant water resources is a critical issue. Governments, which historically have been responsible for developing and managing water resources, are now seeking private sector assistance to address their water resource issues due to the operational, technical and financial expertise required to operate, build and fund these capital intensive projects.

     In many countries, including the United States and China, water consumption is mainly driven by patterns of population movements and industrial and urban development. In parts of the United States, increases in water demand resulting from large population shifts to the sunbelt, multi-year droughts and irrigation-intensive agriculture have resulted in consumption that exceeds the natural rate of replenishment. This has led to large scale diversions of surface water through dams and reservoirs and to diminished groundwater supply. In China, rapid economic growth in the Southern provinces (primarily the Guandong and Shanghai areas) has significantly increased demand for water. Drinking-quality water now used in agriculture may need to be diverted to population centers.

     In light of these factors, industry participants are focusing new efforts on means of extracting, managing, storing and transporting water resources as efficiently as possible. The large amount of capital required and the inability of local governments to fund these needs compound the difficulties in developing and managing water resources. Transporting water over long distances to urban areas requires canals, aqueducts, underground pipelines and/or pumping stations. These are typically large infrastructure projects requiring significant development, construction, operational and financial expertise.

  COMPETITION

     Participants in the global water market face significant challenges, including qualifying for the bidding process, obtaining and demonstrating operating experience and management depth, accessing capital, obtaining and demonstrating expertise in managing international infrastructure projects, identifying and evaluating transactions and assessing and mitigating risks, especially operational, political and regulatory risks. As a result, only a small number of companies currently compete globally in the water and wastewater privatization market.

     Two French companies, Suez Lyonnaise des Eaux and Compagnie Generale des Eaux, a subsidiary of Vivendi, currently are recognized as the major competitors in the international water market. These two companies are significantly larger than the next group of international competitors. These smaller competitors include privatized water and wastewater companies from the United Kingdom and some smaller French and Spanish companies. Some construction companies also bid on water and wastewater projects, more often on BOT projects than on concessions.

     In the United States, the water and wastewater industry is highly fragmented, with over 55,000 public and private water entities serving approximately 90% of the nation's population. Of this number, nearly half are investor owned and the rest are publicly owned, generally by local municipalities. Most of these entities serve only a single community or region. There are only 17 publicly traded water and wastewater companies among the nation's approximately 30,000 investor owned companies, and only three of these companies have a market capitalization of over $500 million. Several of these publicly traded companies have become active consolidators by acquiring the small private and public investor owned utilities that operate in markets contiguous to or near their own. Of the three largest consolidators, none has more than a 3% market share in the United States, and these three combined serve only 6% of the nation's customers. In addition, certain electric utilities have begun to acquire municipally owned water distribution companies in the United States. Many companies compete in the United States for municipal service contracts and industrial outsourcing opportunities, including subsidiaries of the French and U.K. water companies.

OUR COMPETITIVE STRENGTHS

     We have several competitive strengths that should enable us to become a leading and profitable participant in the global water industry.

  EXPERIENCED MANAGEMENT AND BUSINESS DEVELOPMENT TEAM

     Our executives come from Enron, Wessex and other water and wastewater systems and multinational companies and bring with them extensive experience in both the development and the operation of infrastructure projects worldwide, including water and wastewater operations. Many of our executives were actively involved in developing and managing projects for Enron in the United States and around the world. Enron is one of the world's leading integrated natural gas and electricity companies with a market capitalization of approximately $25 billion. Rebecca Mark, chairman and chief executive officer of Azurix and a vice chairman of Enron, leads the Azurix team in implementing its global water strategy. During her tenure at Enron, Ms. Mark was responsible for the successful development of natural gas and power projects worldwide. Beginning with Enron's first international power project in Teesside, England in 1989, Ms. Mark led the team that developed gas and power projects around the world with total estimated capital costs exceeding $10 billion. Four other senior executives give the management team collectively 80 years of experience in managing water companies in the United States and the United Kingdom. In addition, our management team has infrastructure development experience in Europe, the United States, Latin America, the Middle East, Africa, Asia and the Pacific Rim. They lead a group of experienced business developers who identify opportunities in the global water industry. In pursuing global water projects, we apply the extensive experience of our management team and business developers in evaluating and securing projects, acquisitions and financings.

     Our management team will build upon its extensive experience and knowledge from Enron, other water systems and other multinational companies to provide us with the necessary skills to compete effectively in the global water industry. Through its subsidiaries, Enron is actively involved in the development, acquisition, financing, promotion and operation of natural gas and power projects worldwide. Azurix management has the proven ability to:

     - Mobilize the array of resources needed to enter competitive bids for concessions tendered in privatizations

     - Develop projects requiring construction of new facilities in developed and emerging countries

     - Meet the challenges of "fast-track" projects to be brought on-line within 12 to 18 months

     - Execute major acquisitions

     - Operate regulated companies, including managing their tariff and other regulatory issues

     - Apply innovative financing and risk-management strategies in markets worldwide

     We expect to apply many of the same disciplined techniques to analyze projects and mitigate risks that Enron has developed in its own worldwide activities. In identifying and quantifying the risks and value of a transaction, these processes require an analysis of the engineering, operational, regulatory, financial, economic, structural, legal, insurance, tax and accounting implications of the transaction. These analytical skills will competitively position us in the identification, evaluation, development, financing and acquisition of worldwide water and wastewater projects and in the provision of associated services.

  WESSEX OPERATING EXPERIENCE AND TECHNICAL EXPERTISE

     From Wessex, we have obtained the operating experience, research skills and technical expertise necessary to evaluate potential water projects, to qualify for bidding on water projects in many countries throughout the world, to build transition and operating teams for new acquisitions and to manage existing and new water assets. Wessex supplies approximately 400 million liters of water per day to a population of approximately 1.1 million and treats on average 484 million liters of wastewater per day from a population of approximately 2.5 million. In April 1998, the water industry regulator for England and Wales rated Wessex the most efficient of the privatized water and wastewater companies. Wessex's management team has been in place since the privatization of the U.K. water industry in 1989. For a discussion of Wessex, see "-- Existing Azurix Assets -- Wessex."

     Wessex uses advanced treatment techniques, increased automation of operations and services and state-of-the-art control and monitoring systems that are designed to ensure consistently high standards at low cost. Since its privatization, Wessex has improved levels of quality and standards of service, providing reliable water supplies without requiring any water usage restrictions. It has delivered this high quality service while reducing operating costs and delivering capital improvements below budgeted amounts. In addition, Wessex has developed extensive performance data that will be used for benchmarking purposes in Azurix operations around the world.

     We will also benefit from Wessex's experience with meeting mandated capital expenditure targets through the use of standard designs, the cost-effective management of major projects and in-house process and concept design. In addition, the use of local contractors and detail designers as well as appropriate technology and efficient procurement are key factors in capital expenditure management that have benefited Wessex in the past. During the 1990s, Wessex successfully managed a $2.0 billion investment program on time and below the price allowed by regulation. Current regulatory reports show Wessex as having among the lowest unit costs and the second highest operating margins in the U.K. water and wastewater industry.

     We will apply Wessex's operational and capital expenditure management skills in our global water business. We believe many of these skills are transferable to other water and wastewater assets or services we will acquire or manage.

  REGULATORY AND GOVERNMENT AFFAIRS EXPERTISE

     Our management team has extensive experience in working with regulators and other governmental agencies. Our executives understand how the regulatory framework and the privatization process work in the countries where they may have previously pursued infrastructure projects. In these countries, the same political leadership with whom they have previously worked may make decisions regarding water and wastewater privatizations. In many cases, the regulatory framework and sometimes complex pricing regimes are the same as those in the gas or electricity industries with which our management has experience. This understanding of the regulatory framework and pricing regime allows us to understand better how we can optimize value through tariff management and deliver a better service to our customers.

  FINANCING EXPERTISE

     Access to capital is essential in the global water business due to its significant financial requirements. We plan to employ sophisticated financing techniques and instruments similar to those successfully used by members of our management team in other infrastructure-intensive businesses. Our executives have experience in raising large amounts of capital through a wide array of capital market instruments and innovative off-balance sheet financing structures, as well as attracting and leveraging private equity. In financing a project through debt, we may enhance returns by placing a portion of the debt at the level of the holding company created to own a particular concession or facility. As our portfolio grows and matures, we also intend to enhance our equity returns and reduce overall risk exposure through opportunistic sales of all or a portion of individual assets or investments that have appreciated in value. In addition, our management has experience in applying financing techniques familiar to the domestic infrastructure market, such as leveraged leases, to international markets.

     Many of our executives have developed extensive contacts and experience in the global financial market. We intend to work in partnership with multilateral agencies such as the World Bank, International Finance Corporation, the Inter-American Development Bank, the European Bank for Reconstruction and Development and the Overseas Private Investment Corporation.

     We intend to apply our financial expertise and skills to the global water industry to lower the cost of capital for our projects and acquisitions.

OUR BUSINESS STRATEGY

     Our business strategy is focused on three complementary areas in the global water industry:

     - Acquiring, owning, operating and managing water and wastewater assets

     - Providing water and wastewater related services, including operations, management and engineering, residuals management, and underground infrastructure development and remediation services

     - Developing and managing water resources

     Our participation in each of these areas should allow us to satisfy the needs of a full spectrum of water and wastewater customers. The particular characteristics of each market as well as customer needs that vary by region and market will drive our approach to developing these business lines and providing creative solutions to water and wastewater needs in those markets.

  ACQUIRING, OWNING, OPERATING AND MANAGING WATER AND WASTEWATER ASSETS

     ACQUIRING WATER AND WASTEWATER ASSETS. We intend to build a diversified portfolio of water and wastewater assets, including both established businesses with stable returns and concessions and projects in emerging markets with significant development requirements and potential for growth and enhanced returns. We also intend to consider acquisitions of privately owned water and wastewater assets throughout the world with predictable contractual or regulated revenue streams that will complement our portfolio and strengthen our competitive position in the global water industry.

     We intend to acquire water and wastewater assets through participation in public tenders and privately negotiated transactions throughout the world, including Europe, the United States, Latin America, the Middle East, Africa, Asia and the Pacific Rim. As the trend toward privatization continues, we expect new opportunities to materialize around the world. See "-- The Global Water Industry -- Trend Toward Government Outsourcing Through Private Sector Privatization."

     We intend to target opportunities where there is potential for increased returns and where we can draw on the significant experience of our management team in regulatory and rate case analysis, political risk assessment, country-specific project development and water infrastructure operation. In some instances, we may join with other parties, including local entities, in acquiring or bidding on assets. We will evaluate potential projects and acquisitions based on a variety of financial, strategic, regulatory and operational factors and utilize our sophisticated financial, legal and tax analysis capabilities to determine the appropriate acquisition and ownership structure designed to minimize risks. From inception, the analysis of potential acquisitions will be staffed by our employees with assistance from affiliated companies and external experts as needed. We expect to work with Enron's extensive network of offices and businesses around the world in identifying and pursuing potential water and wastewater and service opportunities.

     We carefully evaluate each project to assess its value. First, we conduct a due diligence review, identifying and quantifying the specific risks of the transaction. We then measure and manage these risks by preparing a detailed financial projection containing elements that we believe may affect the project materially throughout its economic life. We forecast inflation rates and, where applicable, changes in foreign exchange rates. We test projections for debt capacity, terms and rates along with an evaluation of local and world financial markets to assure the accuracy of our assumptions relating to capital costs. We quantify all other assumptions from the internal and external team of experts to forecast costs and revenues in the transaction. We then run multiple simulations, testing for various sensitivities and producing an analysis of the return on capital, adjusted for the risk of the specific project.

     OWNING, OPERATING AND MANAGING WATER AND WASTEWATER ASSETS. To ensure a smooth transition and to introduce more efficient working practices in the concessions and businesses we acquire and the start-up of new facilities we construct, we will send specialist transition teams of experienced staff with a full range of skills. Existing employees of Wessex, including over 300 engineers, scientists and other specialists, will be made available to operate our assets, especially during critical periods of takeover or start-up. We intend to use the systems and working methods that Wessex successfully employed to increase productivity and reduce costs.

     Following an acquisition of a water or wastewater asset, we intend to:

     - Enhance income by extending services and optimizing revenues

     - Reduce operating costs and capital expenditures through better management and procurement strategy

     - Increase efficiency through the use of technology and management information systems

     - Apply innovative financing techniques and sound financial and risk management techniques

     Revenue Enhancements. Water and wastewater systems offer many opportunities to increase revenues. For example, we might expand the number of customers connected, while optimizing the capital expenditures required to serve them. New customers could result from inherent population growth or migration to urban areas in the service territory. Another revenue enhancement is the effective use of water meters. Many water systems around the world do not use water meters. By installing meters where appropriate, we could track water demand more effectively and allocate water resources and service teams more efficiently. Where permitted, we will shorten billing periods, which expedites receipt of revenues and increases their collectibility. We will also apply more sophisticated billing technology to assure that customers are being billed and delinquent accounts are being pursued. Through improved service and better community relations, we expect to reduce uncollectibles. Finally, we will optimize tariffs by applying our experience in managing regulated assets and providing better service.

     Cost Containment Strategies. Our experience at Wessex helps us identify ways to control expenditures in operating our water and wastewater systems and facilities worldwide. These techniques are highly transferable from one location to another. In particular, we intend to:

     - Use sophisticated tracking and monitoring equipment to reduce water losses from leakage and theft

     - Reorganize the workforce to improve productivity

     - Procure equipment, chemicals and ancillary services more cost effectively

     - Shorten construction periods

     We expect that these value-added strategies will allow us to realize attractive returns on our global water industry investments. Whether responding to a tender or negotiating a contract directly, we expect to combine our experience from the concessions and projects we already have with our financing skills to offer a highly competitive price and, once we acquire an asset, to serve our customers efficiently and effectively.

  PROVIDING MUNICIPAL AND INDUSTRIAL SERVICES

     We intend to provide a broad range of cost-effective services to owners of water and wastewater systems in governmental, commercial, industrial and agricultural markets around the world through innovative technological, environmental and financial solutions.

     Our water related services business will target municipal and industrial customers, initially in the United States and Europe, that are seeking to outsource the management of their systems. These customers generally desire a service provider with the operating experience and capital to provide reliable water supply and wastewater treatment services and the ability to comply with more stringent regulatory requirements for water quality and environmental protection. The current market has few operators that manage a large number of diverse assets and thus have the skills to compete effectively. By consolidating contracts for operation and management of treatment facilities and management of biosolids disposal or reuse through acquisition and growth, we can achieve economies of scale and operational efficiencies in this business that will allow us to compete more effectively.

     Furthermore, by offering operations, management and engineering, residuals management and underground infrastructure remediation and development services, we believe that we will position ourselves to capitalize on privatizations as they occur in certain municipalities. Providing a full range of services represents our primary method for consolidating municipal outsourcing activities, promotes access to a full range of governmental clients and allows municipalities to explore all their options from outsourcing certain services to full privatization of their systems. Working with municipal clients will also allow us to understand local markets and identify attractive systems for acquisition.

  DEVELOPING AND MANAGING WATER RESOURCES

     We believe the growing demand for drinking water has generated a need for better management of water resources. We believe that there are significant capital, technical and operational needs for this area of the water industry and that governments are increasingly turning to the private sector to manage and meet these needs. Wessex has recently commenced a trial of aquifer storage and recovery, which involves injecting drinking water into deep aquifers that act as natural underground reservoirs. Water put into the aquifer at times of low demand can be stored for months or years, to be used when demand is high. In addition, we are pursuing BOT projects for long-distance pipelines, aqueducts and reservoirs in the Middle East and another project to extract water in Latin America. Although this is not currently a significant portion of our business, we intend to pursue opportunities in water resource development and management as they arise.

EXISTING AZURIX ASSETS

  WESSEX

     Wessex's principal business is providing water supply and wastewater services in southwestern England through Wessex Water Services Ltd., a wholly owned subsidiary. In April 1998, the Office of Water Services ("Ofwat"), the industry regulator for England and Wales, published its assessment of relative operating efficiency, which showed Wessex as the most efficient water and wastewater company under its supervision. Ofwat also has recognized Wessex for providing among the highest overall standards of service of water and wastewater companies in the industry. Independent research shows that over 90% of customers consistently rate its service as "excellent" or "good." During the 1990s, Wessex successfully managed a $2 billion investment program on time and below the price allowed by regulation. Wessex's other principal subsidiary is SC Technology, which conducts business as Swiss Combi and designs, sells and operates biosolid drying plants.

     Much of Wessex's success in delivering high standards efficiently is due to the investment in and application of the latest technology. Sophisticated control and planning systems have largely eliminated the need for Wessex's 2,500 installations to be permanently manned. Instead, water supply and wastewater treatment collection and distribution systems can all be monitored from one central base. Regular maintenance and response to customer requests or emergencies are handled through an integrated planning and management system that ensures rapid response in the most efficient manner.

     WESSEX WATER SERVICES Through Wessex Water Services, Wessex provides water supply and wastewater services in southwestern England. Wessex has a virtual monopoly over water supply and wastewater services in its region, with the exception of the cities of Bristol and Bournemouth, where two companies provide only water and Wessex provides wastewater services.

     The Wessex region covers approximately 10,000 square kilometers and is predominantly rural. There are two major urban areas in the region, with Bristol and Bath in the north and Bournemouth and Poole in the south. The largest town for which Wessex provides water is Poole with a population of approximately 140,000, and the largest town for which Wessex provides wastewater services is Bristol, with a population of approximately 400,000 (approximately 800,000 including the surrounding area). The region's economy, which is one of the fastest growing in the United Kingdom, is based on agriculture, financial services, aerospace, defense establishments and specialist manufacturing.

     Water Supply Services. Wessex supplies approximately 400 million liters of water per day to a population of approximately 1.1 million using its water infrastructure. The system includes approximately 138 water sources, 128 water treatment plants, 320 pumping stations, 360 storage reservoirs and 11,000 kilometers of water mains. Wessex serves approximately 500,000 domestic and commercial locations. Wessex's customer base is approximately 56% residential and 44% commercial by volume of supply.

     Wessex withdraws 78% of its water from underground sources and the remainder from reservoirs (19%) and rivers (3%). Wessex has a comprehensive network of storage reservoirs (interlinked by a regional grid), which facilitate water management during periods of low rainfall. As a result of its strong water resources, internal grid network and water management, Wessex has not enforced any restrictions on water usage in the past 22 years. Ofwat has ranked Wessex as having fewer than average unplanned interruptions to water supply.

     Wessex is strengthening its water resources through reductions in leakage and trials in the use of aquifer storage and recovery. Although Wessex has reduced leakage by 20% since 1993, its leakage rates remain above average for the U.K. industry. Ofwat sets mandatory targets to reduce leakage from both company and customer pipes. These targets are reviewed annually and failure to meet the targets could result in enforcement action. Wessex intends to reduce leakage by optimizing pressure in its pipes, improving its response time for repairing leaks and replacing pipes and joints.

     The flow in some rivers in Wessex's region is being affected by water being withdrawn from underground aquifers by Wessex. This problem resulted from the granting of water withdrawal rights to Wessex's predecessors prior to privatization. Wessex has taken measures to reduce withdrawals of water and has given a commitment, subject to available funding, to eliminate low river flows caused by withdrawals of water by 2010. Wessex may need to develop additional water resources.

     Wessex has invested approximately $589 million in capital projects related to improvements in its water infrastructure since privatization in 1989, of which approximately $430 million has been invested since 1993. Wessex's water supply network continues to require further investment.

     Wessex takes an integrated approach to water quality, based on effective control and monitoring of treatment and distribution systems. All water treatment works have continuous automated operation and quality monitors. Wessex also monitors water quality through a program of regular sampling and analysis. During the year ended December 31, 1997, Wessex tested approximately 160,000 drinking water samples and achieved 99.9% compliance with the strict United Kingdom and European Union standards. Ofwat has ranked Wessex as above average for the provision of water supplies overall.

     Wastewater Services. Wessex treats on average 484 million liters of wastewater per day from a population of approximately 2.5 million through its infrastructure of approximately 360 wastewater treatment plants, 1,300 pumping stations and 15,000 kilometers of sewers. Residential customers account for approximately 76% of wastewater turnover and commercial customers account for 24%.

     Wastewater is collected in the wastewater system and pumped or gravitated to wastewater treatment plants where the wastewater passes through processes designed to remove biosolids and purify the wastewater. Following further processes, Wessex disposes of 83% of its biosolids to agricultural land, uses 12% in landscaping and land reclamation work and disposes of 5% in landfills. Approximately 20% of biosolids are subjected to advanced treatment at Wessex's thermal biodrier at its major wastewater treatment facility at Avonmouth, near Bristol. Wessex is currently installing biodriers at Bournemouth and Weston-super-Mare. A second plant is also planned for construction in 1999 at Avonmouth.

     Wessex has invested approximately $1.1 billion in capital projects related to improvements in its wastewater infrastructure since privatization, of which approximately $785 million has been invested since 1993. Wessex has been upgrading many of its wastewater treatment plants to comply with European Union legislation. At some of its treatment facilities, Wessex has introduced advanced membrane technology, ultraviolet disinfection and fully enclosed underground plants in connection with the treatment of wastewater. Wessex's new wastewater treatment plant at Porlock is the largest operational plant in Europe to use membrane technology to produce a high quality effluent which is virtually bacteria and virus free. Wessex is building a similar system at Swanage in Dorset.

     Wessex's wastewater treatment plants perform well above industry standards. During the year ended March 31, 1998, Wessex's wastewater treatment plants were in substantial compliance with applicable discharge standards and 99% of these plants were in 100% compliance with applicable discharge standards. Wessex is committed to providing full treatment for all continuous coastal discharges which impact on recreational waters. Full compliance with European Union bathing water quality standards in the Wessex region during the period from April to September 1998 was 91%, and the instances of noncompliance were due primarily to agricultural runoff and industrial discharges, not Wessex's treatment operations.

     Properties. Wessex manages over 2,500 installations. These include approximately 138 water sources, 128 water treatment plants, 320 clean water pumping stations, 360 storage reservoirs, 1,300 wastewater pumping stations and 361 wastewater treatment plants. The following is a list of the five largest water treatment plants operated by Wessex:

LOCATION                                                              CAPACITY
--------                                                      ------------------------
                                                              (MILLION LITERS PER DAY)
Maundown....................................................            72.0
Upton Scudamore.............................................            36.4
Corfe Mullen................................................            33.0
Sturminster Marshall........................................            30.0
Durleigh....................................................            30.0

     The following is a list of the five largest wastewater treatment plants operated by Wessex:

                                                              ESTIMATED EQUIVALENT
LOCATION                                                       POPULATION SERVED
--------                                                      --------------------
Bristol (Avonmouth).........................................        897,000
Holdenhurst.................................................        180,000
Poole.......................................................        159,000
Bath (Saltford).............................................        109,000
Bridgwater..................................................        107,000

     Customer Charges. Ofwat sets limits on the rates Wessex may charge for its regulated water supply and wastewater treatment businesses, including the extent of annual rate increases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook."

     Charges for water supply and wastewater services are calculated separately based on the average costs of providing each service for each class of customers. Currently approximately 82% of household bills are calculated in part on the basis of the ratable value of the property, a valuation which was used by local governments to set municipal charges until April 1, 1990, rather than their usage. The remaining 18% of household customers pay based on metered water usage. Where a customer receives a metered water supply, wastewater services charges are based on the volume of water supplied. Wessex offers free meter installation service to all its customers and, as a result, the level of metering in Wessex's territory is above the industry average in the United Kingdom. New properties will be subject to metering.

     Charges are generally set on a standard tariff basis. Charges for bulk supplies of water are usually determined on an individual basis, as are charges for some larger commercial water supplies and some trade effluent. The charging basis for bulk supplies in some cases provides for annual recalculation by reference to the expenditure associated with the supply. Trade effluent from industrial users is normally charged on a formula basis taking account of the volume of effluent, its strength and costs of removal and treatment.

     In March 1998, the U.K. government issued new proposals for water charging. These proposals include:

     - Permitting those who currently pay for water on an unmeasured basis and use water only for essential domestic purposes to continue to do so in their present home

     - Eliminating the threat of disconnection for domestic customers

     - Providing domestic customers the choice of a meter, free of charge, if it suits their needs

     - Providing assistance to customers with special needs

     A review of the customer charges of Wessex is in process and new price limits will apply from April 1, 2000. See "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook" and "Regulatory Matters."

     Competition. Despite an absence of regulatory restrictions on entry into the U.K. water industry, 98% population coverage and high infrastructure costs deter potential new entrants. There is some limited direct competition in the industrial market. For example, other companies may be granted the right through "inset appointments" to supply water and wastewater services to Wessex's customers using in excess of 250 megaliters of water per year. Inset appointments may also be granted for "greenfield sites," which are areas previously not served by existing companies, or where an incumbent water company consents to change its boundary to allow part of its area to be transferred to another company or potential company.

     SC TECHNOLOGY. In 1996, Wessex acquired SC Technology, which does business under the name of Swiss Combi. Based in Switzerland, SC Technology is one of the leading biosolid drying companies in the world. SC Technology designs, sells and operates environmentally sound biosolid drying processes and markets recycled biosolids for agriculture and land reclamation. SC Technology currently has approximately 40 plants completed or under construction, located in more than ten countries, primarily in Western Europe.

     Volumes of biosolids are increasing worldwide. Historically, these biosolids were supplied to farmers or disposed of at sea. Wessex believes that the ban imposed on disposal of biosolids at sea, together with concerns from food retailers about the recycling of untreated biosolids over agricultural land and air pollution problems resulting from the incineration of biosolids, make the biosolid drying process an attractive method of biosolid disposal for the future. The Swiss Combi process uses a closed loop drying system to produce pasteurized dried granules which are odor free and easy to handle and transport. The granules, known as biogran, have a much lower bacterial count than digested biosolids and can be safely sold as a soil conditioner. They also may be sold as fuel.

  MENDOZA, ARGENTINA

     In May 1998, Enron, in a consortium co-led by SAUR, a French water company, successfully bid to acquire a controlling interest in Obras Sanitarias Mendoza S.A., a privatized company that holds a 95-year exclusive concession to provide water and wastewater services to the majority of the Province of Mendoza, Argentina. Mendoza is one of Argentina's fastest growing provinces. Enron has contributed to Azurix its 32.1% interest in OSM. SAUR owns a 32.1% interest in OSM, local private investors own a 3.3% interest, Italgas owns a 2.5% interest, employees own a 10.0% interest and the Province of Mendoza owns the remaining 20.0%. Although SAUR is the operator, certain decisions regarding OSM require the approval of both Azurix and SAUR.

     The concession is located in the desert bordering Chile at the base of the Andes mountains. Its service territory covers six municipalities. The Mendoza area has a strong economy. Per capita revenue is among the highest in Argentina due to the petroleum and mining industry activity in the area, and per capita water usage is among the highest in the hemisphere.

     The concession holder is charged with operating, maintaining and upgrading OSM's ten drinking water plants, 17 wastewater treatment plants as well as associated distribution and collection networks to Mendoza. OSM serves over one million water customers and has 285,000 water connections. OSM provides wastewater services to 883,000 people and has 210,000 wastewater connections. The concession contract requires OSM to expand the water and wastewater connections in concession area over the next 10 to 15 years. OSM's assets include raw water transportation pipelines and aqueducts, drinking water treatment plants and other general assets.

     Water supply comes primarily from the regional river, Rio Mendoza. The surface water feeds by gravity to treatment plants. The remaining groundwater comes from approximately 160 wells. OSM uses four large lagoon systems to provide the majority of wastewater treatment within the concession area. Average billing is approximately $30 bi-monthly for water and wastewater.

     OSM is required to meet standards of service established by the special purpose regulatory body known as Ente Provincial de Agua y Saneamiento ("EPAS") and to make appropriate arrangements for the improvement and extension of service. The standards of service include quality and availability requirements, which are initially set by the concession contract. Each year, the operator must submit an annual report that will specify, among other things, the company's progress with respect to its plan of operation and expansion.

     OSM must pay the Province a yearly royalty based on operating revenue. This royalty is equal to 3.85% in the first five years of the concession and 9.98% thereafter.

     The concession may be terminated for fault of the concession holder under certain circumstances, including: repeated failure to provide service as required by the concession contract; repeated violation of applicable EPAS regulations; unjustified delays in completion of the then-current plan of operation and expansion; willful withholding of information from EPAS; failure to maintain adequate performance bonds; and any change in the corporate structure of OSM or the operator without the prior approval of the Province.

     The Province can undertake the partial or complete termination of the concession for noncompliance with the terms of this contract or for public interest reasons. In that event of a termination for public interest reasons, the Province must compensate OSM for its lost investment. OSM believes it is in compliance with the concession contract in all material respects.

  CANCUN, MEXICO

     We have entered into an agreement to acquire a 49.9% economic interest in and to manage and operate the water and wastewater treatment concession for Cancun and Isla Mujeres, Mexico. Desarrollos Hidraulicos de Cancun, S.A. de C.V. ("DHC") is the concessionaire that holds the concession. Affiliates of one of the current shareholders, Grupo Mexicano de Desarrollo, S.A. ("GMD"), will retain an aggregate 50.1% economic interest in DHC. We will pay the sellers $13.5 million in cash for our 49.9% interest. We will also lend DHC up to $25 million to permit DHC to retire certain indebtedness and to initiate certain improvements in the wastewater treatment system. The first funds for the loan were advanced in February 1999, and we will purchase the equity interest on receipt of certain governmental approvals to the investment, expected in March 1999.

     The concession was initially granted to DHC on the condition that it would invest a specified amount of capital in projects to provide services under the concession. As a result of the devaluation of the Mexican peso in 1994, DHC was unable to meet some of its investment obligations and the government of the State of Quintana Roo in August 1996 designated the state regulatory authority to operate the concession. In February 1997, GMD and DHC agreed with the state government that, as a condition to reassuming operation of and retaining the concession, DHC would make the necessary investments and form an association with an experienced operator of water concessions.

     The concession extends to October 2023. Based on figures available at the date of acquisition, the concessionaire serves a population of approximately 350,000 through 67,000 connections. An estimated
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70% of the concession's revenues are derived from the supply of drinking water to tourist hotels, whose revenues are primarily U.S. dollar based. The water tariff paid by the hotels is adjusted quarterly according to the change in Mexico's consumer price index as published by the Mexican government. In addition, the concession provides that the rate paid by the hotels will be increased in the event of a variation of the Mexican peso/U.S. dollar exchange rate in excess of 15% due to a short-term event. The remainder of revenues come from residential drinking water supply and from wastewater services. Residential drinking water rates are adjusted with changes in the Mexican minimum wage established by the minimum wage commission. Currently, less than 40% of the wastewater in the Cancun urban zone that is collected is being treated.

     FONATUR, the Mexican tourism board, currently owns three wastewater treatment plants that process 72% of wastewater from the hotel zone and the Cancun urban zones. We intend to pursue investment or ownership opportunities in all three of these facilities. The remaining 28% of wastewater is treated by DHC.

     We will have three seats on the board of directors of DHC, while the 50.1% shareholders will have two. We will have the right to appoint the chief executive officer, the chief financial officer and the chief operating officer of DHC. GMD will appoint the chairman of DHC's board and the non-voting board secretary. Resolutions concerning certain corporate actions and governance issues will require supermajority approval.

SUPPLIERS

     We intend to achieve economies of scale in buying goods and services. In addition, we expect to centralize purchasing arrangements to reduce costs and improve quality. Wessex's key suppliers provide energy (representing approximately 10% of operational costs), pipes and infrastructure goods. The majority of Wessex's energy requirements are supplied by three companies. Terms with strategic suppliers are negotiated to derive the best overall terms incorporating continuity of supply and payment terms.

RESEARCH AND DEVELOPMENT

     Since our formation, we have established a link with the Water Research Centre, which is conducting a U.K. industry-wide research and development program that currently invests approximately $6.6 million each year in research programs. The Water Research Centre is internationally renowned as the market leader in water and wastewater technology. We will have a research department based within the Water Research Centre at Swindon in the United Kingdom. The Water Research Centre will also provide us with a service to monitor the development of water and wastewater technologies across the world and with the opportunity to access, and, when appropriate, invest in new technologies. Wessex contributes approximately $160,000 per year to this program.

     Wessex carries out its own research and development to improve the reliability and effectiveness of its treatment systems. In-house research and development projects include development of a mobile filter for wastewater treatment and disinfection and membrane technology. Wessex has spent approximately $1.6 million on these two project areas in the last three years. A third major project area is pasteurization of wastewater biosolids using the Swiss Combi thermal drying technique. Wessex has spent approximately $640,000 over the last three years in this area.

EMPLOYEES

     As of February 28, 1999, we had approximately 145 employees, excluding employees of Wessex. As of February 28, 1999, Wessex had approximately 1,440 employees. As part of its efforts to improve operating efficiencies, Wessex has reduced the number of its employees by approximately 500 employees since March 31, 1993, primarily through attrition and voluntary retirement packages. As of February 28, 1999, SC Technology had approximately 50 employees.

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

INSURANCE

     We believe that our insurance arrangements, including self-insurance, are customary for the industry and are adequate. Wessex, Mendoza and Cancun have separate locally underwritten insurance policies covering employers liability, public and products liability, excess public and products liability and their motor fleets. Enron's corporate insurance program covers the direct exposures of Azurix and the indirect exposures of Azurix's less than wholly owned subsidiaries, to the extent of Azurix's interest in the subsidiary. Following the offering, Azurix will continue to participate in Enron's corporate insurance program. In the future, Azurix may establish a separate program for Azurix and Azurix's subsidiaries.

LEGAL PROCEEDINGS

     There are no legal or arbitration proceedings, including any that are pending or threatened, of which we are aware that if adversely determined would have a material adverse effect on our financial position, liquidity or results of operations.

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                               REGULATORY MATTERS

     The following is a summary of regulatory matters relating to water and wastewater operations in the United Kingdom, Argentina and Mexico. In addition, the following summarizes regulatory matters in the United States, where we intend to operate water and wastewater assets in the future.

     In general, most countries where we have invested, or intend to consider investments, have drinking water quality and environmental laws and regulations. We intend to invest in companies or projects that operate in material compliance with drinking water quality and environmental laws and regulations. However, we cannot guarantee that the due diligence we perform in advance of investing in an entity will identify any or all noncompliance with environmental laws and regulations by such entities.

     Because the supply of clean drinking water and the treatment of wastewater are essential societal needs, we anticipate that these activities will be subject to at least some form of regulation wherever we do business. The nature and extent of environmental laws and regulations vary from country to country and there may be wide disparities in the requirements from one part of the world where we do business to another. Generally speaking, compliance with these laws and regulations is mandatory and penalties, as well as injunctive and other relief, are usually available in the event of noncompliance. Moreover, these law and regulations may require improvements to water and wastewater systems that will require additional capital and operating costs for us to remain in compliance.

     Changes in the nature of these laws and regulations, or in the level of their enforcement, also have the potential to impact adversely our financial results during the relevant period. In certain cases, these adverse impacts could cause our actual financial results to differ materially from those we project, forecast, estimate or budget. Moreover, changes in these laws and regulations may require improvements in order to remain in compliance that can result in additional capital and operating costs.

     Where we operate water or wastewater companies serving end-users, we can expect to be subject to regulation on the rates we may charge. The regulatory regime will vary from jurisdiction to jurisdiction, but can be expected to resemble in some respects the regime in place in the United Kingdom, Argentina or Mexico.

     Wessex has established a comprehensive environmental auditing program that is designed to provide early identification of potential environmental problems associated with its activities and to provide reasonable assurance that all identified problems are properly and promptly addressed. We expect to use the environmental auditing capabilities already established within Wessex to evaluate potential environmental and other regulatory risks that may be associated with water and wastewater systems, companies and concessions in which we may invest. We will also use these capabilities to monitor environmental and other regulatory compliance in all water and wastewater systems, companies and concessions in which Azurix or one of its subsidiaries takes an active management role. Despite the demonstrated effectiveness of this environmental auditing program with respect to Wessex's operations, however, there can be no assurance that this approach will be adequate to address and manage all such risks associated with our business.

U.K. REGULATORY MATTERS

     The economic aspects of the water industry in England and Wales are principally regulated under the provisions of the Water Industry Act 1991. Following privatization of the U.K. water industry, each of the water and wastewater companies became regulated through a license and the regulatory provisions of the Water Industry Act 1991 and regulations and orders thereunder. The license designates the relevant company as a water and/or wastewater undertaker in its own area and provides for the monitoring of the company's performance by the Director General for Water Services and the Secretary of State for the Environment.

     In setting prices, the Director is currently required to allow water and wastewater companies a projected rate of return sufficient to finance their operations and attract the capital necessary for investments in infrastructures required to meet environmental and other regulatory standards. The actual rates of return achieved by individual companies can vary significantly from the projected rates of return

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

assumed by the Director in setting prices. Historically, Wessex has exceeded these rates of return, although there can be no assurance it will continue to do so.

     Each water company is under a general duty to develop and maintain an efficient and economical system of water supply within its license area. Each wastewater company is under a general duty to provide, improve and extend a system of public sewers and to maintain those sewers to ensure that its sewerage region is effectively drained. In addition, discharges from wastewater treatment plants must be licensed by the Environment Agency, and wastewater companies are responsible for regulating discharges of industrial effluent into sewers. Contamination caused by effluent discharged from a treatment plant may subject the wastewater company to liability, including clean up costs.

     The Director is responsible for ensuring that water and wastewater companies comply with their license conditions. Conditions may be modified with the consent of the licensee after the giving of public notice and consideration of comments and objections. In the absence of consent, the only means by which the Director can secure a modification is following a modification reference by him to the U.K. Monopolies and Mergers Commission. The Commission is required to investigate and report on whether matters specified in the reference may be expected to operate against the public interest and, if so, whether the adverse public interest effect of those matters could be remedied by modification of the conditions of the license. If the Commission makes adverse findings, the Director must then modify the license accordingly.

     A license may also be revoked or transferred to another company in certain circumstances specified under law or in the license. These circumstances include the failure to comply with an enforcement order made by the Secretary of State for the Environment or the Director or the inability of the relevant water and wastewater company to pay its debts.

  WESSEX WATER SERVICES' LICENSE

     Wessex Water Services' license continues until 2014 and is subject to renewal. The license requires it to publish separate accounts, including on a current cost accounting basis showing its regulated business separately from all other businesses and activities. Regulated businesses, such as Wessex, are subject to business practices limitations, such as restrictions on cross-subsidies, that restrict affiliate dealings and promote competitive contracting.

     The license is being modified as a condition of regulatory clearance of Azurix's acquisition of Wessex to address regulatory concerns arising out of the acquisition. In particular, the modification will strengthen the financial independence of Wessex Water Services' regulated business, providing of water supply and wastewater services, by imposing restrictions on transfers of assets, guarantees, intercompany loans and loans containing cross-default provisions, a requirement that transactions with associated companies must be entered into on an arm's length basis at market rates and a requirement to maintain an investment grade rating for corporate debt of Wessex Water Services.

     The license as modified will also require a dividend policy to be agreed with the Director that ensures that Wessex Water Services retains sufficient funds to finance its core activities and will require Wessex Water Services to conduct its regulated business as if a separate public limited company. Enron gave a holding company undertaking that requires, among other things, that Enron and its affiliates to give Wessex Water Services all information necessary for it to carry out its obligations and to refrain from action that would cause Wessex Water Services to breach its obligations. This undertaking also provides that the board of Wessex Water Services must include at least three independent non-executive directors of standing and relevant experience.

  TARIFF RATES

     The Director regulates prices and service levels. Price controls applicable to each water and wastewater company are subject to review by the Director every five years, but both the Director and the individual company may seek an interim determination to adjust price limits between the periodic reviews in certain limited circumstances.

     Unlike "rate of return" economic regulation, such as exists for many U.S. industries, regulation in the United Kingdom generally uses forms of "price limitation." This is intended to reward companies for
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

efficiency and quality of service to customers. The U.K. regulatory system allows companies to retain for a period of five years any savings attributable to efficiencies that they are able to achieve. In the case of water, the main instrument of economic regulation is a price limitation formula set out in each company's license. This formula limits charges made by water and wastewater companies for a basket of principal regulated services. The limit is expressed as a percentage change by reference to the retail price index. This adjustment can be positive, zero or negative and is determined in light of past operational efficiencies, assumed future operational efficiencies, investments to meet water quality standards, expenditures to enhance security of supply and service levels and an appropriate return on capital.

     During the prior periodic review, completed in July 1994, the Director developed a structure for determining adjustment factors based on a matrix of purpose and cost categories. The purpose categories comprised of base service provisions, the maintenance of existing levels of service, as well as enhanced service levels, the water supply/demand balance and obligatory quality enhancements. The limits on Wessex's real price changes, i.e., in addition to the retail price index, resulting from the 1994 periodic review were +1.5% for each year until March 31, 2000.

     The Director is currently conducting a periodic review, to conclude in November 1999 when he will set new price limits for the period from April 1, 2000 to March 31, 2005. As part of the current review process, on October 29, 1998, the Director published a consultation paper setting out proposed ranges for bills for the period from 2000 to 2005. The Director has confirmed that, on the basis of past efficiencies achieved by water companies and evolving views about the cost of capital, he expects substantial price reductions in April 2000. However, the U.K. Government has recently proposed a five-year program of mandatory capital expenditures by the water companies aimed at quality and environmental improvements. This program is estimated to cost the industry $13.3 billion in the aggregate over the five years. In setting the new price adjustment factor, the Director will make an allowance for the investment needed to meet new quality and environmental obligations.

     The Director estimated, in the case of Wessex, that expected average household bills, in real terms, could be over 17.5% lower in 2000-2001 than in the previous year, but that bills overall would rise, by 2004-2005, to a level exhibiting only a small reduction compared with the expected 1999-2000 bill. This would constitute a material increase in prices following the one-time reduction in 2000-2001. The Director's estimates did not take into account the recent capital expenditure proposals of the U.K. Government. The Director has invited views on whether the one-time reduction is appropriate or whether the initial reduction could be modified so that bills could be broadly stable over the five year period. The Director's estimates for future bills assume that the scope for efficiency savings across the industry in operating costs could vary between 2% and 4% a year, and that for capital expenditure the average overall scope for efficiency is between 10% and 15% over the five year period. They also assume a post-tax cost of capital of 5.25% for all but the smaller companies.

     The Director held formal meetings with each of the water and wastewater companies during January and February 1999 to discuss the issues raised by a proposed price reduction including the responses of the public. Each company is to draw up a business plan for submission to the Director in April 1999. In July 1999, the Director will publish his draft determination of new price limits to run from 2000 to 2005, and his final decisions will be made in November 1999. If companies disagree with the Director's price determination, they may challenge his decision by requesting a reference to the Monopolies and Mergers Commission. Although we are unable to predict the precise outcome of the current U.K. rate review, it is likely to reduce significantly Wessex's revenues and earnings, but should not have a material adverse effect on Azurix's financial position. At the time of the acquisition of Wessex, we took into consideration the pending rate review in our valuation of Wessex.

  CHANGE TO REGULATORY REGIME

     On June 30, 1997, the U.K. Government launched a review of the framework for the regulation of all utilities, and in March 1998 set out its proposals in a consultation paper.

     In July 1998, following the consultation, the U.K. Government published its response. Among other things, it suggested that consumer protection should be the Director's primary duty achieved wherever possible and appropriate through promoting effective competition, but also taking into account the need to
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

ensure that regulated companies are able to finance the carrying out of their functions; that there should be consumer representative bodies to promote consumer interests; that a clearer link should be made between the prices utilities can charge and the customer service standards they achieve; that full information should be available on companies' performance on customer service standards and on the links between this performance and the remuneration of directors; and that Ministers should issue statutory guidance on social and environmental objectives. On publishing the response, the Secretary of State for Trade and Industry stated an intention to introduce legislation to implement the proposals as soon as parliamentary time permits. In his March 1999 Budget Speech, the Chancellor of the Exchequer announced that the Deputy Prime Minister will review competition in the water industry.

  DRINKING WATER QUALITY AND ENVIRONMENTAL REGULATION

     The water and wastewater industries in England and Wales are subject to numerous environmental regulatory requirements under the Water Industry Act 1991, the Water Resources Act 1991 and the Environment Act 1995. The Water Industry Act 1991 established a new, more extensive and more stringent quality regime for the water and wastewater industry through the creation of the National Rivers Authority, since replaced by the Environment Agency, and the Drinking Water Inspectorate.

     The Drinking Water Inspectorate is responsible for ensuring that water supplies meet the standards set out in the U.K. Water Quality Regulations. The licensed Inspectorate conducts technical audits to assess annually the quality of the drinking water supplied by the licensed companies. If any company fails to meet the relevant water quality standards, the Inspectorate may require it to take any necessary remedial action.

     Under the Water Resources Act, the Environment Agency may require persons to take precautions against pollution, may prohibit or restrict certain activities likely to cause pollution in areas designated by the Secretary of State for the Environment, and may issue consents to discharge matter from a drain or sewer. When reviewing existing consents and issuing new ones, the stated practice of the Environment Agency is to seek to set conditions at the level required to at least maintain and, where appropriate, improve the quality of the receiving waters.

     The activities of the U.K. water and wastewater companies are also affected by the requirements of European Union directives, including the Drinking Water Directive, the Bathing Waters Directive and the Urban Wastewater Treatment Directive, each of which has been brought into force in the United Kingdom. The environmental systems which Wessex has in place are designed to comply with EU and U.K. requirements.

     In May 1997, the Secretary of State for the Environment announced a review to examine ways in which environmentally damaging abstractions can be equitably curtailed. The review will consider arrangements to reduce abstractions under existing licenses and for revoking licenses in areas where pumping causes significant environmental damage. He has also announced that the Director will be setting mandatory targets to reduce leaks from water supplies, which will be reviewed annually. Failure to meet the targets would carry penalties and could ultimately lead to a water and wastewater company being put into the hands of an administrator appointed by the Director.

     In view of the age and history of many sites owned by Wessex, Wessex may incur liability for sites that are found to be contaminated, resulting in increased costs of managing or cleaning up such sites. Environmental legislation requires the polluter (or if the polluter cannot be found, the owner or occupant) of contaminated land to clean up any contamination which causes, or is likely to cause, significant harm to the environment. Polluters are also required to clean up any pollution of water courses. Other proposals which may impose strict liability for environmental damage are also under consideration by the European Union. Wessex expects that the direction of future changes will be towards further tightening of controls. However, Wessex does not believe that any liability which it may incur under environmental legislation or published European Union directives will have a materially adverse effect on its results of operations, financial position or liquidity.

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ARGENTINE REGULATORY MATTERS

  GENERAL REGULATION OF WATER

     Argentina has a federal system of government that grants significant regulatory powers to the provinces. Under the Argentine Constitution, each province has jurisdiction over its own natural resources, including water, and the legal power to create standards to protect such resources.

     Federal laws apply to areas within national jurisdiction, such as the federal capital, and to matters which affect the nation as a whole and not merely one province. At the national level, the Secretariat of Natural Resources and Sustainable Development is principally responsible for the protection of the environment, and the Ministry of Health and Social Action is principally responsible for the protection of public health. The Secretariat of Natural Resources and Sustainable Development also is responsible for the development and implementation of national water policy and for establishing priorities of uses for multiple-use water resources.

     Under the Argentine Constitution, the provision of water services at the local level generally is within the authority of the provinces and municipalities. In the Province of Mendoza, for example, the Ministry of Public Works and the Environment ("MOP") is granted general authority over all non-agricultural water services, and environmental regulation. Concessions for the provision of water services are granted by the provincial government by statute and decree, with oversight vested in MOP and in a special purpose regulatory body known as EPAS. Decisions of EPAS may be reviewed by the Minister of MOP and the Governor of the Province.

  REGULATION OF WATER SERVICE AND TARIFF RATES

     In Argentina, provision of local water service and tariff rates are generally controlled by provincial regulatory authorities, through a framework established by statute and concession contracts. Governmental acts are subject to judicial review in Argentine courts, but there is no right to appeal provincial decisions setting tariffs to the Argentine federal government. Where a water service concession is held by a company substantially owned by a U.S. company, however, recourse may be available through international arbitration under the Bilateral Investment Treaty between the United States and Argentina, which provides for fair and nondiscriminatory treatment of investments.

     The province of Mendoza provides an example of the process of granting concessions and setting tariffs on a provincial level in Argentina. In Mendoza, the basic regulatory framework is established by provincial statutes and decrees. Within that framework, EPAS and MOP regulate the provision of service and the setting of tariffs.

     TARIFFS. In Mendoza, tariffs are proposed by the local regulatory agency, EPAS, and then submitted to the Minister of MOP, the provincial legislature and Governor for approval. EPAS must recommend rate regimes with an aim to reflect efficient costs of operation, maintenance and expansion and renewal of the water system, including debt service. EPAS also strives to promote rational and efficient use of services and resources leading to a balance of supply and demand, and to address sanitation and social objectives. EPAS is authorized to establish tariff rates that require some users to pay rates that subsidize the cost of providing service to other users. Argentine law provides that in setting tariffs, EPAS must take into account costs of operations, maintenance, amortization of services and a "reasonable" rate of return for OSM in the context of an efficient level of operation. The basic tariff regime is to be reviewed every five years.

     The current tariff schedule imposes a fixed monthly charge per customer, based on a formula which takes into account the customer's land area, types and size of structures and uses of the land, that normally will remain unchanged until the new tariff regime is implemented. Changes in current tariffs are allowed for several enumerated reasons, including if operating costs increase or decrease by 4% as reflected in official national indices, if there is a change in the national "convertibility law" which establishes a 1:1 exchange rate of the peso with the dollar, if there are changes in the capital program due to government or regulatory reasons, or if there are changes in taxes, other than income taxes.

     A new tariff regime is to be implemented in Mendoza within the next several years based on a metered charge per liter of water used. The concession contract contains assurances that OSM will receive

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

the same level of revenue as under the prior regime, thus allowing OSM to retain efficiency gains and pass through changes in costs. The contract contains no provision for direct pass through for inflation or revisions in tariffs for capital expenditures. OSM may request adjustments to the new tariff if (1) the new tariff lowers consumption significantly, (2) OSM shows that the new tariff does not promote rational use of the assets and capital employed for the operations of the company or does not allow it to carry out the obligations of the company, or (3) OSM shows that most of the benefits of cost reductions are inuring to consumers.

  ENVIRONMENTAL MATTERS

     Beginning in the early 1990s, Argentina began addressing environmental matters systematically at the federal level. For instance, in 1991, the Argentine government enacted a law establishing the Secretariat of the Environment and calling for a balancing of economic development with the conservation of natural resources, the improvement of the environment and the prevention and amelioration of the effects of pollution. In August 1994, the Argentine Constitution was amended to assure the right of all residents of Argentina to a healthy environment and granted the Argentine government authority to establish minimum standards of environmental protection which are to be implemented by the provinces. The 1994 amendments to the Constitution also provide that damage to the environment must be repaired immediately in accordance with applicable law, and prohibit the importation of actually or potentially toxic or radioactive waste. In 1995, the Argentine government initiated a program to protect the environment by promulgating rules regarding water, land, air and noise pollution and hazardous substances.

     Throughout Argentina, the provinces take the lead in regulating discharges of pollutants into waterways. These provinces typically set permissible standards for pollutant levels in the discharges, issue permits and enforce them. In Mendoza, wastewater discharges are regulated at the provincial level by the MOP, which has adopted laws respecting water quality. Like most provinces in Argentina, the MOP issues permits and regulates discharges of pollutants into water bodies. In addition, OSM is required to comply with the drinking water quality standards set by the concession contract and enforced by EPAS. The Argentine government can enforce the provisions of the Argentine Civil and Criminal Codes against OSM.

     Most provinces in Argentina have also adopted their own regulations for air and waste as well. The various provincial laws establish different compliance and enforcement requirements.

MEXICAN REGULATORY MATTERS

  WATER PROVISION ISSUES

     Article 27 of the Mexican Constitution reserves water resources to the nation. Article 115 of the Mexican Constitution places responsibility for providing public services, including water and wastewater treatment, on the municipalities with the participation of the State when required by law. The Ministry of Environment, Natural Resources and Fisheries, through the National Water Commission ("CNA"), is responsible for:

     - Assigning water rights and discharge rights to users and assessing the relevant fees

     - Enforcing water-related environmental regulations

     - Planning the efficient development of water resources

     - Developing regulatory, legal and financial structures for water concessions at the municipal level with an emphasis on private participation

     - Providing technical assistance to local water authorities and advising on project feasibility

     - Providing financial support for priority water projects, particularly in low-income areas

     The states and municipalities are responsible for setting conditions for concessions and for establishing a tariff structure for all customer groups, collecting payments from customers and paying CNA for use of water rights. The Cancun/Isla Mujeres concession is regulated by Concession Integral de los Servicos de Agua Potable, Alcantarillado Sanitario y Saneamiento ("CAPA"), an agency of the State of Quintana Roo. One of the requirements of the concession is that the concessionaire achieve and maintain a 95%

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

connection rate for water and wastewater for the population. Changes to the connection rate requirement will be subject to the mutual consent of both CAPA and the concessionaire.

     The Governor of the State of Quintana Roo appoints the members of CAPA. If the Governor is not supportive of the concessionaire, CAPA may be less inclined to approve concessionaire initiatives and less understanding of problems it encounters. Azurix believes DHC has good relations with the state's governor elect.

  TARIFF RATES

     The tariff rates are set by CAPA and are based on the principal of full recovery of operations and maintenance costs and can be revised to maintain the economic equilibrium of the concession. There is no provision that tariffs should provide a return on equity or permit the concessionaire to earn a profit.

     Initial tariffs were set when DHC was first awarded the concession in October 1993. At current levels, the tariffs are sufficient to cover cost of operations, capital expenditures required under the concession and return on investment. These expenditures should not necessitate a real tariff increase over the term of the concession. However, should significant, unexpected capital expenditures be required, DHC can propose to CAPA a tariff increase.

     CAPA has indicated that it intends to change the tariff rate in the near term to eliminate the cross-subsidy between water and wastewater. Currently, wastewater service is charged a flat rate of 20% of the water bill, regardless of actual usage. This would have the effect of increasing wastewater rates and reducing water rates. If the concessionaire wants to increase rates in real terms, it will be required to submit a rate case to CAPA, with supporting economic and financial documents explaining the reason for the increase. In all cases, the real rate for the residential and communal customer classes shall not exceed the combined operation and maintenance cost of supplying those customers. The concession will be evaluated every five years to determine whether real tariff increases are justified. However, the concessionaire may propose real increases at any time, though CAPA is still obligated to approve them.

     Under the terms of the concession amendments, the concessionaire is permitted to disconnect a customer for non-payment.

  ENVIRONMENTAL MATTERS

     DHC has represented to Azurix that it is and has been in compliance with all state and federal environmental standards associated with the operation of the concession and that there are no outstanding non-compliant environmental issues with the state and federal agencies associated with the concession's operation.

     The wastewater plants operated by DHC are designed to discharge an effluent containing no more than 30 mg/l of total suspended solids and biochemical oxygen demand. The Mexican federal quality criterion for the saltwater injection discharge that is operated by DHC is 70 mg/l of total suspended solids and biochemical oxygen demand. With the completion of the plants under construction, the existing biosolid management system will need to be modified or expanded to manage the disposal of the additional volume of biosolids that will be produced, and other environmental systems will need to be reevaluated for ongoing operations. The majority of the planned capital expenditures is dedicated to the improvement of the wastewater collection and treatment system, and we believe that the amounts planned are sufficient to meet treatment goals and environmental regulations.

U.S. REGULATORY MATTERS

     The business sectors in which we intend to operate in the United States are generally highly regulated by national, state and local laws and regulations. Compliance with these regulations will likely be a significant aspect of our operations.

  TARIFF RATES

     In the United States, the rates for water and wastewater services are generally subject to state and local laws and regulation. Although the system is highly fragmented among jurisdictions, most jurisdictions in the United States utilize "rate of return" economic regulation in setting water and wastewater rates. Under rate of return economic regulation, the service provider is allowed to recover its reasonable and necessary operations and maintenance expenses, and a recovery of and a reasonable return on its invested capital. In most jurisdictions, a water or wastewater service provider is required to keep a current set of tariffs on file with the governing regulatory authority. A service provider generally can charge less than the approved tariffs. Typically, a service provider cannot change its rates without the approval of the governing regulatory authority. We can give no assurance regarding our ability to obtain approvals for rate changes, given the vast number of regulatory authorities with jurisdiction over water and wastewater service in the United States, and the fact that decisions regarding rate changes are often subject to political, as well as economic, factors.

  DRINKING WATER QUALITY

     The Safe Drinking Water Act directs the EPA to set drinking water standards for the approximately 55,000 community water supply systems in the United States. The Safe Drinking Water Act Amendments of 1996 bring substantial changes to the regulation and financing of water systems. The amendments have several potentially significant regulatory initiatives, which include the following:

     - Recent adoption of two rules that may require more sophisticated treatment. First, the disinfectants and disinfection by-products rule, establishes maximum residual disinfectant levels for chlorination and maximum contaminant level goals for potentially harmful disinfection by-products. Second, the enhanced surface water treatment rule focuses on treatment requirements for waterborne pathogens, particularly cryptosporidium.

     - A requirement that the EPA list 30 previously unregulated contaminants for monitoring, risk assessment, and potential regulation at least once every five years. The new Act also specifies that the EPA shall study radon, arsenic and sulfates and propose rulemakings in 1999, 2000 and 2001, respectively, if the EPA determines that these chemicals threaten the public health. Such a program poses the risk of additional contaminants being regulated as the EPA implements this research, with the attendant risks of potentially increased capital and operational costs.

     - Adoption of regulations to reduce lead and copper in drinking water. Water providers that exceed certain specified levels of lead and copper in drinking water may be required to perform additional monitoring and develop measures to reduce the lead and copper content.

     The EPA has other long-term plans to develop regulations governing the treatment of drinking water, such as the recycling of filter backwash into influent streams at public utilities and additional groundwater disinfection. It is unclear what precise form these and other regulations will take, so potential regulatory risks and costs of compliance cannot be evaluated at this time. As is true for any drinking water provider, if we operate water assets in the United States, we will face the risk that water we will provide could be contaminated, including for reasons outside our control and such contamination could expose us to regulatory sanctions and potential liability for injury to persons and property.

  ENVIRONMENTAL MATTERS

     Among other things, environmental laws and regulations in the United States generally set requirements for:

     - The quality of the discharges from treatment facilities

     - The handling and disposal of biosolids from treatment facilities

     - The management of associated materials and wastes

     - Good housekeeping practices for the management and monitoring of the operations

     We intend to invest in companies or projects that operate in material compliance with environmental laws and regulations. It is impossible, however, to predict how the precise regulatory framework governing companies in which we will invest will operate.

     Changes in environmental laws and regulations, or in the level of their enforcement, may adversely impact our financial results. In certain cases, these adverse impacts could cause our actual financial results to differ materially from those we project, forecast, estimate or budget. Moreover, changes in these laws and regulations may require improvements in order to remain in compliance that can result in additional capital and operating costs. Environmental protection statutes in the United States typically provide for the imposition of substantial civil and criminal penalties, as well as the possibility of permit revocation and corrective action orders, for violations of their requirements. These laws may also provide for retroactive, strict liability without regard to a party's negligence or fault.

     The Federal Water Pollution Control Act, known as the "Clean Water Act," establishes a system of standards, permits and enforcement procedures for the discharge of pollutants from industrial and municipal wastewater sources. The law requires permits for discharges from water treatment facilities and sets treatment standards for industries and wastewater treatment plants. Discharge permits issued under the Clean Water Act are subject to renewal once every five years. When discharge permits are renewed and reissued, it is customary for the EPA or the state agency issuing the permit to impose more stringent discharge limitations in the new permit. In addition, the EPA and the states have been establishing new standards for bodies of water that receive wastewater treatment plant discharges and these new standards may result in the imposition of more stringent effluent limitations as discharge permits are renewed. Compliance with these requirements is monitored closely and the Clean Water Act provides the EPA with an array of enforcement mechanisms for companies that fail to comply, including penalties and injunctive relief. Additionally, the EPA has recently published regulations of the use and disposal of biosolids when they are applied to land or incinerated. Although controls on biosolid disposal may be tightened, we believe it unlikely that the EPA would take drastic measures such as banning the land application of biosolids. Although we cannot predict the nature of these and other regulations under the Clean Water Act, we do not believe that such regulations will materially harm our business.

     Other U.S. environmental laws and regulations may also impact Azurix. These include the Clean Air Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act. Generally speaking, responsibility for implementing and enforcing the regulations promulgated by the EPA under the Clean Air Act and RCRA rests with individual states, whereas CERCLA is administered by the EPA itself. In some instances, state regulations have established standards that are more demanding than the federal standards. Although we anticipate that Azurix's industrial wastewater treatment services business will focus primarily on the operation and management of on-site wastewater treatment facilities, Azurix may also operate and manage facilities that receive and treat third party industrial wastewater that is generated at an off-site location. Biosolids and other residues resulting from the treatment of industrial wastewater, particularly wastewater from third party off-site generators, may be subject to classification as "hazardous waste" under RCRA and consequently become subject to more stringent handling and disposal requirements imposed under RCRA.

     We believe that Azurix possesses the expertise necessary to comply with all U.S. environmental laws applicable to Azurix's operations. We also expect that our U.S. operations will be subject to a comprehensive environmental auditing program similar to the program that Wessex has implemented for operations in the United Kingdom that is designed to provide early identification of potential environmental problems and to provide reasonable assurance that identified problems are properly and promptly addressed. Nevertheless, there can be no assurance that our operations will comply with all environmental laws at all times.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information regarding our executive officers and directors.

NAME                                   AGE                      POSITION
----                                   ---                      --------
Rebecca P. Mark......................  44    Director, Chairman and Chief Executive Officer
Rodney L. Gray.......................  46    Director and Vice Chairman, Finance, Risk
                                             Management and Investments and Chief Financial
                                             Officer
W. Nicholas Hood.....................  62    Director and Vice Chairman
John C. Ale..........................  44    Executive Director and General Counsel
Alex Kulpecz.........................  45    Executive Director, Europe, Middle East, Asia,
                                             Africa
Amanda K. Martin.....................  38    Executive Director, Americas
Edward N. Robinson...................  53    Executive Director, Strategy and Corporate
                                             Development
Colin F. Skellett....................  53    Executive Director, Technical and Operating,
                                             Environmental and Safety Services
John H. Duncan.......................  71    Director
Kenneth L. Lay.......................  56    Director
Jeffrey K. Skilling..................  45    Director
Joseph W. Sutton.....................  51    Director
John Wakeham.........................  66    Director

     Rebecca P. Mark has served as Director, Chairman and Chief Executive Officer of Azurix since its founding in July 1998. Ms. Mark has served as Vice Chairman of Enron since May 1998, and, until recently was Chairman of Enron International Inc. since January 1996 and Chairman and Chief Executive Officer of Enron Development Corp. since July 1991. She was also Chief Executive Officer of Enron International from January 1996 to May 1998 and Vice President and Chief Development Officer of Enron Power Corp. from July 1990 to July 1991. Enron International Inc., Enron Development Corp. and Enron Power Corp. are wholly owned subsidiaries of Enron. Ms. Mark is also a Director of Brunswick Corp.

     Rodney L. Gray has served as Director of Azurix since July 1998, as Vice Chairman, Finance, Risk Management and Investments and Chief Financial Officer of Azurix since November 1998 and Executive Director, Finance, Risk Management and Investments of Azurix from October 1998 until November 1998. Mr. Gray was Executive Vice President, Finance of Enron International from January 1997 until he joined Azurix. In addition, Mr. Gray was Chairman and Chief Executive Officer of Enron Global Power & Pipelines L.L.C. from June 1995 until November 1997 and was also President of Enron Global Power & Pipelines L.L.C. from November 1995 to November 1997. Mr. Gray also served as a Managing Director of Enron Development Corp. from August 1995 through December 1996, as Chairman and Chief Executive Officer of Enron International from June 1993 to December 1995, and as Senior Vice President, Finance & Treasurer of Enron from October 1992 through June 1993. Mr. Gray is also a Director of Harmon Industries Inc.

     W. Nicholas Hood has served as Director and Vice Chairman of Azurix since October 1998 and as Chairman of Wessex since September 1989. From 1987 to 1989, Mr. Hood served as Chairman of Wessex Water Authority, Wessex's predecessor. He is Chairman of MHIT plc and is a Non-executive Director of Winterthur Life U.K. Ltd. and Commercial Union Environment Trust plc, President of the International Water Services Association and a Member of the Water Training Council. Mr. Hood is Deputy Chairman of Business in the Community, a Member of The Prince's Council, Chairman of @Bristol and a Director of the Harbourside Foundation and of the Harbourside Center.

     John C. Ale has served as Executive Director and General Counsel of Azurix since December 1998. Prior to joining Azurix, Mr. Ale was with the law firm of Vinson & Elkins L.L.P. for more than 17 years, and was a partner for more than 12 years. From December 1996 to October 1998, Mr. Ale served as managing partner of the London office of Vinson & Elkins. From July 1993 to October 1998, he was chairman of Vinson & Elkins' project finance and development practice. Prior to joining Vinson & Elkins, Mr. Ale served as law clerk to the Honorable Warren E. Burger, then Chief Justice of the United States.

     Alex Kulpecz has served as Executive Director, Europe, Middle East, Asia, Africa of Azurix since September 1998. From October 1995 to September 1998, Mr. Kulpecz served as Director of Development for Russia, Central/Eastern Europe, Latin America and Africa for Shell International Gas & Power. Prior to that time, he led the reorganization teams for Shell International's exploration and production business in The Hague, acted as Senior Management Liaison for Shell International's oil and gas production business in Europe and the United Kingdom and held management positions in the Middle East and the United Kingdom.

     Amanda K. Martin has served as Executive Director, Americas of Azurix since September 1998. Commencing in 1991, Ms. Martin served in various positions with Enron Capital & Trade Resources Corp., including President of Energy and Finance Services from January 1998 to September 1998, Managing Director and Vice President of Business Ventures and Asset Management from September 1996 to January 1998, Vice President of Business Ventures and Asset Management from April 1994 to September 1996, and Senior Counsel from March 1993 to April 1994.

     Edward N. Robinson has served as Executive Director, Strategy and Corporate Development of Azurix since November 1998. Prior to joining Azurix, Mr. Robinson served as Member of the Executive Committee from 1992 to 1998, Executive Vice President and Manager, The Private Bank, from 1995 to 1998 and Executive Vice President and Manager, Investment Banking from 1992 to 1994 of Chase Bank of Texas, formerly Texas Commerce Bank. Mr. Robinson also served as Vice President and then Director from 1983 to 1989 and Managing Director from 1989 to 1992 of The First Boston Corporation.

     Colin F. Skellett has served as Executive Director, Technical and Operating, Environmental and Safety Services of Azurix since October 1998 and as Chief Executive of Wessex since January 1995. Mr. Skellett served as Managing Director of Wessex from September 1989 to January 1995. Mr. Skellett is also Chairman of Wessex Water Services Ltd. and is the U.K. representative on EUREAU.

     John H. Duncan has served as Director of Azurix since March 1999. Mr. Duncan's principal occupation has been investments since 1990. Mr. Duncan is also a Director of Enron, EOTT Energy Corp., the general partner of EOTT Energy Partners, L.P., Enron Oil & Gas Company, Chase Bank of Texas, National Association and Group 1 Automotive Inc.

     Kenneth L. Lay has served as Director of Azurix since November 1998. Mr. Lay has been a Director of Enron since 1985 and a Director of Enron Oil & Gas Company since 1985. For over five years, Mr. Lay has been Chairman of the Board and Chief Executive Officer of Enron. Mr. Lay is also a Director of Eli Lilly and Company, Compaq Computer Corporation, EOTT Energy Corp. and Trust Company of the West.

     Jeffrey K. Skilling has served as Director of Azurix since November 1998. Mr. Skilling has been a Director of Enron since 1997. Since January 1, 1997, Mr. Skilling has served as President and Chief Operating Officer of Enron. From June 1995 until December 1996, he served as Chief Executive Officer and Managing Director of Enron Capital & Trade Resources Corp. From August 1990 until June 1995, Mr. Skilling served Enron Capital & Trade Resources Corp. in a variety of senior managerial positions.

     Joseph W. Sutton has served as Director of Azurix since March 1999. Mr. Sutton has served as President of Enron International, Inc. since January 1996 and its Chief Executive Officer since May 1998. From January 1996 to May 1998, he also served as Enron International's Chief Operating Officer. From 1995 to January 1996, Mr. Sutton served as President and Chief Operating Officer and from 1992 to 1995 was a Vice President of Enron Development Corp. Before joining Enron Development Corp., Mr. Sutton served as a career officer in the U.S. Army.

     John Wakeham has served as a Director of Azurix since March 1999. Lord Wakeham has been a Director of Enron since 1994. Lord Wakeham is a retired former U.K. Secretary of State for Energy and Leader of the Houses of Commons and Lords. He served as a Member of Parliament from 1974 until his retirement from the House of Commons in April 1992. Prior to his government service, Lord Wakeham managed a large private practice as a chartered accountant. In the U.K., he is currently Chairman of the Press Complaints Commission and Chairman or Director of a number of publicly traded U.K. companies.

BOARD OF DIRECTORS

     Our Board of Directors will be divided into three classes serving staggered terms. Directors in each class will be elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class will stand for election as their terms of office expire. We expect
that, after the offering,                     and           will be designated
as Class I directors, with their terms of office expiring in 2000;           ,
          and           will be designated as Class II directors, with their
terms of office expiring in 2001; and           ,           and           will
be designated as Class III directors, with their terms of office expiring in 2002.

     Following the offering, we will appoint two individuals independent of Azurix, Enron, Marlin Water Trust and Atlantic Water Trust to serve on our Board of Directors.

     The Board of Directors expects to establish an Audit Committee and a Compensation Committee. The Audit Committee of the Board of Directors will include at least two independent directors. The Audit Committee will review and report to the Board of Directors with respect to the selection, retention, termination and terms of engagement of our independent public accountants, and maintain communications among the Board of Directors, the independent public accountants and our internal accounting staff with respect to accounting and audit procedures. The Audit Committee will also review, with management and our independent auditors, our annual financial statements, the adequacy of our internal accounting and control procedures and policies and related matters. The Compensation Committee will consist of at least two persons who are outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee will be responsible for making decisions with respect to the compensation of our executive officers and key executives. The Board of Directors has established the Stock Plan Committee to administer our stock plan. Rebecca P. Mark, Kenneth L. Lay and Jeffrey K. Skilling currently serve on the Stock Plan Committee. The Board of Directors may, from time to time, establish other committees of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information for the year ended December 31, 1998 for the Chairman and Chief Executive Officer and each of the four other most highly compensated executive officers of Azurix. These five individuals are referred to in this prospectus as the "Named Executive Officers." Because each of these individuals joined Azurix during 1998, the amounts shown in the table below represent amounts attributable to Azurix after each individual joined Azurix.

                                                            ANNUAL COMPENSATION
                                         ---------------------------------------------------------
                                                                      OTHER ANNUAL     ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION    COMPENSATION
      ---------------------------        ----   --------   --------   ------------    ------------
Rebecca P. Mark(1).....................  1998   $247,812   $656,250           --              --
  Chairman and Chief Executive Officer
Rodney L. Gray(1)......................  1998   $151,875   $151,875           --              --
  Vice Chairman, Finance, Risk
  Management and Investments and Chief
  Financial Officer
Amanda K. Martin(1)....................  1998   $133,333   $241,667           --        $150,000(2)
  Executive Director, Americas
Alex Kulpecz(3)........................  1998   $177,172   $200,000     $188,613(4)     $250,000(5)
  Executive Director, Europe, Middle
  East, Asia, Africa
Colin F. Skellett(6)...................  1998   $ 78,158   $ 46,980           --              --
  Executive Director, Technical and
  Operating, Environmental and Safety
  Services

---------------

(1) Rebecca P. Mark, Rodney L. Gray and Amanda K. Martin began receiving compensation from Azurix in August 1998, August 1998 and September 1998, respectively. These individuals were compensated by Enron and/or its affiliates for the entire year. The amounts shown in the table represent pro rata amounts of their total compensation received from Enron for the portion of 1998 after they joined Azurix.

(2) Represents a portion of the $350,000 bonus paid to Ms. Martin in connection with her transfer from Enron to Azurix.

(3) Alex Kulpecz joined Azurix during September 1998.

(4) Includes $127,533 for payment of U.K. income taxes.

(5) Represents a sign-on bonus.

(6) Colin F. Skellett joined Azurix in October 1998 in conjunction with the acquisition of Wessex. The amounts shown in the table represent a pro rata amount of his total compensation received from Azurix and Wessex for the portion of 1998 after he joined Azurix.

EMPLOYMENT AGREEMENTS

     Rebecca P. Mark entered into an employment agreement with Enron and Azurix which runs through December 31, 2001 and entitles Ms. Mark to an annual salary of $710,000. The agreement provides that Ms. Mark will participate in an annual incentive plan with a bonus determined at the discretion of the Board of Directors. If Ms. Mark is involuntarily terminated, which includes a termination without cause, then she will receive a monthly severance payment equal to 100% of her monthly salary until the end of the term of the agreement as if she had not been terminated, annual bonus payments through the term of the agreement and will become fully vested in all long-term incentive grants and awards except for options to purchase shares of Azurix common stock granted on February 2, 1999. The agreement prohibits

Ms. Mark from competing with Enron until December 31, 2001. The agreement also contains other customary benefits and perquisites.

     Rodney L. Gray entered into an employment agreement with Azurix which runs through February 15, 2004 and entitles Mr. Gray to an annual salary of $430,000. The agreement provides that Mr. Gray will participate in an annual incentive plan with a bonus target of 100% of his annual base salary. If Mr. Gray is involuntarily terminated, which includes a termination by Azurix without cause, then he will receive a monthly severance payment equal to 100% of his monthly salary and annual bonus payments until the end of the term of the agreement as if he had not been terminated. The agreement prohibits Mr. Gray from competing with Azurix until February 15, 2004. The agreement also contains other customary benefits and perquisites.

     Amanda K. Martin entered into an employment agreement with Enron Capital & Trade Resources which was assigned to Azurix. The agreement runs through August 31, 2003 and entitles Ms. Martin to an annual salary of $400,000. In connection with the transfer of her agreement to Azurix, Ms. Martin received a bonus of $350,000. The agreement provides that Ms. Martin will participate in an annual incentive plan with a bonus target of between 100% and 200% of her annual base salary. If Ms. Martin is involuntarily terminated, which includes a termination by Azurix without cause, then she will receive a monthly severance payment equal to 100% of her monthly salary and unpaid annual bonuses until the end of the term of the agreement as if she had not been terminated. In order to receive these payments, Ms. Martin may not compete with Azurix during the term of the agreement following an involuntary termination. The agreement also prohibits Ms. Martin from competing with Azurix until six months after the term of the agreement. The agreement also contains other customary benefits and perquisites.

     Alex Kulpecz entered into an employment agreement with Azurix which runs through September 14, 2001 and entitles Mr. Kulpecz to an annual salary of $492,000. In connection with his agreement, Mr. Kulpecz received a sign-on bonus of $250,000. The agreement provides that Mr. Kulpecz will participate in an annual incentive plan with a bonus target of 100% of his annual base salary. If Mr. Kulpecz is involuntarily terminated, which includes a termination by Azurix without cause, then he will receive a monthly severance payment equal to 100% of his monthly salary until the end of the term of the agreement as if he had not been terminated plus a pro rata portion of his bonus earned for the year of termination. In addition, in the case of involuntary termination except if he has failed to meet certain performance objectives, Mr. Kulpecz will be entitled to a payment so that the value of the equity in Enron and Azurix which he has received pursuant to his employment agreement plus the payment equals one million dollars. The agreement prohibits Mr. Kulpecz from competing with Azurix until the later of September 14, 2001 or one year following termination of employment. The agreement also contains other customary benefits and perquisites.

     Colin F. Skellett entered into an employment agreement with Wessex, which entitles Mr. Skellett to an annual salary of $423,300. The employment agreement may be terminated by either Wessex or Mr. Skellett upon 12 months' notice. The agreement otherwise terminates on Mr. Skellett's 60th birthday. The agreement provides that Mr. Skellett will participate in an annual bonus plan. The agreement prohibits Mr. Skellett from competing with Wessex for one year following termination of employment.

STOCK PLAN

     We have adopted a stock incentive plan. Grants of incentive stock options and nonqualified stock options and awards of restricted stock may be made pursuant to the stock plan. At any particular time, the number of shares of common stock issued under the plan plus the number of shares of common stock issuable upon the exercise of all outstanding stock options under the plan may not exceed 15% of the total number of shares of common stock then outstanding, assuming the exercise of all outstanding options. The stock plan will be administered by the Stock Plan Committee, which consists of Rebecca P. Mark, Kenneth L. Lay and Jeffrey K. Skilling. The exercise price for an option granted under the stock plan will be determined by the Stock Plan Committee and will be no less than the fair market value of the common stock on the date that the option is granted. If our outstanding common stock is adjusted because of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other similar change, the Stock Plan Committee will make appropriate adjustments to the total number of shares covered by the plan and the exercise price and number of shares covered by each outstanding option or restricted stock award.

     As long as Enron owns 30% or more of our common stock, if there is a change in control of Enron, then each outstanding restricted stock award or option, regardless of vesting, will be surrendered and canceled and each grantee will receive a cash payment from Azurix. If there is a change in control of Azurix, then each outstanding restricted stock award or option, regardless of vesting, will be surrendered and canceled and each grantee will receive a cash payment from Azurix. In either case, the cash payment for restricted stock awards will equal the fair market value of a share of our common stock on the date of cancellation multiplied by the number of shares subject to the restricted stock award. In either case, the cash payment for canceled options will equal the difference between the fair market value of a share of our common stock on the date of cancellation minus the exercise price of the canceled options multiplied by the number of shares covered by the canceled options. In the case of a change in control of Azurix by means of a merger, sale or other business combination or a tender offer, the fair market value of our common stock for purposes of the calculation set forth in the previous sentence will be the per share price offered to our stockholders in such transaction.

STOCK OPTION GRANTS

     On February 2, 1999, Azurix issued options to purchase shares of common stock at $16.72 per share to the Named Executive Officers. Rebecca P. Mark received 2,000,000 options which will vest 25% per year over a four-year period. Rodney L. Gray received 1,000,000 options which will vest 20% per year over a five-year period. Amanda K. Martin received 1,000,000 options which will vest 25% per year over a four-year period. Alex Kulpecz received 1,000,000 options which will vest 20% per year over a five-year period. Colin F. Skellett received 600,000 options which will vest 33 1/3% per year over a three-year period. In addition, on February 2, 1999, Azurix issued an aggregate of 2,199,850 options to purchase shares of common stock at $16.72 per share for other employees with vesting schedules ranging from three to five years. All of these options expire ten years after the grant date.

                              CERTAIN TRANSACTIONS

AGREEMENT REGARDING BUSINESS OPPORTUNITIES AND RELATED MATTERS

     Enron and Azurix will enter into an agreement that addresses the scope of Azurix's business and provides that certain activities in which Enron and its affiliates may engage are permitted, even if those activities have a competitive impact on Azurix. In general, Enron will be permitted to engage in any business whatsoever, including water, wastewater and other businesses competing with Azurix, and may compete in public tenders against Azurix, provided the business is conducted and opportunities are identified and developed through Enron's own personnel and not through Azurix. If an opportunity in the water industry is presented to a person who is an officer or director of both Enron and Azurix, the opportunity must first be offered to Azurix, unless water constitutes a minority of the fair market value of the opportunity, as determined by that officer or director in good faith based on information available at the time. Azurix will indemnify Enron and its officers, directors and employees against all claims brought on account of Enron's pursuing activities competitive with Azurix, provided Enron has followed the rules just described.

     The agreement will require Azurix to limit its purpose, in its certificate of incorporation, to the businesses generally identified in this prospectus, activities incidental to those businesses, and such other businesses as Enron may approve in its sole discretion. The agreement will restrict both Enron and Azurix from taking action to restrict each others' businesses or to subject them to certain forms of regulation.

     The agreement will expire the first date on which neither Enron nor Atlantic Water Trust directly or indirectly owns or has the power to vote at least 35% of the shares of Azurix ordinarily entitled to vote for the election of directors or otherwise controls Azurix. Disputes under the agreement are to be resolved through arbitration. The agreement also permits conflicts of interest between Enron and Azurix to be resolved through approval by a majority of the directors of Azurix not associated with Enron.

SERVICES AGREEMENT WITH ENRON

     We will have an agreement with Enron pursuant to which Enron provides various corporate staff and support services to us. These include services such as information technology, building maintenance, security and other office services as well as certain employee-related services such as employee development and training and maintenance of certain compensation and other benefits programs. We also may utilize Enron's regulatory affairs, marketing affairs, treasury and risk assessment and control departments. In addition, Azurix will participate in Enron's corporate insurance program. The agreement will provide that we may utilize the international offices of Enron and its affiliates for certain projects. This is subject to our mutual agreement with Enron or its affiliates on a project-by-project basis. Our agreement will provide that we will reimburse Enron for the direct charges related to the Enron services which we use. We will also be allocated and be liable to Enron for an amount of overhead charges related to Enron corporate staff and support services which we utilize. The agreement will be for an indefinite term, but it may be terminated by either party with 180 days' notice.

UNDERTAKINGS

     In connection with regulatory clearance of the acquisition of Wessex, Enron and Wessex's immediate parent, Azurix Europe, agreed to make certain undertakings regarding the modification of Wessex Water Services' license as a provider of water and wastewater services. The objective of the modifications was to allow Wessex to operate as if it is a stand-alone organization and to ensure that Wessex has sufficient financial and managerial resources.

CONFLICTS OF INTEREST

     Atlantic Water Trust currently owns all of Azurix's outstanding common stock. Following completion of the offering, Atlantic Water Trust will own
approximately      % of our outstanding common stock (  % if the underwriters'
over-allotment option is exercised in full). Each of Enron and Marlin Water

Trust owns a 50% voting interest in Atlantic Water Trust. To date, Enron has appointed all the directors of Atlantic Water Trust and Azurix, although Marlin Water Trust at any time has the right to replace half of the directors of Atlantic Water Trust and currently, and in certain cases following the offering, up to half of the Azurix directors. As a result, following the offering, Enron and Marlin Water Trust will continue to exert significant influence over the policies, management and affairs of Azurix and the outcome of most corporate actions requiring stockholder approval, including the approval of transactions involving a change in control of Azurix.

     Some individuals who serve as officers and directors of Enron also serve as directors of Azurix. The directors and officers of Enron have fiduciary duties to manage Enron, including its investments in subsidiaries and affiliates such as Azurix, in a manner beneficial to Enron and its stockholders. Similarly, the directors and officers of Azurix have fiduciary duties to manage Azurix in a manner beneficial to Azurix and its stockholders. In some circumstances, the duties of these directors and officers of Enron may conflict with their duties as directors of Azurix. In addition, certain other conflicts of interest exist and may arise in the future as a result of the extensive relationships between Enron and Azurix. Enron and Azurix have agreed that conflicts of interest between Enron and Azurix may be resolved through approval by a majority of the directors of Azurix not associated with Enron. See "Principal and Selling Stockholders."

REGISTRATION RIGHTS AGREEMENT

     We will enter into an agreement with Atlantic Water Trust to provide Atlantic Water Trust with certain registration rights relating to the shares of our common stock. The registration rights agreement will provide that Atlantic Water Trust may request registration under the Securities Act of all or any portion of Azurix shares covered by the registration rights agreement, and Azurix will be obligated to register such shares as requested by Atlantic Water Trust. Atlantic Water Trust will also have the right to include shares of our common stock held by it in other registrations of common equity securities of Azurix initiated by Azurix on its own behalf or on behalf of its other stockholders. The rights of Atlantic Water Trust under the registration rights agreement will be transferable by Atlantic Water Trust. See "Risk
Factors -- Marlin Water Trust May Cause Atlantic Water Trust to Sell Azurix Stock."

LICENSE AGREEMENT

     Enron will license to Azurix the non-exclusive right to use the phrase "an Enron Company" and its logo in identifying Azurix as part of the Enron enterprise for use in its businesses permitted under the business opportunities agreement described above. Either Enron or Azurix may terminate the license at any time, whereupon Azurix must cease using the phrase and the logo within 90 days, except for existing supplies of materials. Enron may terminate the license earlier, however, only on account of Azurix's failure to cure a violation of the agreement following notice of default or if the percentage of Enron's or Atlantic Water Trust's ownership of Azurix falls below 35%. The license is royalty free.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 1999, and as adjusted to reflect the sale of the common stock offered hereby, by (1) the selling stockholder, (2) all persons known by Azurix to own beneficially more than 5% of the common stock, (3) each director of Azurix, (4) the Chief Executive Officer and each of the other Named Executive Officers and (5) all directors and executive officers as a group. Unless otherwise stated in the notes to the table, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by them.

                                       SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                         PRIOR TO THE OFFERING       NUMBER OF         AFTER THE OFFERING
                                       --------------------------   SHARES BEING   --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS     NUMBER         PERCENT      OFFERED        NUMBER         PERCENT
-------------------------------------  -------------    ---------   ------------   -----------    -----------
Atlantic Water Trust(1)(2)..........
  c/o Wilmington Trust Company
  Rodney Square North
  1100 North Market Street
  Wilmington, Delaware 19890-0001
Enron Corp.(2)(3)...................    100,000,000         100%
  1400 Smith Street
  Houston, Texas 77002
Marlin Water Trust(2)(4)............
  c/o Wilmington Trust Company
  Rodney Square North
  1100 North Market Street
  Wilmington, Delaware 19890-0001
Rebecca P. Mark.....................             --          --             --            --             --
Rodney L. Gray......................             --          --             --            --             --
Amanda K. Martin....................             --          --             --            --             --
Alex Kulpecz........................             --          --             --            --             --
Colin F. Skellett...................             --          --             --            --             --
John H. Duncan......................             --          --             --            --             --
W. Nicholas Hood....................             --          --             --            --             --
Kenneth L. Lay(5)...................             --          --             --            --             --
Jeffrey K. Skilling(5)..............             --          --             --            --             --
Joseph W. Sutton....................             --          --             --            --             --
John Wakeham........................             --          --             --            --             --
All directors and executive officers
  as a group (13 persons)...........             --          --             --            --             --

---------------

(1) Atlantic Water Trust is a Delaware business trust. Atlantic Water Trust holds 100% of the common stock. Atlantic Water Trust is also the selling stockholder.

(2) Each of Enron Corp. and Marlin Water Trust has a 50% voting interest in Atlantic Water Trust, and each may be deemed to beneficially own all of the Azurix shares owned by Atlantic Water Trust because of certain shared voting and dispositive power. See " -- Atlantic Water Trust."

(3) Enron Corp. is an Oregon corporation.

(4) Marlin Water Trust is a Delaware business trust.

(5) Does not include 100,000,000 shares owned by Atlantic Water Trust with respect to which Enron has shared voting and dispositive power. Messrs. Lay and Skilling in their capacities as Chairman of the Board and Chief Executive Officer and as President and Chief Operating Officer, respectively, of Enron may be deemed to beneficially own such shares as a result of their positions with Enron.

ATLANTIC WATER TRUST

     In December 1998, Enron contributed Azurix to Atlantic Water Trust, a Delaware business trust. Marlin Water Trust acquired a 50% voting interest in Atlantic Water Trust, with Enron retaining a 50% voting interest. Marlin Water Trust financed the acquisition of its interest in Atlantic Water Trust by issuing trust certificates and senior notes, that mature December 15, 2001, for a total of $1.149 billion. Marlin Water Trust used the proceeds from the issuance of the senior notes and the trust certificates to purchase a beneficial interest in Atlantic Water Trust. Currently, five institutional investors and their affiliates hold the trust certificates of Marlin Water Trust.

     Each of Marlin Water Trust and Enron has the right and power at all times to appoint up to 50% of the members of the board of directors of Atlantic Water Trust. Marlin Water Trust's certificateholders are entitled to exercise Marlin Water Trust's appointment rights. If the Marlin Water Trust certificateholders defer exercising their appointment rights, Enron will have the right to appoint such members, but Marlin Water Trust will have the right, at any time, without cause, to remove any such members. To date, Enron has appointed all of the directors of Atlantic Water Trust.

     As long as Atlantic Water Trust owns a majority of our outstanding common stock, Marlin Water Trust has the right to direct Atlantic Water Trust to elect or replace a percentage of Azurix's directors equal to 50% minus the percentage of outstanding common stock held by persons other than Atlantic Water Trust. Furthermore, Marlin Water Trust, with the consent of the holders of a majority of our outstanding common stock held by persons other than Atlantic Water Trust, Enron and its affiliates, has the right to direct Atlantic Water Trust to elect or replace half of Azurix's directors. Enron has the right to direct Atlantic Water Trust to elect or replace the other half of Azurix's directors. In all other circumstances, the board of directors of Atlantic Water Trust will direct the voting of Atlantic Water Trust's Azurix shares. Under the terms of the Atlantic Water Trust agreement, Enron can be prevented from appointing more than half of Azurix's directors at any time.

     Subject to certain limitations, Marlin Water Trust, or the trustee under its senior notes indenture, may cause the sale of Atlantic Water Trust's interest in Azurix if certain events occur unless the senior notes are repaid from other sources. Such events include defaults under certain of Azurix's, Enron's or Marlin Water Trust's debt obligations or a downgrading of Enron senior debt to below "Baa3" by Moody's Investors Service, Inc., "BBB-" by Standard & Poor's Ratings Services or "BBB-" by Duff & Phelps Credit Rating Co. and a decline in Enron's common stock price below $37.84. The last sale price of Enron common stock, as reported by the New York Stock Exchange, on March 12, 1999 was $68.88.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Azurix consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Prior to the offering, 100,000,000 shares of common stock were outstanding. No shares of preferred stock have been issued.

     The following is a summary of certain provisions of our certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed as exhibits to this registration statement, and you should read the certificate of incorporation and bylaws for any terms that may be important to you.

COMMON STOCK

     Following the offering,           shares of common stock will be issued and
outstanding. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. Subject to preferences of any preferred stock that may be issued in the future, the holders of common stock are entitled to receive such dividends as may be declared by the board of directors. The common stock is entitled to receive pro rata all of the assets of Azurix available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     Subject to the provisions of the certificate of incorporation and limitations prescribed by law, the board of directors has the authority to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, which may be superior to those of the common stock, without further vote or action by the stockholders. There will be no shares of preferred stock outstanding upon the closing of the offering and Azurix has no present plans to issue any preferred stock.

     One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of Azurix by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Azurix's management. The issuance of shares of the preferred stock pursuant to the board of directors' authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by Azurix may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

CERTAIN ANTI-TAKEOVER AND OTHER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     In addition to our board of directors' right to issue preferred stock, our certificate of incorporation and bylaws contain certain provisions that could make a hostile takeover difficult.

  CLASSIFIED BOARD OF DIRECTORS AND LIMITATIONS ON REMOVAL OF DIRECTORS

     Our board of directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of the stockholders. Until such time, called the "Trigger Date," as neither Atlantic Water Trust nor Enron together with its subsidiaries owns a majority of the outstanding voting stock of Azurix, the holders of a majority of our outstanding voting stock may remove a director with or without cause. Thereafter, stockholders may remove a director only for cause and to do so, at least 66 2/3% of the voting power of the outstanding shares of common stock must vote for removal. In general, after the Trigger Date the board of directors, not the stockholders, will have the right to appoint persons to fill vacancies on the board of directors.

  NO WRITTEN CONSENT OF STOCKHOLDERS

     Our certificate of incorporation provides that prior to the Trigger Date any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by written consent of stockholders owning the minimum number of shares required to approve such action. Special meetings of the stockholders may be called only by the board of directors.

  BUSINESS COMBINATIONS UNDER DELAWARE LAW

     We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 generally provides that certain persons who, together with affiliates and associates owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. Atlantic Water Trust and Enron are not subject to the restrictions of Section 203. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

  ADVANCE NOTICE PROCEDURE FOR STOCKHOLDER PROPOSALS

     Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices (1) with respect to an election to be held at the annual meeting of stockholders, 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of stockholders, and (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business of the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs, and must contain certain specified information concerning the person to be nominated. Notice of stockholders' intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including with respect to the nomination of directors of considering any transaction that could result in a change of control. These advance notice procedures are not applicable prior to the Trigger Date.

  LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     Our certificate of incorporation provides that no director shall be personally liable to Azurix or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Azurix or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of laws, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of Azurix and its stockholders, through stockholders' derivative suits on behalf of Azurix, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

TRANSFER AGENT AND REGISTRATION

     The Transfer Agent and Registrar for the common stock is
                    .

LISTING

     We are applying to list the common stock on the New York Stock Exchange under the symbol "AZX."

                          DESCRIPTION OF INDEBTEDNESS

INDEBTEDNESS OF AZURIX EUROPE LTD.

  SENIOR CREDIT FACILITY

     Azurix Europe, an indirect, wholly owned subsidiary of Azurix and the holding company for Wessex, has a senior credit facility with a group of banks. The senior credit facility was initially entered into on August 18, 1998 with Greenwich NatWest and Barclays Capital, as arrangers, and National Westminster Bank PLC, as agent. The senior credit facility consists of a term loan facility of L194 ($322.6) million and a revolving credit facility of L346 ($575.3) million. Amounts outstanding under the senior credit facility bear interest at a rate based on the London interbank offered rate. As of February 28, 1999, L127 ($211.2) million in principal was outstanding under the term loan facility and L5 ($8.3) million in principal was outstanding under the revolving credit facility.

     Loans made under the term loan facility were used to finance the acquisition of Wessex. Loans made under the revolving credit facility may be used to refinance Wessex's credit facilities or for general corporate purposes up to L60 ($99.8) million outstanding at any time.

     Azurix Europe is required to repay L120 ($199.5) million of term loans by July 24, 2000 and to repay any remaining outstanding amount under the term loan by July 24, 2003. Generally, amounts repaid under the revolving credit facility may be re-borrowed. The senior credit facility is a secured facility, and Azurix Europe has pledged all its existing assets, including all the ordinary shares of Wessex.

     CERTAIN COVENANTS. Subject to certain exceptions, Azurix Europe and its subsidiaries have agreed not to create or permit to exist any other security interest on any of their assets. Azurix Europe will not sell, transfer or otherwise dispose of any of the ordinary shares of Wessex. No borrower under the senior credit facility will sell, transfer, grant or lease or otherwise dispose of all or any part of its assets. Certain arm's length disposals are allowed. Azurix Europe will not make any substantial change to the general nature or scope of its business as a water and wastewater company in the United Kingdom. Azurix Europe will only conduct business as a holding company. Subject to certain exceptions, no borrower under the senior credit facility will enter into any amalgamation, demerger, merger or reconstruction. Subject to certain exceptions, no borrower will acquire any assets or business or make any investment if the assets, business or investment is substantial in relation to Azurix Europe. Azurix Europe may not declare, recommend, make or pay any dividend, distribution or payment to any of its shareholders or make any payment in respect of any subordinated debt until after August 18, 1999 but only as long as no default under the senior credit facility is then outstanding or will result from the relevant dividend, distribution or payment and the ratio of consolidated EBITDA, as defined in the senior credit facility, to consolidated total interest payable is not less than 2.75:1 as of the latest date on which that ratio has been tested. The senior credit facility also places certain restrictions on the aggregate borrowings plus liabilities for borrowings of Wessex that Azurix Europe and its subsidiaries may have outstanding at any time. In addition, the senior credit facility requires that while any acquisition loan notes, as described below, are outstanding, there must be undrawn capacity under the term loan facility at least equal to 95% of the aggregate principal amount of acquisition loan notes outstanding.

     FINANCIAL COVENANTS. Azurix Europe is required to maintain the following financial ratios on a quarterly and annual basis (1) the ratio of consolidated EBITDA to consolidated net interest payable will be no less than 2.5:1 and (2) the ratio of debt to total capitalization will not, as of each date on which it is tested, exceed 50%.

     DEFAULT. Each of the following events, among others, is an event of default under the senior credit facility:

     - A borrower not paying any amount which is due and payable by it within three business days after notice of non-payment

     - Azurix Europe failing to comply with certain of its covenants, or a borrower not complying with any provision of a finance document or a representation, warranty or statement made or repeated in any finance document being materially incorrect and not remedied within 28 days

     - A cross-default related to any financial indebtedness of Azurix Europe or its subsidiaries occurring, subject to certain exceptions, including when the aggregate amount of financial indebtedness is less than L15 ($24.9) million

     - Certain events of insolvency or bankruptcy of a borrower or a material subsidiary occurring

     - Subject to certain exceptions, any attachment, or execution affecting any assets of a borrower or a material subsidiary having an aggregate value of L15 ($24.9) million that is not discharged within 14 days

     - The legal and beneficial ownership of the ordinary share capital of Azurix Europe held by Enron being less than 20%, and any bank, insurance company, investment or pension fund or other financial investor owning, directly or indirectly, or any other person owning, whether directly or indirectly, more of the legal and beneficial ownership of Azurix Europe than Enron

     - At any time less than 50% of the directors of Azurix Europe are also directors or senior officers of Enron or any significant operating subsidiary of Enron

     - At any time, any person or persons other than Enron acting in concert acquiring control of Azurix Europe

     - Wessex's license as a water and wastewater company being revoked or surrendered or ceasing to be held by Wessex Water Ltd or a wholly owned subsidiary of Wessex Water Ltd or Azurix Europe, subject to certain exceptions

     - Wessex's license or the rights or obligations under the license being materially modified in any manner that, in the reasonable opinion of a majority in interest of the lenders, has a material adverse effect on Azurix Europe

     - Any event or series of events occurring that, in the reasonable opinion of a majority in interest of the lenders, has a material adverse effect on the ability of the borrowers or Azurix Europe to perform their or its payment obligations under the finance documents

  ACQUISITION LOAN NOTES

     In connection with the acquisition of Wessex, Azurix Europe issued U.K. pound denominated loan notes in a principal amount of L70.5 ($117.2) million to Wessex shareholders in lieu of cash consideration for the ordinary shares of Wessex. The acquisition loan notes are redeemable, at the option of the holder, semi-annually beginning September 30, 1999, with final redemption occurring September 30, 2005. Interest on the acquisition loan notes accrues at the London interbank offered rate and is payable semi-annually. Holders of acquisition loan notes can require a redemption of their notes at par plus accrued interest in certain insolvency situations and if any principal or interest payment is not paid within 30 days of its due date.

  SENIOR LOAN AGREEMENT -- AFFILIATE NOTE

     Bristol Water Trust entered into a L73 ($121.4) million senior loan agreement with Azurix Europe in December 1998. Bristol Water Trust is a wholly owned subsidiary of Atlantic Water Trust. The interest rate on this loan is 6.25% per annum payable semi-annually. Repayment of this loan is due three business days prior to December 15, 2001.

     CERTAIN COVENANTS. In addition to agreeing to provide Bristol Water Trust with certain financial information regarding its business and with notice of defaults or changes in its accounting principles, Azurix Europe has agreed not to:

     - Sell, transfer or otherwise dispose or cease to control the ordinary shares of Wessex Water Ltd.

     - Make any substantial change to the general nature or scope of its business as a water and wastewater company in the U.K.

     - Declare, recommend, make or pay any dividend, distribution or payment to any of its shareholders or make any payment in respect of any subordinated debt unless no default is then outstanding or will result from the relevant dividend, distribution or payment

     - Amend or replace its articles of association or by-laws in any way which would materially adversely affect the interests of Bristol Water Trust

     FINANCIAL COVENANTS. Azurix Europe has agreed to maintain on a quarterly and annual basis, the following financial ratios:

     - Consolidated EBITDA to consolidated net interest payable of at least
       1.75:1

     - A ratio of debt to total capitalization equal to or less than 60%

     DEFAULT. Each of the following events, among others, is an event of default under this loan agreement:

     - Azurix Europe failing to pay any principal amount which is due and payable by it within three business days after notice of non-payment

     - Azurix Europe failing to comply with its covenants or a representation, warranty or statement made by it being materially incorrect and not remedied within 28 days

     - The debt under the senior secured credit facility or any replacement facility becoming prematurely due and payable as a result of an event of default under the relevant credit agreement

     - Certain events of insolvency

     - Wessex's license being revoked or surrendered or ceasing to be held by Wessex Water Ltd, a wholly owned subsidiary of Wessex Water Ltd or Azurix Europe, subject to certain exceptions

     - Wessex's license or the rights or obligations under the license being materially modified in any manner that, in the reasonable opinion of Bristol Water Trust has a material adverse effect on Azurix Europe

     - Any person other than Wessex Water Ltd or one of its subsidiaries being authorized to be a water or wastewater company in the area covered by Wessex's license such that there would be a material adverse effect on Azurix Europe

     If a default occurs, Bristol Water Trust will have the right, by notice to Azurix Europe at least three business days following the occurrence of the event of default, to accelerate the payment of all outstanding principal and interest under this loan agreement. If during this three business day period Bristol Water Trust receives a cash offer to purchase the outstanding note in an amount at least equal to the outstanding principal balance plus all accrued and unpaid interest, then Bristol Water Trust will not be able to accelerate payment and must accept the cash offer.

INDEBTEDNESS OF WESSEX

     Wessex and Wessex Water Services are borrowers under bank facilities with six major banks that provide an aggregate of approximately L240 ($399.1) million of availability for general corporate purposes. As of February 28, 1999, L240 ($399.1) million was outstanding under these bank facilities. These bank facilities mature in April 1999 and accrue interest at the LIBOR rate plus a specified margin. In addition, as of February 28, 1999, L37.5 ($62.4) million was outstanding under uncommitted credit facilities.

     Wessex Water Services is a borrower under facilities provided by the European Investment Bank for purposes of financing its capital investment program. These facilities currently consist of two separate loans with an aggregate principal balance outstanding as of February 28, 1999 of L41.3 million ($68.7 million, including the effect of currency swap contracts in place) as follows (1) a U.S. dollar denominated floating rate loan of $49.9 million repayable in full in October 2001, and (2) a 25.0 billion Italian lire ($18.8 million) fixed rate loan repayable in ten semi-annual installments through June 2002. Wessex guarantees the obligations of Wessex Water Services under these facilities.

     Wessex Water Services is the lessee under a finance lease agreement pursuant to which L66 ($109.7) million of capital lease obligations (excluding interest on such obligations) were outstanding as of February 28, 1999. Fixed rate interest is included in the periodic rental payments to the lessor. Payments are made in installments payable semi-annually through September 2002. The lessor under this finance lease has a lien on the property that has been acquired in connection with the leases.

     Each of Wessex's outstanding financing agreements contain certain restrictive covenants, including among other things, limitations on borrowings and the maintenance of financial ratios, such as interest coverage, net worth and debt to equity and undertakings to perform or refrain from undertaking certain acts. The financing agreements include standard events of default, including non-payment, cross-defaults, insolvency, status of Wessex Water Services as a subsidiary of Wessex and loss of Wessex's license as a water and wastewater company.

     Wessex Water Services intends to launch an offering of L300 ($498.8) million in 10-year bonds through its wholly owned subsidiary, Wessex Water Services Finance Plc. Wessex Water Services anticipates issuing the bonds in April 1999. The bonds will bear interest payable annually on the anniversary of their issue at a rate to be determined taking into account market conditions at the time of issue. All principal will be due on the tenth anniversary of the issue date. Wessex Water Services intends to use the proceeds of the sale of the bonds for refinancing existing indebtedness and for general corporate purposes.

     Bondholders will have the right to require Wessex to buy back their bonds prior to maturity at a price equal to the principal amount of the bond plus all accrued but unpaid interest in the following instances:

     - Wessex's license as a water and wastewater company is terminated

     - Wessex Water Services Finance Plc ceases to be a subsidiary of Wessex Water Services

     - Certain material changes occur to the rights or benefits of Wessex's license or legislation is enacted which materially changes the duties or powers of the Secretary of State for the Environment or the Director General of Water Services and the rating on the bonds is downgraded below investment grade

     In addition, the bonds could become immediately due and payable if an event of default occurs. These events include a cross-default by Wessex Water Services or its subsidiaries under other debt instruments and certain events of insolvency.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the offering, there has been no public market for our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market after the offering or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

     After the offering,           shares of common stock will be outstanding.
Of these shares, the           shares to be sold in the offering will be freely
tradable without restriction under the Securities Act, except for any shares acquired by an "affiliate" of Azurix as defined in Rule 144 under the Securities
Act. The remaining           shares of common stock outstanding will be
"restricted securities," as that term is defined in Rule 144, and may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act. In connection with the offering, Azurix and the selling stockholder have agreed, with certain exceptions, not to directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for or repayable with common stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters for a period of 180 days after the date of this
prospectus. Upon expiration of the lockup period,           shares may be sold
at any time subject to compliance with the volume limitations and other restrictions of Rule 144. Options to purchase approximately 7.8 million shares of common stock will also be outstanding after the offering. Such options generally provide for vesting over a three to five year period. In addition, more options may be granted in the future. See "Management -- Stock Plan."

     In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned "restricted securities" for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of
(1) 1% of the number of shares of common stock then outstanding, which will
equal approximately           shares immediately after the offering or (2) the
average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale with the SEC. Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about Azurix. Under Rule 144(k), a person who is not deemed to have been an affiliate of Azurix at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     After the offering, we intend to file a registration statement covering the sale of approximately 7.8 million shares of common stock reserved for issuance under our stock plan. In addition, Atlantic Water Trust has registration rights for all of its shares of common stock. See "Certain Transactions."

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                  TO NON-UNITED STATES HOLDERS OF COMMON STOCK

     The following is a summary of material U.S. federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of common stock by non-U.S. holders of common stock. A "non-U.S. holder" is any person or entity other than:

     - A citizen or resident of the United States

     - A corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof

     - An estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source

     - A trust whose administration is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust

     This summary is for general information only and does not address all of the U.S. federal income and estate tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances or to non-U.S. holders that may be subject to special treatment under United States federal income tax laws. This summary does not discuss any aspect of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all of which are subject to change, possibly with retroactive effect. In this prospectus, the Internal Revenue Code of 1986, as amended, is called the "Code." Prospective purchasers of common stock are advised to consult their tax advisors regarding the U.S. federal, state and local, and non-U.S. income and other tax consequences of acquiring, holding and disposing of common stock.

DIVIDENDS

     Azurix does not currently anticipate paying any dividends. Any dividends paid to a non-U.S. holder on shares of common stock will be subject to withholding of U.S. federal income tax at a rate of 30%, unless a lower rate is prescribed under an applicable tax treaty. U.S. federal income tax withholding will not be required, however, if the dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, in the case of an applicable tax treaty, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder. Dividends that are effectively connected with the conduct of a trade or business within the United States, or are attributable to a U.S. permanent establishment will be subject to U.S. federal income tax on a net income basis which is not collected by withholding provided the non-U.S. holder files the appropriate certification with Azurix or its agent. Any dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business within the United States may also be subject to a "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     For purposes of the withholding tax rules discussed above and for purposes of determining the applicability of a tax treaty rate under current U.S. Treasury Regulations, dividends paid to an address outside the United States will be presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary. Under recently issued U.S. Treasury Regulations (referred to as "final regulations") that are effective for payments made after December 31, 1999, a non-U.S. holder of common stock who wishes to claim the benefit of a tax treaty rate would be required to satisfy applicable certification and other requirements. In addition, under the final regulations, in the case of common stock held by a foreign partnership:

     - The certification requirement generally would be applied to the partners of the partnership.

     - The partnership would be required to provide certain information, including a U.S. taxpayer identification number.

     A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. federal income tax withholding pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

SALE OR DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock so long as:

     - The gain is not effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States nor under an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder.

     - In the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, either:

        -- Such holder is not present in the United States for 183 or more days during the taxable year of the disposition.

        -- Such holder does not have a "tax home" in the United States for U.S.
           federal income tax purposes nor does such holder maintain an office or other fixed place of business in the United States to which such gain is attributable.

     - Such non-U.S. holder is not subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain U.S. expatriates.

     - The common stock continues to be "regularly traded on an established securities market" for U.S. federal income tax purposes and the non-U.S. holder has not held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, the non-U.S. holder's holding period) more than five percent of the outstanding common stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Azurix must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a treaty or information exchange agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under current law, U.S. backup withholding tax, which is a withholding tax currently imposed at the rate of 31% on certain payments to persons who fail to furnish the information required under U.S. information reporting requirements, generally will not apply to dividends paid on common stock to a non-U.S. holder at an address outside the United States unless the payor has knowledge that the payee is a U.S. person. However, under the final regulations, dividends paid on common stock after December 31, 1999 may be subject to backup withholding unless applicable certification requirements are satisfied.

     Payment of the proceeds from a sale of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. Payment of the proceeds from a sale of common stock to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if such broker is a U.S. person, a "controlled foreign corporation" or a foreign person that derives 50% or more of its gross income from the conduct of a trade or business in the United States, such payment will be subject to information reporting, but currently not backup withholding, unless such broker has documentary evidence in its records that the owner is a non-U.S. holder and certain other conditions are met or the owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be credited against the non-U.S. holder's federal income tax liability, if any, or refunded, provided the required information is furnished to the Internal Revenue Service.

ESTATE TAX

     The fair market value of common stock owned, or treated as owned, by an individual at the time of his death will be includible in his gross estate for U.S. federal estate tax purposes and thus may be subject to U.S. estate tax, even though the individual at the time of death is neither a citizen of nor domiciled in the United States, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

GENERAL

     We intend to offer our common stock in the United States and Canada through a number of U.S. underwriters and elsewhere through international managers.
Merrill Lynch, Pierce, Fenner & Smith Incorporated,           ,           and
          are acting as U.S. representatives of each of the U.S. underwriters named below. Subject to the terms and conditions set forth in a U.S. purchase agreement among Azurix, the selling stockholder, Enron and the U.S.
underwriters, and concurrently with the sale of           shares of common stock
to certain international managers, Azurix and the selling stockholder have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from Azurix and the selling stockholder, the number of shares of common stock set forth opposite its name below.

                                                              NUMBER OF
U.S. UNDERWRITER                                               SHARES
----------------                                              ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
                                                              --------
             Total..........................................
                                                              ========

     Azurix, the selling stockholder and Enron have also entered into an international purchase agreement with certain international managers outside the
United States and Canada for whom Merrill Lynch International,           ,
          and           are acting as lead managers. Subject to the terms and
conditions set forth in the international purchase agreement, and concurrently
with the sale of           shares of common stock to the U.S. underwriters
pursuant to the U.S. purchase agreement, Azurix and the selling stockholder have agreed to sell to the international managers, and the international managers severally have agreed to purchase from Azurix and the selling stockholder, an
aggregate of           shares of common stock. The initial public offering price
per share and the total underwriting discount per share of common stock are identical under the U.S. purchase agreement and the international purchase agreement.

     In the U.S. purchase agreement and the international purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth in those agreements, to purchase all of the shares of common stock being sold under the terms of each such agreement if any of the shares of common stock being sold under the terms of that agreement are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in certain circumstances, the purchase commitments of nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

     Azurix and Enron have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which the U.S. underwriters and the international managers may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offers and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The U.S. representatives have advised Azurix and the selling stockholder that the U.S. underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess
of $     per share of common stock. The U.S. underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

     The following table shows the per share and total public offering price, the underwriting discount to be paid by Azurix and the selling stockholder to the U.S. underwriters and the international managers and the proceeds before expenses to Azurix and the selling stockholder. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                                   WITHOUT      WITH
                                                       PER SHARE    OPTION     OPTION
                                                       ---------   --------   --------
Public Offering Price...............................   $           $          $
Underwriting Discount...............................   $           $          $
Proceeds, before expenses, to Azurix................   $           $          $
Proceeds, before expenses, to the selling
  stockholder.......................................   $           $          $

     The expenses of these offerings, exclusive of underwriting discounts, are
estimated at $          and are payable by Azurix and the selling stockholder.

INTERSYNDICATE AGREEMENT

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.

OVER-ALLOTMENT OPTION

     The selling stockholder has granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an
aggregate of             additional shares of our common stock at the public
offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such U.S. underwriter's initial amount reflected in the foregoing table.

     The selling stockholder also has granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase
up to an aggregate of             additional shares of common stock to cover
over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial
public offering price, up to             of the shares offered hereby to be sold
to some of our directors, officers, employees, customers and other persons with whom we have an existing relationship who have expressed an interest in purchasing our common stock, including certain employees, officers and directors of Enron and its affiliated companies, business associates and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

     Azurix and the selling stockholder have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus, not to directly or indirectly:

     - Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our common stock

     - Enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise

NEW YORK STOCK EXCHANGE LISTING

     Azurix is applying to list the common stock on the New York Stock Exchange under the symbol "AZX."

     Before these offerings, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among Azurix, the selling stockholder, Enron, the U.S. representatives and the lead managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us, including adjusted market value to EBITDA multiples, price to book value multiples and price to earnings multiples, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, an assessment of our management, our past and present operations, the prospects for and timing of our future revenues, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market subsequent to these offerings at or above the initial public offering price.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the common stock is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives and the lead managers are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with these offerings, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the U.S.
representatives and the lead managers may reduce that short position by purchasing common stock in the open market. The U.S. representatives and the lead managers may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. representatives and the lead managers may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives or the lead managers purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     None of Azurix, the selling stockholder, or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of Azurix, the selling stockholder, or any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Certain of the underwriters and their affiliates engage in transactions with, and perform services for, our company, Enron and Enron's affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions and services with our company, Enron and Enron's affiliates, for which they have received customary compensation.

STAMP TAXES

     Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                                 LEGAL MATTERS

     Certain legal matters in connection with the common stock offered hereby are being passed upon for Azurix by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the U.S. underwriters and the international managers by Andrews & Kurth LLP, Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and schedule for Azurix Corp. and subsidiaries as of December 31, 1998 and for the period from January 29, 1998 (Date of Inception) to December 31, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements for Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) as of March 31, 1998 and for the years ended March 31, 1998 and 1997, included in this prospectus, have been audited by PricewaterhouseCoopers, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving said report.

     The consolidated statements of income, changes in stockholders' equity and cash flows for Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) for the period from April 1, 1998 to October 2, 1998 included in this prospectus have been audited by Arthur Andersen, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, certain parts of which have been omitted as permitted by SEC rules and regulations. For further information with respect to Azurix and the common stock offered hereby, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete. Where any contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

     The registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Section by calling the SEC at (800) 732-0330. In addition, the registration statement is publicly available through the SEC's site on the internet, located at http://www.sec.gov.

     As a result of the offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AZURIX CORP. -- UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
  FINANCIAL INFORMATION:
  Unaudited Condensed Consolidated Pro Forma Financial
     Information............................................   F-2
  Unaudited Condensed Consolidated Pro Forma Statement of
     Income for the Year Ended December 31, 1998............   F-3
  Notes to Unaudited Condensed Consolidated Pro Forma
     Statement of Income....................................   F-4
AZURIX CORP. -- CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Public Accountants..................   F-5
  Consolidated Statement of Income for the period from
     January 29, 1998 (Date of Inception) to December 31,
     1998...................................................   F-6
  Consolidated Statement of Comprehensive Income (Loss) for
     the period from January 29, 1998 (Date of Inception) to
     December 31, 1998......................................   F-7
  Consolidated Balance Sheet as of December 31, 1998........   F-8
  Consolidated Statement of Cash Flows for the period from
     January 29, 1998 (Date of Inception) to December 31,
     1998...................................................   F-9
  Consolidated Statement of Changes in Stockholder's Equity
     for the period from January 29, 1998 (Date of
     Inception) to December 31, 1998........................  F-10
  Notes to Consolidated Financial Statements................  F-11
WESSEX WATER PLC (NOW RENAMED WESSEX WATER LTD) (PREDECESSOR
  COMPANY) -- CONSOLIDATED FINANCIAL STATEMENTS:
  Reports of Independent Accountants........................  F-25
  Consolidated Statements of Income for the Six Months Ended
     October 2, 1998 and the Years Ended March 31, 1998 and
     1997...................................................  F-27
  Consolidated Balance Sheet at March 31, 1998..............  F-28
  Consolidated Statements of Cash Flows for the Six Months
     Ended October 2, 1998 and the Years Ended March 31,
     1998 and 1997..........................................  F-29
  Consolidated Statements of Changes in Stockholders' Equity
     for the Six Months Ended October 2, 1998 and the Years
     Ended March 31, 1998 and 1997..........................  F-30
  Notes to the Consolidated Financial Statements............  F-31

                                  AZURIX CORP.

                   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                             FINANCIAL INFORMATION

     The following unaudited condensed consolidated pro forma statement of income for the year ended December 31, 1998 gives effect to the October 2, 1998 acquisition of Wessex by Azurix ("Wessex Acquisition") and the related redemption of the preference shares of Wessex and sale of its interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc, as though each occurred on January 1, 1998. The unaudited condensed consolidated pro forma statement of income includes the 1998 results of operations from Azurix's investment in Obras Sanitarias Mendoza S.A. from the date it was acquired, and does not include any pro forma or historical effect from Azurix's potential investment in a water concession for the city of Cancun, Mexico.

     The unaudited condensed consolidated pro forma statement of income has been prepared based upon the Azurix and Wessex consolidated statements of income included elsewhere in this prospectus and has been prepared based upon available information and certain assumptions that the management of Azurix believes are reasonable. The unaudited condensed consolidated pro forma statement of income is for informational purposes only, and does not purport to represent what Azurix's actual results of operations would actually have been had the Wessex Acquisition, and the related redemption of the preference shares of Wessex and sale of its interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc, occurred on January 1, 1998. In addition, the unaudited condensed consolidated pro forma statement of income is not necessarily indicative of future results of operations of Azurix and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Azurix and Wessex and the related notes thereto included elsewhere in this prospectus.

                                  AZURIX CORP.

         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA     PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS   AS ADJUSTED
                                                              ----------   -----------   -----------
Operating revenues..........................................    $119.7       $344.5(a)     $464.2
Operating expenses:
  Operations and maintenance................................      31.6         89.3(a)      120.9
  General and administrative................................      20.3         24.1(b)       44.4
  Depreciation and amortization.............................      22.2         66.1(c)       88.3
                                                                ------       ------        ------
          Total operating expenses..........................      74.1        179.5         253.6
                                                                ------       ------        ------
Operating income............................................      45.6        165.0         210.6
                                                                ------       ------        ------
Other income (expense):
  Equity in loss of unconsolidated affiliates...............      (0.8)          --          (0.8)
  Interest income...........................................       1.3          0.2(a)        1.5
  Interest expense, net.....................................     (16.4)       (51.2)(d)     (67.6)
  Other expense.............................................      (1.2)         1.2(e)         --
                                                                ------       ------        ------
Income before income taxes..................................      28.5        115.2         143.7
                                                                ------       ------        ------
Income tax expense..........................................      18.3         38.2(f)       56.5
                                                                ------       ------        ------
Net income..................................................    $ 10.2       $ 77.0        $ 87.2
                                                                ======       ======        ======
Earnings per share of common stock -- basic and diluted.....    $ 0.10                     $ 0.87
                                                                ======                     ======
Weighted average shares outstanding -- basic and diluted....     100.0                      100.0
                                                                ======                     ======

    The accompanying notes are an integral part of this unaudited condensed consolidated pro forma financial statement.

                                  AZURIX CORP.

              NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                              STATEMENT OF INCOME

     The following pro forma adjustments give effect to the Wessex Acquisition, and the related redemption of the preference shares of Wessex and sale of its interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc, as though each occurred on January 1, 1998. The unaudited condensed consolidated pro forma statement of income includes the 1998 results of operations from Azurix's investment in Obras Sanitarias Mendoza S.A. from the date it was acquired, and does not include any pro forma or historical effect from Azurix's potential investment in a water concession for the city of Cancun, Mexico.

     The cost of the Wessex Acquisition, including transaction costs, was $2.4 billion. The pro forma adjustments are based on a preliminary purchase price allocation because Azurix is in the process of finalizing its assessment of the related fair values. This preliminary purchase price allocation includes tangible assets of $2.7 billion, goodwill of $0.9 billion, liabilities assumed of $1.1 billion and redeemable preferred stock of $0.1 billion. Azurix does not believe the final evaluation of these assessments will materially affect the allocation of the purchase price.

     The historical results of operations for Azurix are for the period from January 29, 1998 (Date of Inception) to December 31, 1998. However, substantially all of Azurix's results of operations occurred during the fourth quarter of 1998, subsequent to the Wessex Acquisition.

     (a) To record the historical results of Wessex for the period during 1998 prior to the Wessex Acquisition.

     (b) To record the historical general and administrative expense of Wessex, excluding $20.7 million of costs incurred by Wessex prior to the Wessex Acquisition, but directly related to the Wessex Acquisition.

     (c) To record depreciation of tangible assets and amortization of goodwill acquired in the Wessex Acquisition for the period during 1998 prior to the Wessex Acquisition. The amount of depreciation and amortization recorded was based on a preliminary purchase price allocation. Goodwill is being amortized over 40 years.

     (d) To record the following:

          (1) Historical interest expense of Wessex for the period during 1998 prior to the Wessex Acquisition of $9.4 million;

          (2) Interest expense of $41.8 million for the period during 1998 prior to the Wessex Acquisition on funds borrowed to fund the Wessex Acquisition and to redeem the Wessex preference shares, less funds received from the sale of its interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc, that were used to reduce such borrowings.

     (e) To reflect the reduction in dividends related to the redemption of the Wessex preference shares.

     (f) To record the tax impact of the pro forma adjustments described above at the U.K. statutory rate of 31%, excluding non-deductible goodwill amortization.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of Azurix Corp.:

     We have audited the accompanying consolidated balance sheet of Azurix Corp. (a Delaware corporation) and subsidiaries as of December 31, 1998, and the related consolidated statements of income, comprehensive income (loss), cash flows and changes in stockholder's equity for the period from January 29, 1998 (Date of Inception) to December 31, 1998. These financial statements are the responsibility of Azurix Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Azurix Corp. and subsidiaries as of December 31, 1998, and the results of their operations, cash flows and changes in stockholder's equity for the period from January 29, 1998 (Date of Inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Houston, Texas
February 22, 1999

                                  AZURIX CORP.

                        CONSOLIDATED STATEMENT OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               JANUARY 29, 1998
                                                              (DATE OF INCEPTION)
                                                                TO DECEMBER 31,
                                                                     1998
                                                              -------------------
Operating revenues..........................................        $119.7
Operating expenses:
  Operations and maintenance................................          31.6
  General and administrative................................          20.3
  Depreciation and amortization.............................          22.2
                                                                    ------
          Total operating expenses..........................          74.1
                                                                    ------
Operating income............................................          45.6
                                                                    ------
Other income (expense):
  Equity in loss of unconsolidated affiliates...............          (0.8)
  Interest income...........................................           1.3
  Interest expense, net.....................................         (16.4)
  Other expense.............................................          (1.2)
                                                                    ------
Income before income taxes..................................          28.5
                                                                    ------
Income tax expense..........................................          18.3
                                                                    ------
Net income..................................................        $ 10.2
                                                                    ======
Earnings per share of common stock -- basic and diluted.....        $ 0.10
                                                                    ======
Weighted average shares outstanding -- basic and diluted....         100.0
                                                                    ======

  The accompanying notes are an integral part of these consolidated financial statements.

                                  AZURIX CORP.

             CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
                                 (IN MILLIONS)

                                                               JANUARY 29, 1998
                                                              (DATE OF INCEPTION)
                                                                TO DECEMBER 31,
                                                                     1998
                                                              -------------------
Net income..................................................        $ 10.2
Other comprehensive income:
  Foreign currency translation adjustment...................         (36.7)
                                                                    ------
Comprehensive income (loss).................................        $(26.5)
                                                                    ======

  The accompanying notes are an integral part of these consolidated financial statements.

                                  AZURIX CORP.

                           CONSOLIDATED BALANCE SHEET
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Current assets:
  Cash and cash equivalents.................................    $    5.3
  Trade receivables (net of allowance for doubtful accounts
     of $6.3)...............................................        63.7
  Unbilled receivables......................................        24.3
  Other.....................................................        38.5
                                                                --------
          Total current assets..............................       131.8
                                                                --------
Property, plant and equipment, at cost......................     2,271.1
Less accumulated depreciation...............................       (16.7)
                                                                --------
  Property, plant and equipment, net........................     2,254.4
                                                                --------
Investments in unconsolidated affiliates....................        74.3
Goodwill, net...............................................       877.6
Other assets................................................        20.2
                                                                --------
          Total Assets......................................    $3,358.3
                                                                ========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable -- affiliates............................    $   20.0
  Accounts payable and accruals.............................       101.8
  Deferred income...........................................        71.0
  Accrued taxes.............................................        31.8
  Accrued interest..........................................         9.8
  Current maturities of long-term debt......................        27.0
                                                                --------
          Total current liabilities.........................       261.4
                                                                --------
Note payable -- affiliate...................................       121.4
Long-term debt..............................................       912.1
Deferred taxes..............................................       404.4
Other long-term liabilities.................................        13.5
                                                                --------
          Total liabilities.................................     1,712.8
                                                                --------
Commitments and contingencies (Note 15)
Stockholder's equity:
  Common stock, $0.01 par value, 500,000,000 shares
     authorized, 100,000,000 shares issued and
     outstanding............................................         1.0
  Additional paid-in capital................................     1,671.0
  Retained earnings.........................................        10.2
  Cumulative foreign currency translation adjustment........       (36.7)
                                                                --------
          Total stockholder's equity........................     1,645.5
                                                                --------
          Total Liabilities and Stockholder's Equity........    $3,358.3
                                                                ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  AZURIX CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                               JANUARY 29, 1998
                                                              (DATE OF INCEPTION)
                                                                TO DECEMBER 31,
                                                                     1998
                                                              -------------------
Operating Activities:
  Net income................................................       $    10.2
     Adjustments to reconcile net income to cash provided by
      operating activities:
     Depreciation and amortization..........................            22.2
     Amortization of deferred financing cost................             0.6
     Deferred income taxes..................................            13.4
     Equity in loss of unconsolidated affiliates............             0.8
     Changes in operating assets and liabilities:
       Increase in trade receivables and other current
        assets..............................................           (17.1)
       Decrease in accounts payable and accruals............           (25.7)
       Increase in other assets.............................            (2.5)
       Increase in other long-term liabilities..............             1.3
       Other................................................             1.2
                                                                   ---------
Net cash provided by operating activities...................             4.4
                                                                   ---------
Investing Activities:
  Capital expenditures......................................           (63.2)
  Business acquisition, net of cash acquired................        (2,270.8)
  Proceeds from the sale of equity investment...............           337.9
  Other.....................................................            13.5
                                                                   ---------
Net cash used in investing activities.......................        (1,982.6)
                                                                   ---------
Financing Activities:
  Proceeds from short-term borrowings, net of repayments....           160.8
  Proceeds from long-term borrowings........................           550.8
  Repayments of long-term borrowings........................          (226.2)
  Issuance of common stock and capital contributed..........         1,600.2
  Redemption of subsidiary preference shares................          (106.4)
  Dividends paid on subsidiary preference shares............            (1.7)
                                                                   ---------
Net cash provided by financing activities...................         1,977.5
                                                                   ---------
Effect of exchange rate changes on cash.....................             6.0
                                                                   ---------
Change in cash and cash equivalents.........................             5.3
                                                                   ---------
Cash and cash equivalents, January 29, 1998 (Date of
  Inception)................................................              --
                                                                   ---------
Cash and cash equivalents, December 31, 1998................       $     5.3
                                                                   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  AZURIX CORP.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                             CUMULATIVE
                                                  ADDITIONAL              FOREIGN CURRENCY
                                         COMMON    PAID-IN     RETAINED     TRANSLATION
                                         STOCK     CAPITAL     EARNINGS      ADJUSTMENT       TOTAL
                                         ------   ----------   --------   ----------------   --------
Balance at January 29, 1998 (Date of
  Inception)...........................   $ --     $     --     $  --          $   --        $     --
  Issuance of 100,000,000 shares of
     common stock......................    1.0           --        --              --             1.0
  Capital contributions................     --      1,599.2        --              --         1,599.2
  Subsidiary stock contributed.........     --         71.8        --              --            71.8
  Foreign currency translation
     adjustment........................     --           --        --           (36.7)          (36.7)
  Net income...........................     --           --      10.2              --            10.2
                                          ----     --------     -----          ------        --------
Balance at December 31, 1998...........   $1.0     $1,671.0     $10.2          $(36.7)       $1,645.5
                                          ====     ========     =====          ======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  AZURIX CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Azurix Corp. was formed by Enron Corp. ("Enron") on January 29, 1998 ("Date of Inception"). Azurix Corp. and its consolidated subsidiaries (collectively "Azurix") are engaged in the business of acquiring, owning, operating and managing water and wastewater assets, providing water and wastewater related services and managing and developing resources in the global water industry. Azurix is a wholly owned subsidiary of Atlantic Water Trust ("Atlantic Water") in which Enron and Marlin Water Trust each hold a 50% voting interest. During 1998, Azurix indirectly acquired all of the outstanding ordinary share capital of Wessex Water Plc ("Wessex") (see Note 2) and Enron contributed to Azurix the outstanding common stock of a subsidiary that in June 1998 acquired a 32.1% ownership interest in Obras Sanitarias Mendoza S.A. ("OSM"). Wessex and OSM provide water and wastewater treatment services in southwestern England and the Province of Mendoza, Argentina, respectively.

     Azurix entered into an agreement on December 19, 1998 to purchase 49.9% of an entity whose principal asset is the water concession for the city of Cancun, Mexico ("Cancun"). This agreement was not binding until certain material conditions were met, and these conditions were met subsequent to December 31, 1998. The purchase price is $13.5 million and Azurix has agreed to provide up to $25.0 million in debt financing. The acquisition is subject to certain governmental approvals and is scheduled to close in March 1999.

     Azurix Corp. was incorporated on January 29, 1998, and as a result, the Consolidated Statement of Income, Consolidated Statement of Comprehensive Income
(Loss), Consolidated Statement of Cash Flows and Consolidated Statement of Changes in Stockholder's Equity are from the Date of Inception to December 31, 1998. However, substantially all of Azurix's results of operations, cash flows and equity transactions occurred during the fourth quarter of 1998, subsequent to the Wessex acquisition.

CONSOLIDATION POLICY AND USE OF ESTIMATES

     The consolidated financial statements include the accounts of all majority-owned subsidiaries and are prepared in accordance with generally accepted accounting principles in the United States ("U.S."). All significant intercompany balances and transactions have been eliminated in consolidation. Azurix uses the equity method of accounting for all investments where it owns less than a majority of the voting stock but is able to exercise significant influence over the operating and financial policies of the investee.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Operating revenue represents income earned in the ordinary course of business, excluding value added tax. In addition, Azurix accrues revenue for the estimated amount of water sold but not billed as of the balance sheet date.

DERIVATIVE FINANCIAL INSTRUMENTS

     Azurix utilizes derivative financial instrument contracts for non-trading purposes to manage exposure to fluctuations in interest rates and foreign currency exchange rates. Hedge accounting is utilized in non-trading activities where there is a high correlation of price movements in the derivative and the contract is

                                  AZURIX CORP.

designated as a hedge. In instances where the anticipated correlation of price movements no longer exists, hedge accounting is terminated and future changes in the value of the derivative financial instruments are recognized as gains or losses to net income.

     Interest rate swaps involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the contract without an exchange of the notional amount upon which payments are based. The difference to be received or paid is recognized in income over the life of the contracts as adjustments to interest expense.

     Currency swap contracts are denominated in one foreign currency and are to be repaid in another currency. These contracts are designated as hedges of firm commitments to pay interest and principal on debt, which would otherwise expose Azurix to foreign currency risk.

     The fair values of the swap contracts are not recognized in the financial statements. The income and cash flow impact of financial instruments is reflected as an adjustment of the hedged item. Gains and losses on terminations of interest rate and currency swap contracts are deferred as an adjustment to the carrying amount of the outstanding obligation and amortized as an adjustment to interest expense related to the obligation over the remaining term of the original contract life of the terminated swap contract. In the event of early extinguishment of the obligation, any realized or unrealized gain or loss from the swap would be recognized in net income at the time of extinguishment.

INCOME TAXES

     Azurix accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. For U.S. tax purposes, Azurix is presently a member of Enron's consolidated group and is included in Enron's consolidated federal income tax return. Members of the consolidated group are charged with the amount of income tax expense (benefit) determined as if they filed separate federal income tax returns. There is no formal tax sharing arrangement between Enron and Azurix.

EARNINGS PER COMMON SHARE

     SFAS No. 128, "Earnings Per Share," requires dual presentation of earnings per common share and earnings per common share assuming dilution on the face of the income statement. Basic earnings per share is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed by adjusting basic earnings per share for the net income and share effect of the potential conversion to common shares of all dilutive securities. For the year ending December 31, 1998, Azurix did not have any securities outstanding that could have been potentially converted into common shares, therefore, basic and diluted earnings per share are the same.

CASH EQUIVALENTS

     Azurix considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Cost of acquired property, plant and equipment includes an allocation of the purchase price based on the asset's fair market value. Cost of property, plant

                                  AZURIX CORP.

and equipment placed in service includes direct charges for material, labor and services and indirect charges related to construction, such as engineering, supervision, payroll taxes and employee benefits. The October 1998 acquisition of Wessex represents substantially all of the property, plant and equipment as of December 31, 1998 (see Note 2). Additions, replacements, modifications and enhancements to units of property are capitalized. Major improvements to leasehold properties are amortized over the shorter of the asset life or the life of the respective lease. Repairs, maintenance and minor replacements are charged to operations and maintenance expense as incurred. Interest capitalized is based on the average value of construction work in progress at Azurix's average borrowing rate during the period. The amount of interest capitalized during 1998 was approximately $2.3 million.

     Azurix's infrastructure assets comprise a network of systems of mains and sewers, impounding and pumped raw water storage reservoirs, dams, sludge pipelines and infrastructure investigations and studies.

     The cost of property, plant and equipment is charged to depreciation using the straight-line method over the estimated useful lives of the assets. Depreciation is computed based on estimated useful lives as follows:

                                                               YEARS
                                                              --------
Buildings and operational structures........................  15 to 80
Infrastructure..............................................    115
Plant machinery and vehicles................................  3 to 30
Other assets................................................  4 to 15

LONG-LIVED ASSETS

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," long-lived assets held and used by Azurix are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability, a test is performed comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount, including allocated goodwill, to determine if a write-down to market value or discounted cash flow value is required.

GOODWILL

     Goodwill represents the excess of purchase price and related costs over the value assigned to the net assets of businesses acquired (see Note 2). Goodwill is amortized on a straight-line basis over the estimated useful life, not to exceed 40 years. Accumulated amortization of goodwill at December 31, 1998 was $5.5 million.

OTHER ASSETS

     Other assets consist primarily of deferred charges, such as financing costs and external costs of acquisition activities. Deferred financing charges are amortized to interest expense over the lives of the related debt issuances and external acquisition costs are capitalized as a cost of successful acquisitions or expensed during the period in which it is determined that the project is unsuccessful or the pursuit is terminated.

DEFERRED INCOME

     Azurix bills certain customers in advance of providing water and wastewater services and classifies these amounts as "Deferred income" on the Consolidated Balance Sheet until earned.

                                  AZURIX CORP.

PENSION BENEFITS

     The pension plans maintained by Wessex (see Note 12) are of the defined benefit type, and are valued by an independent actuary. Current service costs for the plans are accrued in the period to which they relate. Prior service costs and actuarial gains and losses, if any, relating to amendments to the plans, are recognized on a basis designed to spread the costs over the remaining average service lives of employees.

FOREIGN CURRENCY TRANSLATION

     The functional currency for Azurix's foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using the current exchange rates in effect at the balance sheet date and for revenue and expense accounts, using the weighted average exchange rate during the period or, where known or determinable, at the rate on the date of the transaction for significant items. The resulting translation adjustments are recorded in comprehensive income as a component of stockholder's equity and are included in income only upon the sale or liquidation of the underlying investments.

ENVIRONMENTAL COSTS

     Environmental expenditures that relate to current operations are expensed as incurred. Expenditures providing a future benefit are capitalized as appropriate. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Azurix is currently evaluating and has not yet determined the effect that the adoption of SFAS No. 133 will have on its financial statements.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires that costs for start-up activities and organization costs be expensed as incurred and not capitalized as had previously been allowed. SOP 98-5 is applicable to all financial statements for fiscal years beginning after December 15, 1998 and initial adoption is required to be reflected as a cumulative effect of accounting change. Azurix adopted the treatment prescribed by SOP 98-5 in 1998, the year of Azurix's inception, and therefore there is no cumulative effect.

SEGMENT, GEOGRAPHIC AND QUARTERLY REPORTING

     The FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 31, 1997, and establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. Operating segments are defined as components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate

                                  AZURIX CORP.

resources and in assessing performance. The operating subsidiaries of Azurix in 1998 operate in one segment and were substantially located in one geographic region. In addition, Azurix's operations began in the fourth quarter of 1998 and therefore separate quarterly disclosures have been omitted.

NOTE 2 -- BUSINESS ACQUISITION

     On October 2, 1998 ("Wessex Acquisition Date"), Azurix, through its indirect wholly owned subsidiary Azurix Europe Ltd ("Azurix Europe"), acquired over 90% of the outstanding ordinary share capital of Wessex. On that same date, Azurix Europe issued notices to the remaining Wessex ordinary shareholders, informing them that it intended to exercise its rights under the English Companies Act to acquire compulsorily all of the outstanding ordinary shares. The compulsory share acquisition was completed in November 1998. The cost of the Wessex acquisition, including transaction costs was $2.4 billion. The cost included a combination of cash consideration paid to Wessex shareholders, net of $1.7 million cash acquired, and the issuance of loan notes to Wessex shareholders in the face amount of $119.8 million (see Note 7). On October 2, 1998, Wessex had cumulative mandatorily redeemable preference shares outstanding. These were redeemed by Wessex in December 1998.

     The purchase method of accounting was utilized, and accordingly, the assets and liabilities of Wessex have been recorded at their estimated fair values on the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired has been recorded as goodwill, and is being amortized on the straight-line basis over 40 years. The results of operations of Wessex have been included in the consolidated financial statements since the date of acquisition. Assets acquired, liabilities assumed, debt issued and consideration paid (which includes proceeds from borrowings by Azurix Europe), as a result of the Wessex acquisition are detailed below. The allocation of the purchase price to the net assets acquired is preliminary because Azurix is in the process of finalizing its assessment of the related fair values. Azurix does not believe the final evaluation of these assessments will materially affect the allocation of the purchase price. The preliminary allocation of the purchase price is as follows:

                                                              (IN MILLIONS)
                                                              -------------
Fair value of assets acquired...............................    $ 2,738.7
Goodwill....................................................        903.9
Fair value of liabilities assumed...........................     (1,141.0)
Mandatorily redeemable preferred stock assumed..............       (109.3)
                                                                ---------
          Total purchase price..............................    $ 2,392.3
                                                                =========

     The following unaudited pro forma information presents summarized consolidated results of operations of Azurix as if the Wessex acquisition had occurred on January 1, 1998:

                                                              (IN MILLIONS, EXCEPT
                                                                PER SHARE DATA)
                                                              --------------------
Revenues....................................................         $464.2
Net income..................................................           87.2
Basic and diluted earnings per share........................           0.87

     These unaudited pro forma results of operations have been prepared for illustrative purposes only and include certain adjustments in addition to the pre-acquisition historical results of Wessex, such as additional amortization expense as a result of goodwill, increased depreciation expense resulting from allocation of fair market value to fixed assets acquired, increased interest expense on acquisition debt and preference share redemption and the sale of Wessex's interest in UK Waste (see Note 3). The unaudited pro forma financial information is not necessarily indicative of the results of operations that would have

                                  AZURIX CORP.

occurred had the Wessex acquisition occurred on the date indicated, and should not be viewed as indicative of operations in future periods.

NOTE 3 -- SALE OF ACQUIRED EQUITY INVESTMENT

     On November 30, 1998, Azurix, sold its interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc ("WMI") that does business as UK Waste, to WMI for $337.9 million. Azurix's interest in UK Waste was acquired in the Wessex acquisition (see Note 2). UK Waste provides solid waste collection, treatment and recycling services throughout the United Kingdom ("U.K.").

     The value allocated to the equity investment in purchase accounting was based on the cash flows during the period UK Waste was owned by Azurix, including incremental debt costs incurred during the holding period. Azurix's results of operations do not reflect the equity earnings of UK Waste during the ownership period of $2.5 million and no adjustments to the carrying amount of the investment were necessary. Accordingly, Azurix recorded no gain or loss from the sale.

NOTE 4 -- OTHER CURRENT ASSETS

     Other current assets at December 31, 1998 is comprised of the following:

                                                              (IN MILLIONS)
                                                              -------------
Prepayments.................................................      $18.6
Other receivables...........................................       11.7
Other.......................................................        8.2
                                                                  -----
                                                                  $38.5
                                                                  =====

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1998 is comprised of the following:

                                                                                PROPERTY, PLANT
                                                                 ACCUMULATED    AND EQUIPMENT,
                                               HISTORICAL COST   DEPRECIATION         NET
                                               ---------------   ------------   ---------------
                                                                (IN MILLIONS)
Buildings and operational structures.........     $  494.2          $ (2.6)        $  491.6
Infrastructure...............................      1,184.9            (2.7)         1,182.2
Plant machinery and vehicles.................        412.3            (9.7)           402.6
Construction work-in-progress................        154.7              --            154.7
Other assets.................................         25.0            (1.7)            23.3
                                                  --------          ------         --------
          Total..............................     $2,271.1          $(16.7)        $2,254.4
                                                  ========          ======         ========

NOTE 6 -- SHORT-TERM DEBT

     As of December 31, 1998, Azurix had $424.0 million outstanding from credit facilities with major commercial banks. Of this amount, $399.1 million relates to committed credit facilities and the remaining $24.9 million relates to credit facilities that are on an uncommitted basis. Interest accrues on the committed credit facilities and the uncommitted facilities based on LIBOR plus 0.18% and LIBOR plus a negotiated margin, respectively. The weighted average interest rate on short-term bank borrowings outstanding as of December 31, 1998 was 6.66%. Azurix pays commitment fees of 0.09% on the unused portion of committed lines of credit. The facilities expire in April 1999. Azurix intends to refinance the $424.0 million of short-term bank borrowings with long-term debt. If the refinancing is not completed, Azurix will use amounts available under the Senior Credit Facility (see Note 7) to refinance the short-

                                  AZURIX CORP.

term bank borrowings on a long-term basis and accordingly, has reclassified its short-term bank borrowings as long-term debt.

NOTE 7 -- LONG-TERM DEBT AND AFFILIATE NOTE PAYABLE

     The components of long-term debt are as follows:

                                                              FACE VALUE AND
                                                              CARRYING AMOUNT
                                                              ---------------
                                                               (IN MILLIONS)
Amounts reclassified from short-term debt (see Note 6)......      $424.0
Senior Credit Facility......................................       219.5
Loan Notes..................................................       117.2
EIB credit facilities.......................................        68.7
Capital lease obligation....................................       109.7
                                                                  ------
                                                                   939.1
Less current maturities.....................................       (27.0)
                                                                  ------
          Total long-term debt..............................      $912.1
                                                                  ======

     Azurix entered into a United Kingdom pounds sterling ("U.K. Pounds Sterling") denominated senior secured bank credit facility in August 1998, as amended ("Senior Credit Facility"). At December 31, 1998, it consisted of a term loan facility of $322.6 million and a revolving credit facility of $575.3 million bearing interest at a rate of LIBOR plus 0.625%, which was 6.9% at December 31, 1998. The amounts outstanding at December 31, 1998 were $211.2 million and $8.3 million, under the term loan facility and the revolving credit facility, respectively. The remaining term loan capacity of $111.4 million is used to secure a substantial portion of the Loan Notes, described below. The term loan facility requires repayment of $199.5 million by July 24, 2000, and repayment of any remaining outstanding term loans in July 2003. The revolving credit facility terminates in July 2003. Azurix may borrow up to $99.8 million of the revolving credit facility balance available for general corporate purposes. Azurix has pledged all of a subsidiary's existing assets, including all of the ordinary shares of Wessex, under this facility. The unused borrowing capacity under the revolving credit facility at December 31, 1998 was $567.0 million. Azurix incurs commitment fees of 0.3125% on the unused portion of this facility, which are recorded as interest expense.

     Azurix issued U.K. Pounds Sterling denominated loan notes of $117.2 million face value, as of December 31, 1998, to Wessex shareholders in lieu of cash consideration for the ordinary shares purchased in the Wessex acquisition ("Loan Notes") (see Note 2). The notes are redeemable, at the option of the holder, semi-annually beginning September 30, 1999, with final redemption occurring September 30, 2005. The Loan Notes may be redeemed at the holders' option within one year, and therefore, are potential current obligations. If redeemed by the holders' prior to maturity, Azurix will utilize available capacity on the Senior Credit Facility to refinance the Loan Notes on a long-term basis, and accordingly, the Loan Notes are classified as long-term debt. Interest on the Loan Notes accrues at LIBOR and is payable semi-annually. The LIBOR rate for the period the Loan Notes were outstanding during 1998 was 7.125%.

     The European Investment Bank ("EIB") credit facilities consist of two separate loans, one of which has a floating interest rate based on LIBOR less 0.25%, and the other has a fixed interest rate of 11.6%. The floating rate obligation, due October 2001, has an outstanding balance of $49.9 million at December 31, 1998 and is U.S. dollar denominated. The fixed rate loan, denominated in Italian lire, has an outstanding balance of $18.8 million at December 31, 1998 and is payable in semi-annual installments through June 2002.

                                  AZURIX CORP.

     The U.K. Pounds Sterling denominated capital lease obligation provides for semi-annual payments. At December 31, 1998, future minimum lease payments total $129.1 million, including $19.4 million representing interest. Currently, $158.3 million of historical cost and $21.5 of related accumulated amortization is recorded under a capital lease and included in property, plant and equipment.

     Each of these financing agreements contains certain restrictive covenants, including among other things, limitations on borrowings, the maintenance of certain financial ratios such as interest coverage, net worth and debt to equity and contracts to perform or refrain from undertaking certain acts. The financing contracts include standard events of default, including non-payment, cross-defaults and insolvency. Azurix is currently in compliance with these covenants.

     Long-term borrowing and capital lease obligation maturities over the next five years are $27.0 million in 1999, $230.0 million in 2000, $84.6 million in 2001, $36.3 million in 2002 and $561.2 million in 2003.

     Azurix has executed interest rate and currency swap contracts related to its outstanding debt (see Note 8).

     Azurix has an affiliate note payable of $121.4 million outstanding at December 31, 1998 (see Note 11).

NOTE 8 -- FINANCIAL INSTRUMENTS

     Azurix uses derivative financial instruments in the normal course of its business for purposes other than trading. These financial instruments include interest rate and currency swap contracts. Azurix has U.K. Pounds Sterling ("L") interest rate swap contracts having a total notional principal amount of $833.6 million. Interest rate swap contracts relating to notional principal amounts of $665.1 million, $149.7 million and $18.8 million terminate in 2000, 2001 and 2002, respectively. Azurix also has cross-currency swap contracts to exchange U.S. dollars of $49.9 million to U.K. Pounds Sterling of L30 million, which expires in 2001, and Italian lire of 25.0 billion to U.K. Pounds Sterling of L11.3 million, which expires in 2002.

     The carrying amount of cash and cash equivalents, trade accounts receivable (net of an allowance for doubtful accounts) and accounts payable and accruals approximates their fair value due to their short-term nature. The fair value of long-term debt and affiliate long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to Azurix for debt of the same remaining maturities. The fair value of currency swap and interest rate swap contracts was determined based on a model which estimates the fair value of these swap contracts using market rates at December 31, 1998 or was based on quoted market prices for similar instruments with similar maturities. Judgment is necessarily required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts. The comparison of estimated fair value and carrying amount are as follows:

                                                              ESTIMATED
                                                                FAIR       CARRYING
                                                                VALUE       AMOUNT
                                                              ---------    --------
                                                                  (IN MILLIONS)
Note payable -- affiliate...................................   $121.9       $121.4
Long-term debt(1)...........................................    960.9        936.5
Derivatives:
  Interest rate swaps.......................................     (9.1)          --
  Currency swaps............................................      7.2          2.6

---------------

(1) The sum of the carrying amount for long-term debt and the currency swaps, as indicated above, equals long-term debt including current maturities (see
    Note 7).

                                  AZURIX CORP.

     Azurix is exposed to certain risks due to the nature of derivative financial instruments. In the event of non-performance by third parties, the amounts of interest rate and currency swap contracts are potentially subject to credit risk. Third parties to these contracts are major commercial banks with high-quality credit ratings. Accordingly, Azurix does not anticipate non-performance by any of these counterparties on these financial instruments. Azurix is exposed to market risk in the form of foreign exchange rate and interest rate risks. Several variable and fixed rate loans in foreign currencies are hedged through a combination of cross-currency swaps and interest rate swaps.

NOTE 9 -- INCOME TAXES

     The components of income before income taxes from Date of Inception through December 31, 1998 are as follows:

                                                              (IN MILLIONS)
                                                              -------------
United States...............................................     $(14.7)
Foreign.....................................................       43.2
                                                                 ------
                                                                 $ 28.5
                                                                 ======

     Total income tax expense (benefit) from Date of Inception through December 31, 1998 is summarized as follows:

                                                              (IN MILLIONS)
                                                              -------------
Current tax expense (benefit):
  Federal...................................................      $  --
  State.....................................................         --
  Foreign...................................................        4.9
                                                                  -----
                                                                    4.9
                                                                  -----
Deferred tax expense (benefit):
  Federal...................................................         --
  State.....................................................         --
  Foreign...................................................       13.4
                                                                  -----
                                                                   13.4
                                                                  -----
          Total income tax expense (benefit)................      $18.3
                                                                  =====

     The differences between taxes computed at the U.S. federal statutory tax rate and Azurix's effective income tax rate from Date of Inception through December 31, 1998 are as follows:

                                                                 AMOUNT       PERCENT
                                                              -------------   -------
                                                              (IN MILLIONS)
Statutory federal income tax provision......................      $10.0        35.0%
U.S. loss not benefited.....................................        5.1        17.8
U.K. subsidiary company loss not benefited..................        2.4         8.4
Nondeductible goodwill amortization.........................        1.7         6.0
Consolidated foreign earnings taxed at other than the U.S.
  rate......................................................       (1.8)       (6.3)
Equity loss of foreign investment...........................        0.4         1.4
Other.......................................................        0.5         1.8
                                                                  -----        ----
                                                                  $18.3       64.1%
                                                                  =====        ====

                                  AZURIX CORP.

     The principal components of Azurix's net deferred income tax liability at December 31, 1998 was as follows:

                                                              (IN MILLIONS)
                                                              -------------
Deferred income tax assets:
  U.K. Advance Corporation Tax ("ACT") receivable...........     $  83.1
  U.S. net operating loss carryforward......................         5.1
  U.K. net operating loss carryforward......................         3.5
  Other.....................................................         5.9
  Valuation allowance.......................................        (8.6)
                                                                 -------
          Total deferred tax assets.........................        89.0
                                                                 -------
Deferred income tax liabilities:
  Depreciation, depletion and amortization..................      (490.6)
  Pension plan differences..................................        (1.8)
  Other.....................................................        (1.0)
                                                                 -------
          Total deferred tax liabilities....................      (493.4)
                                                                 -------
          Net deferred tax assets (liabilities).............     $(404.4)
                                                                 =======

     Azurix has U.K. ACT credit carryforwards at December 31, 1998 of approximately $83.1 million that can be used to offset U.K. taxes payable in future years. At December 31, 1998, the U.K. ACT credit has an indefinite carryforward period. At December 31, 1998, Azurix has a U.S. tax loss carryforward of approximately $14.7 million that will expire in 2018. Due to restrictions on the use of such loss carryforwards the benefits have not been reflected in Azurix's results of operations. At December 31, 1998, Azurix has U.K. subsidiary company loss carryforwards of approximately $11.8 million that can be carried forward for an indefinite period. However, due to restrictions on the use of such loss carryforwards, the benefits have not been reflected in Azurix's results of operations.

     U.S. and foreign income taxes have been provided for earnings of foreign subsidiary and affiliate companies that are expected to be remitted to the U.S. Foreign subsidiaries' and affiliates' cumulative undistributed earnings of approximately $43.2 million are considered to be indefinitely reinvested outside the U.S. and, accordingly, no U.S. income taxes have been provided thereon. In the event of a distribution of those earnings in the form of dividends, Azurix may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits.

NOTE 10 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for taxes and interest expense is as follows:

                                                              (IN MILLIONS)
                                                              -------------
Utility taxes(1)............................................      $81.7
Interest (net of amounts capitalized).......................        9.6

---------------

(1) One-time tax levied on private utilities by the U.K. government. This amount was recorded to Wessex's net income in 1997.

NON-CASH TRANSACTIONS

     During 1998, Azurix issued debt in the form of the Loan Notes in connection with the Wessex acquisition (see Note 7). During 1998, Azurix received a capital contribution from Enron of the

                                  AZURIX CORP.

outstanding stock of a subsidiary that holds an interest in OSM. The transfer was recorded at the book value of Enron of $71.8 million.

NOTE 11 -- RELATED PARTY TRANSACTIONS

     During 1998, Azurix entered into a U.K. Pounds Sterling denominated loan with Enron for $119.7 million. Interest of $2.1 million accrued during the period the loan was outstanding at LIBOR plus 0.8%. The principal and accrued interest were repaid to Enron in 1998.

     Enron will exert influence over the policies, management and affairs of Azurix. Certain individuals who serve as officers and directors of Enron also serve as directors of Azurix. The directors and officers of Enron have fiduciary duties to manage Enron, including its investments in subsidiaries and affiliates in a manner beneficial to Enron and its stockholders. Similarly, the directors and officers of Azurix have fiduciary duties to manage Azurix in a manner beneficial to Azurix and its stockholders.

     Enron and Azurix propose to enter into an agreement that addresses the scope of Azurix's business and it is anticipated that it will provide that certain activities in which Enron and its affiliates may engage are permitted, even if those activities have a competitive impact on Azurix. In general, it is anticipated that Enron will be permitted to engage in any business whatsoever, including water, wastewater and other businesses competing with Azurix, and may compete in public tenders against Azurix, provided the business is conducted and opportunities are identified and developed through Enron's own personnel and not through Azurix. The agreement is expected to contain other provisions regarding the activities to be performed by Azurix and Enron's involvement in those activities.

     Enron provides office space (see Note 15) to Azurix and various services such as computer hardware and software and support services such as risk management, accounts payable, payroll and information technology services. Costs are allocated to Azurix based upon usage, or where no direct method can be efficiently applied due to administrative burden, upon factors such as annualized payroll or employee headcount.

     Employees, other than Wessex employees, are covered by various employee benefit plans of Enron such as retirement, stock option, medical, dental, life insurance and other benefit plans. These costs are allocated to Azurix based upon Enron's costs of administering and providing the benefit plans. During 1998 the expense recorded under the plan arrangements was approximately $1.4 million.

     During 1998, Enron advanced to Azurix $17.7 million related to office space and other services provided by Enron and cost of various benefit plans for certain employees, each described above. This amount is reported in the Consolidated Balance Sheet as a component of "Accounts payable -- affiliates."

     Management believes the above allocation methods and costs are reasonable.

     A director of a subsidiary of Wessex owns certain assets utilized in the subsidiary's operations. The subsidiary was charged $0.1 million for the use of those assets during the period Azurix owned Wessex.

BRISTOL WATER TRUST

     During 1998, Azurix entered into a U.K. Pounds Sterling denominated senior loan agreement with Bristol Water Trust, as amended and restated, an affiliate company wholly owned by Atlantic Water. The note accrues interest at 6.25% per annum and is payable semi-annually, beginning June 1999. Under the note agreement maturing December 2001, prepayment is allowed in whole or part at any time. The principal balance outstanding at December 31, 1998 was $121.4 million. Interest expense recorded for 1998 was $1.9 million.

                                  AZURIX CORP.

NOTE 12 -- PENSION BENEFITS

     Wessex maintains three defined benefit pension plans that cover substantially all of its employees. The assets are held in separate trustee administered funds. The pension cost charged to the consolidated statement of income has been determined on the advice of independent qualified actuaries and is accrued over the service lives of the employees expected to be eligible to receive such benefits.

     The following weighted average assumptions were used in determining the funded status and pension charge for the period October 2, 1998 through December 31, 1998:

                                                                 PERCENT
                                                                 -------
Discount rate...............................................        5.8%
Expected return on plan assets..............................        6.8%
Rate of compensation increase...............................        4.3%
Pension increases...........................................        2.5%

     The plan's funded status and related pension accrual as of December 31, 1998 are as follows:

                                                              (IN MILLIONS)
                                                              -------------
Change in benefit obligation:
  Benefit obligation at Wessex Acquisition Date.............     $231.5
     Service cost...........................................        1.5
     Interest cost..........................................        3.4
     Plan participants' contributions.......................        0.5
     Actuarial loss.........................................       16.7
     Benefits paid..........................................       (2.2)
     Exchange difference....................................       (5.2)
                                                                 ------
          Benefit obligation at end of period...............     $246.2
                                                                 ======
Change in plan assets:
  Fair value of plan assets at Wessex Acquisition Date......     $237.3
     Actual return on plan assets...........................       27.7
     Employer contribution..................................        1.3
     Plan participants' contribution........................        0.5
     Benefits paid..........................................       (2.2)
     Exchange difference....................................       (5.4)
                                                                 ------
          Fair value of plan assets at end of period........     $259.2
                                                                 ======
  Funded status:
     Fair value of plan assets..............................     $259.2
     Projected benefit obligation...........................      246.2
                                                                 ------
     Funded status..........................................       13.0
     Unrecognized net actuarial loss........................       (6.9)
                                                                 ------
          Prepaid benefit cost..............................     $  6.1
                                                                 ======

                                  AZURIX CORP.

     Net periodic benefit cost includes the following components:

                                                              (IN MILLIONS)
                                                              -------------
  Service cost..............................................     $  1.5
  Interest cost.............................................        3.4
  Expected return on plan assets............................       (4.0)
                                                                 ------
  Net periodic benefit cost.................................     $  0.9
                                                                 ======

     Two of the three pension plans have an aggregate prepaid benefit cost of $7.6 million that is included in "Other assets" on the Consolidated Balance Sheet and the remaining plan has an accrued benefit obligation of $1.5 million that is included in "Other long-term liabilities" on the Consolidated Balance Sheet.

NOTE 13 -- STOCKHOLDER'S EQUITY

COMMON STOCK

     During 1998, Azurix issued 1,000 shares of $1.00 par value common stock. On February 2, 1999, Azurix effected a 100,000-for-one stock split and restated the par value to $0.01 that resulted in 100 million shares issued and outstanding. Share and per share data for 1998 presented herein has been adjusted to give effect to this split as if it had occurred on the Date of Inception.

ADDITIONAL PAID-IN CAPITAL

     During 1998, Azurix received cash contributions of approximately $1.6 billion. In addition, Azurix received a capital contribution from Enron of the outstanding stock of a subsidiary that holds a 32.1% ownership interest in OSM. The transfer was recorded at Enron's book value of $71.8 million.

STOCK INCENTIVE PLAN

     In February 1999, Azurix established a stock incentive plan (the "Plan") which provides for the granting or awarding of stock options and restricted stock to directors, officers and key employees of Azurix. At any particular time, the number of shares of common stock issued under the Plan may not exceed 15% of the total number of shares of common stock outstanding. Under the Plan, Azurix granted options to purchase 7.8 million shares of its common stock, at an exercise price per share of $16.72. The options vest from three to five years after the grant date and expire ten years after the grant date.

NOTE 14 -- RESTRICTED NET ASSETS OF SUBSIDIARIES

     Certain subsidiaries of Azurix Corp. have governmental and regulatory restrictions or approvals required in order to pay dividends or make intercompany loans and advances to it. The amount of restricted net assets of Azurix Corp. subsidiaries at December 31, 1998 is approximately $1.5 billion.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     Azurix leases office space from Enron under a lease obligating only Enron and specific subsidiaries and affiliates (see Note 11). Azurix has no contractual obligation under these office lease agreements but pays to Enron the amount determined in the lease or the contract rate applied to square footage occupied. Azurix accrued rent expense to Enron for office space totaling $0.3 million in 1998.

                                  AZURIX CORP.

     Azurix leases property under various operating leases. Future minimum operating lease payments as of December 31, 1998, in the aggregate and for each of the five succeeding fiscal years, are as follows:

                                                              (IN MILLIONS)
                                                              -------------
1999........................................................      $0.7
2000........................................................       0.5
2001........................................................       0.5
2002........................................................       0.3
2003........................................................       0.8
                                                                  ----
Total minimum lease payments................................      $2.8
                                                                  ====

     Azurix has contractual commitments for capital expenditures to be incurred after December 31, 1998 of $130.2 million.

     Azurix is involved in various claims and lawsuits incidental to its business. Although no assurances can be given, Azurix believes that the ultimate resolution of such items will not have a material effect on its results of operations or financial position.

     Azurix is subject to extensive federal, foreign, state and local environmental laws and regulations. We anticipate future changes in, or decisions affecting, regulatory regimes that will serve to expand or tighten regulatory controls. Some of these changes or decisions could have a material adverse effect on our financial position and results of operations.

     A substantial portion of Azurix's revenues are subject to governmental regulation of the rates that it may charge to its customers. The U.K. government is currently conducting a periodic review of the price limits for water and sewerage companies in England and Wales that is expected to result in new price limits for the period from April 1, 2000 through 2005 that will be lower than current price limits. Although we are unable to predict the precise outcome of the current U.K. rate review, it is likely to significantly reduce Wessex's revenues and earnings, but should not have a material adverse effect on Azurix's financial position.

NOTE 16 -- EVENT SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     In March 1999, Azurix filed a registration statement with the Securities and Exchange Commission for an underwritten initial public offering of shares of common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the stockholder of Wessex Water Ltd (formerly Wessex Water Plc):

     We have audited the accompanying consolidated statements of income, changes in stockholders' equity and cash flows of Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) (the "Company") and subsidiaries for the period from April 1, 1998 to October 2, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, cash flows and changes in stockholders' equity of Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) and subsidiaries for the period from April 1, 1998 to October 2, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen

London, England
March 12, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the stockholder of Wessex Water Ltd (formerly Wessex Water Plc)

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Wessex Water Plc (now renamed Wessex Water Ltd) and its subsidiaries (the "Company") at March 31, 1998, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS
CHARTERED ACCOUNTANTS
Bristol, England
March 12, 1999

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

                       CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED OCTOBER 2, 1998 AND THE YEARS ENDED MARCH 31, 1998 AND
                                      1997
                      (TRANSLATED INTO USD -- SEE NOTE 1)

                                                              SIX MONTHS
                                                                ENDED       YEAR ENDED MARCH 31,
                                                              OCTOBER 2,    --------------------
                                                                 1998        1998         1997
                                                              ----------    -------      -------
                                                                       IN MILLIONS USD
                                                                 (EXCEPT FOR PER SHARE DATA)
Operating revenues..........................................    $233.8      $436.6       $403.1
Operating expenses:
  Operations and maintenance................................      61.7       110.9        102.4
  General and administrative................................      36.4        29.1         32.2
  Depreciation and amortization.............................      35.2        64.3         58.0
                                                                ------      ------       ------
Operating income............................................     100.5       232.3        210.5
                                                                ------      ------       ------
Other income (expense):
  Interest income...........................................       0.2         4.4         23.0
  Interest expense..........................................      (6.3)      (13.0)       (12.8)
  Equity earnings...........................................       5.8        13.3         14.7
                                                                ------      ------       ------
Income before taxes.........................................     100.2       237.0        235.4
                                                                ------      ------       ------
Taxation on ordinary activities.............................      28.4        58.0         82.4
Utility tax.................................................        --       162.3           --
                                                                ------      ------       ------
Net income..................................................      71.8        16.7        153.0
Dividends on preference shares..............................       7.7        15.1         13.5
                                                                ------      ------       ------
Net income attributable to common stockholders..............    $ 64.1      $  1.6       $139.5
                                                                ======      ======       ======
Basic earnings per share....................................    $ 0.30      $ 0.01       $ 0.65
                                                                ======      ======       ======
Diluted earnings per share..................................    $ 0.30      $ 0.01       $ 0.55
                                                                ======      ======       ======

  The accompanying notes are an integral part of these consolidated financial statements.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

                           CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1998
                      (TRANSLATED INTO USD -- SEE NOTE 1)

                                                                MARCH 31,
                                                                  1998
                                                              -------------
                                                               IN MILLIONS
                                                               USD, EXCEPT
                                                              SHARE AMOUNTS
                                                              -------------
                           ASSETS

Current Assets
  Cash and cash equivalents.................................    $    1.8
  Trade receivables (net of allowance for doubtful accounts
    of $5.9)................................................        43.5
  Unbilled receivables......................................        29.7
  Other current assets......................................        19.5
                                                                --------
         Total current assets...............................        94.5
                                                                --------
Property, Plant and Equipment
  Cost......................................................     2,487.4
  Less-accumulated depreciation.............................      (549.9)
                                                                --------
  Property, plant and equipment, net........................     1,937.5
                                                                --------
Investments and Other Assets
  Investment in equity method investee......................       311.2
  Goodwill, net of accumulated amortization.................        21.6
  Other.....................................................         7.5
                                                                --------
         Total Assets.......................................    $2,372.3
                                                                ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Borrowings from banks.....................................    $   82.7
  Current portion of long-term debt.........................        38.3
  Accounts payable and accruals.............................       227.5
  Amounts due to equity method investee.....................         6.2
  Advances from customers...................................        23.7
  Proposed dividend.........................................        23.1
                                                                --------
         Total current liabilities..........................       401.5
                                                                --------
Long-Term Debt..............................................       169.7
Deferred Credits and Other Liabilities
  Deferred income taxes.....................................       306.5
  Other.....................................................         6.1
                                                                --------
         Total long-term liabilities........................       482.3
                                                                --------
Commitments and Contingent Liabilities (Note 18)
Redeemable Preference Shares (Authorized -- 310,000,000;
  issued and paid 308,984,402 shares of 50p each, redeemable
  at par)...................................................       259.0
                                                                --------
Stockholders' Equity:
  Common stock (Authorized: 346,666,670; issued and paid:
    212,677,552 shares of 60p)..............................       188.3
  Additional paid-in capital................................        80.6
  Accumulated other comprehensive income....................       182.0
  Retained earnings.........................................       778.6
                                                                --------
         Total stockholders' equity.........................     1,229.5
                                                                --------
         Total Liabilities and Stockholders' Equity.........    $2,372.3
                                                                ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED OCTOBER 2, 1998 AND THE YEARS ENDED MARCH 31, 1998 AND
                                      1997
                      (TRANSLATED INTO USD -- SEE NOTE 1)

                                                              SIX MONTHS
                                                                ENDED      YEAR ENDED MARCH 31,
                                                              OCTOBER 2,   ---------------------
                                                                 1998        1998         1997
                                                              ----------   ---------    --------
                                                                       IN MILLIONS USD
                                                              ----------------------------------
Operating Activities:
Net income..................................................   $  71.8      $  16.7      $153.0
Adjustments required to reflect cash flows from operating
  activities:
Income and expense items not involving cash flows:
  Share in profits of equity method investee, net of related
     taxes..................................................      (3.1)        (6.7)       (9.5)
  Depreciation and amortization.............................      35.2         64.3        58.0
  Deferred taxes............................................      23.2         24.9        (2.1)
  Loss on disposal of fixed assets..........................       0.8          2.5         1.3
  Other.....................................................       0.1          0.5        (1.8)
                                                               -------      -------      ------
                                                                 128.0        102.2       198.9
                                                               -------      -------      ------
Changes in operating asset and liability items:
  (Increase) decrease in trade accounts receivable..........       6.9         (4.8)        2.2
  (Increase) in prepayments.................................      (0.3)        (0.8)       (6.5)
  (Increase) decrease in other current assets...............      (8.3)        22.3         3.6
  Increase (decrease) in advances from customers............       2.5          1.1        (3.0)
  Increase in accounts payable and accruals.................       3.4          5.0        51.1
                                                               -------      -------      ------
                                                                   4.2         22.8        47.4
                                                               -------      -------      ------
Net cash provided by operating activities...................     132.2        125.0       246.3
                                                               -------      -------      ------
Investing Activities:
  Purchase of fixed assets..................................    (108.9)      (198.6)     (149.1)
  Decrease in short-term investments........................        --           --        49.6
  Other.....................................................       0.5          3.6         1.7
                                                               -------      -------      ------
Net cash used in investing activities.......................    (108.4)      (195.0)      (97.8)
                                                               -------      -------      ------
Financing Activities:
  Repurchase of ordinary shares.............................        --           --      (300.8)
  Repurchase of preference shares...........................    (143.4)          --          --
  Short-term loans received.................................     177.5         80.7          --
  Repayment of lease obligations............................      (8.7)       (15.6)      (12.8)
  Dividends paid............................................     (51.4)       (65.7)      (62.9)
  Other.....................................................       2.4          7.4         3.5
                                                               -------      -------      ------
Net cash (used in) provided by financing activities.........     (23.6)         6.8      (373.0)
                                                               -------      -------      ------
Effect of exchange rate changes on cash balances............      (0.3)        (1.3)       19.1
                                                               -------      -------      ------
Decrease in cash and cash equivalents.......................      (0.1)       (64.5)     (205.4)
Balance of cash and cash equivalents at beginning of
  period....................................................       1.8         66.3       271.7
                                                               -------      -------      ------
Balance of cash and cash equivalents at end of period.......   $   1.7      $   1.8      $ 66.3
                                                               =======      =======      ======
Supplemental Cash Flow Items:
  Interest paid (net of amounts capitalized)................   $   8.6      $  12.3      $ 12.5
  Income taxes paid.........................................       5.3         86.5        21.6
  Utility tax paid..........................................        --         83.1          --
Non-Cash Investing and Financing Activities:
  Scrip dividends...........................................      37.4          9.8         4.4

  The accompanying notes are an integral part of these consolidated financial statements.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED OCTOBER 2, 1998 AND THE YEARS ENDED MARCH 31, 1998 AND
                                      1997
                      (TRANSLATED INTO USD -- SEE NOTE 1)
                               (IN MILLIONS USD)

                                                                    ACCUMULATED
                                                      ADDITIONAL       OTHER
                                             COMMON    PAID-IN     COMPREHENSIVE   RETAINED              COMPREHENSIVE
                                             STOCK     CAPITAL        INCOME       EARNINGS    TOTAL        INCOME
                                             ------   ----------   -------------   --------   --------   -------------
Balance at March 31, 1996..................  $228.3     $ 13.8        $ 54.1       $1,058.2   $1,354.4
  Net income...............................                                           153.0      153.0      $153.0
  Other comprehensive income:
     Translation differences...............                            104.3                     104.3       104.3
     Unrealized gain on listed
       investment..........................                             (0.3)                     (0.3)       (0.3)
                                                                                                            ------
          Total comprehensive income.......                                                                 $257.0
                                                                                                            ======
  Shares issued............................    2.4         6.8                                     9.2
  Repurchase of shares.....................  (45.5)                                  (255.3)    (300.8)
  Amount transferred to capital reserve....               45.5                        (45.5)        --
  Dividends................................                                           (68.3)     (68.3)
                                             ------     ------        ------       --------   --------
Balance at March 31, 1997..................  185.2        66.1         158.1          842.1    1,251.5
  Net income...............................                                            16.7       16.7      $ 16.7
  Other comprehensive income:
     Translation differences...............                             22.8                      22.8        22.8
     Unrealized gain on listed
       investment..........................                              1.1                       1.1         1.1
                                                                                                            ------
          Total comprehensive income.......                                                                 $ 40.6
                                                                                                            ======
  Shares issued............................    3.1        14.5                                    17.6
  Dividends................................                                           (80.2)     (80.2)
                                             ------     ------        ------       --------   --------
Balance at March 31, 1998..................  188.3        80.6         182.0          778.6    1,229.5
  Net income...............................                                            71.8       71.8      $ 71.8
  Other comprehensive income:
     Translation differences...............                             18.8                      18.8        18.8
     Unrealized gain on listed
       investment..........................                             (0.2)                     (0.2)       (0.2)
                                                                                                            ------
          Total comprehensive income.......                                                                 $ 90.4
                                                                                                            ======
  Shares issued............................    5.1        33.8                                    38.9
  Dividends................................                                           (57.1)     (57.1)
                                             ------     ------        ------       --------   --------
Balance at October 2, 1998.................  $193.4     $114.4        $200.6       $  793.3   $1,301.7
                                             ======     ======        ======       ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the operations of Wessex Water Plc (now renamed Wessex Water Ltd) and its subsidiaries ("Wessex"). On October 2, 1998, Wessex was purchased by Azurix Europe Ltd, a wholly owned subsidiary of Azurix Corp. ("Azurix"). The financial statements of Wessex have been prepared for the purpose of presenting the financial statements of the predecessor company of Azurix.

     These financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP"). The functional currency of Wessex is pounds sterling ("GBP"). These accounts have been presented using US dollars ("USD") as the reporting currency by translating the functional currency financial statements using the current rate methodology described in the Statement of Financial Accounting Standard ("SFAS") 52, "Foreign Currency Translation."

     The period from April 1 to October 2, 1998 will hereafter be referred to as the "six months ended October 2, 1998."

NATURE OF OPERATIONS

     Wessex Water Plc was incorporated on April 1, 1989. On September 1, 1989, Wessex Water Plc acquired the entire issued share capital of Wessex Water Services Ltd, a company formed to continue the business of Wessex Water Authority, as a result of the privatization by the UK government of the water industry in England and Wales. The acquisition was effected through the issue of 49,998 Wessex shares to the Secretary of State for the Environment which were credited as fully paid. The assets and liabilities acquired by Wessex were recorded at book value as Wessex was owned by the UK government at the date of the transfer making the transaction an exchange between entities under common control. Wessex's principal activity is the provision of water supply and wastewater services in southwestern England through its wholly owned subsidiary, Wessex Water Services Ltd. Wessex's other business activities include SC Technology AG ("SC Technology"), which does business as Swiss Combi and sells and operates sludge drying plants.

     Wessex Water Services Ltd is licensed to operate as a water and sewerage company in its region, subject to regulation of its water supply and wastewater treatment services by government agencies including the Office of Water Services and the Drinking Water Inspectorate. Wessex is subject to regulation of the rates it may charge for its regulated water supply and wastewater treatment businesses.

BASIS OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Wessex Water Plc and all its majority owned and controlled subsidiaries. All inter-company transactions are eliminated as part of the consolidation process.

     Investments in companies in which Wessex owns 20 percent to 50 percent of the voting stock and has significant influence are accounted for using the equity method with Wessex's share of profits and losses included in the consolidated income statement. Wessex's share of post-acquisition retained profits/losses is added to/deducted from the cost of the investee in the consolidated balance sheet.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

USE OF ESTIMATES

     Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCIES

     On consolidation, assets and liabilities of subsidiaries denominated in foreign currencies, where the local currency is the functional currency, have been translated at year-end rates. Income and expense items are translated using the annual weighted average rates of exchange or, where known or determinable, at the rate on the date of the transaction for significant items. Adjustments arising from the translation have been recorded in other comprehensive income and are included in income only upon sale or liquidation of the underlying investments.

     Transactions in currencies other than the functional currency are recorded at the rate of exchange at the date of the transaction. Assets and liabilities in currencies other than the functional currency are translated at year-end rates. Any resulting exchange differences are taken to the consolidated income statement.

     The exchange rates used to translate the GBP functional currency financial statements to USD were:

                                                                         USD PER GBP
                                                                         -----------
Period from April 1 to October 2, 1998......................   Average     1.6536
As of March 31, 1998........................................  Year end     1.6765
Year ended March 31, 1998...................................   Average     1.6413
Year ended March 31, 1997...................................   Average     1.5853

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents represent cash and short-term highly liquid investments with original maturities of three months or less.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment assets are stated at historical cost, less accumulated depreciation. Depreciation is charged on a straight-line basis over the estimated useful lives of the respective assets, based on the following useful lives:

                                                                YEARS
                                                               -------
Buildings and operational structures........................   15 - 80
Infrastructure assets.......................................     85
Plant, machinery and vehicles...............................    3 - 30
Other assets................................................    4 - 15

     Major improvements to leasehold properties are amortized over the shorter of the asset life and the life of the respective lease.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Interest is capitalized on qualifying assets during the time required to prepare the assets for their intended use using Wessex's weighted average borrowing rate. The capitalized interest is amortized over the life of the assets.

GOODWILL

     Goodwill is the excess of the purchase price over the fair value of the identifiable assets acquired less the liabilities assumed of the acquired company. Goodwill is capitalized and amortized over its estimated useful life which ranges from twenty years (SC Technology) to forty years (Wessex Waste Management Ltd.).

LEASES

     Assets held under finance lease agreements are treated as tangible assets and the present value of the related lease payments is recorded as a liability. Costs for operating leases are charged to the income statement in the period incurred.

LONG-LIVED ASSETS

     Wessex evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the estimated undiscounted cash flow from such an asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair market value of the long-lived asset. Fair market value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved.

TAXATION

     Provision is made for all taxes payable in respect of profit earned in the year. Deferred income tax is provided using the liability method for all temporary differences arising between the tax basis of assets and liabilities and their carrying value for financial reporting purposes, using the enacted tax rate. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that all or part of the asset will not be realized. No deferred tax liability has been recognized for undistributed earnings of domestic subsidiaries since such earnings can be transferred to the parent company without tax consequences.

REVENUE RECOGNITION

     For metered customers, Wessex recognizes revenue based on actual usage and accrues revenue for the estimated amount of water sold but not billed as of the balance sheet date. The revenue for non-metered customers, who pay an annual fixed charge based on the rateable value of their property, is recognized uniformly over the year.

PENSIONS

     Current service costs for defined benefit plans are accrued in the period to which they relate. Prior service costs, if any, relating to amendments of the plans, are recognized over the remaining average service lives of those employees. The pension schemes are of the defined benefit type, which are externally funded and valued by an independent actuary.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INVESTMENTS IN EQUITY SECURITIES

     Available-for-sale securities are reported at fair value and individual securities are classified as a current or non-current asset, as appropriate. Unrealized holding gains and losses for all available-for-sale securities are reported net, as a separate component of other comprehensive income, a part of stockholders' equity, until the gains and losses are realized.

DERIVATIVE FINANCIAL INSTRUMENTS

     Wessex uses cross-currency and interest rate swaps for the purpose of hedging specific exposures as part of its risk management program and holds all derivatives for purposes other than trading. Deferral (hedge) accounting is applied only if the derivative reduces the risk of the underlying hedged item and is designated at inception as a hedge with respect to the underlying hedged item. Additionally, the derivative must result in cash flows that are expected to be inversely correlated to those of the underlying hedged item. Under hedge accounting, the changes in market value of the derivatives and the hedged assets or liabilities are deferred and recognized in net income in the same period. If Wessex's use of derivatives did not qualify for hedge accounting treatment, the derivative would be recorded at fair value with changes in fair value recognized in net income.

EARNINGS PER SHARE

     Basic earnings per share is based on the earnings from continuing operations available to common stockholders divided by the weighted average number of shares outstanding during each period. Diluted earnings per share is calculated in the same manner as basic earnings per share except that the numerator is increased by the amount of dividends payable to the holders of convertible securities and the denominator is increased, using the treasury stock method, to include the number of additional ordinary shares that would have been outstanding, assuming the exercise of all employee stock options and the conversion of all convertible securities that would have had a dilutive effect on basic earnings per share.

ENVIRONMENTAL COSTS

     Environmental expenditures that relate to current operations are expensed. Expenditures providing a future benefit are capitalized as appropriate. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated.

STOCK-BASED COMPENSATION

     Wessex follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, compensation expense is recorded when the exercise price of employee stock options is less than the fair value of the underlying stock on the measurement date.

ACCOUNTING STANDARDS ISSUED

     In June 1998, the FASB issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

June 15, 1999. Wessex is currently evaluating, and has not yet determined, the effect that the adoption of SFAS 133 will have on its financial statements.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires that costs for start-up activities and organization costs be expensed as incurred and not capitalized as had previously been allowed. SOP 98-5 is applicable to all financial statements for fiscal years beginning after December 15, 1998 and initial adoption is required to be reflected as a cumulative effect of an accounting change. The adoption of SOP 98-5 is not expected to have a material effect on Wessex's financial position or results of operations.

NOTE 2 -- INTEREST EXPENSE

                                                                  SIX
                                                                MONTHS        YEAR ENDED
                                                                 ENDED         MARCH 31,
                                                              OCTOBER 2,    ---------------
                                                                 1998        1998     1997
                                                              -----------   ------   ------
                                                               (IN MILLIONS OF US DOLLARS)
Gross interest expense......................................     $11.3      $21.4    $18.7
Interest capitalized........................................      (5.0)      (8.4)    (5.9)
                                                                 -----      -----    -----
Net interest expense........................................     $ 6.3      $13.0    $12.8
                                                                 =====      =====    =====

NOTE 3 -- OTHER CURRENT ASSETS

                                                                 MARCH 31,
                                                                   1998
                                                                 ---------
                                                              (IN MILLIONS OF
                                                                US DOLLARS)
Other receivables...........................................       $ 8.0
Available-for-sale securities...............................         4.7
Prepayments.................................................         3.5
Other.......................................................         3.3
                                                                   -----
                                                                   $19.5
                                                                   =====

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT

                                BUILDINGS                       PLANT                                TOTAL
                                   AND                        MACHINERY                            PROPERTY,
                               OPERATIONAL   INFRASTRUCTURE      AND      OTHER    CONSTRUCTION-    PLANT &
                               STRUCTURES        ASSETS       VEHICLES    ASSETS    IN-PROGRESS    EQUIPMENT
                               -----------   --------------   ---------   ------   -------------   ---------
                                                        (IN MILLIONS OF US DOLLARS)
Cost:
  March 31, 1997.............    $573.5         $  961.2       $ 594.1    $42.9       $ 87.7       $2,259.4
  Additions..................      25.6             61.0          39.4      3.8         82.9          212.7
  Transfers..................       0.7             26.9          12.8      6.9        (47.3)            --
  Disposals..................      (0.5)              --         (26.3)    (5.5)          --          (32.3)
  Translation differences....      11.6             20.5          12.0      1.0          2.5           47.6
                                 ------         --------       -------    -----       ------       --------
March 31, 1998...............    $610.9         $1,069.6       $ 632.0    $49.1       $125.8       $2,487.4
                                 ======         ========       =======    =====       ======       ========
Accumulated depreciation:
  March 31, 1997.............    $ 96.4         $  169.4       $ 214.5    $24.7       $   --       $  505.0
  Additions..................      10.5             11.8          34.6      6.1           --           63.0
  Disposals..................      (0.2)              --         (22.8)    (5.6)          --          (28.6)
  Translation differences....       2.1              3.5           4.5      0.4           --           10.5
                                 ------         --------       -------    -----       ------       --------
March 31, 1998...............    $108.8         $  184.7       $ 230.8    $25.6       $   --       $  549.9
                                 ======         ========       =======    =====       ======       ========
Net book value:
  March 31, 1998.............    $502.1         $  884.9       $ 401.2    $23.5       $125.8       $1,937.5
                                 ======         ========       =======    =====       ======       ========

     Included in property, plant and equipment are the following amounts relating to capital leases:

                                BUILDINGS                       PLANT                                TOTAL
                                   AND                        MACHINERY                            PROPERTY,
                               OPERATIONAL   INFRASTRUCTURE      AND      OTHER    CONSTRUCTION-    PLANT &
                               STRUCTURES        ASSETS       VEHICLES    ASSETS    IN-PROGRESS    EQUIPMENT
                               -----------   --------------   ---------   ------   -------------   ---------
                                                        (IN MILLIONS OF US DOLLARS)
Cost.........................    $ 40.1         $   73.1       $  45.2    $ 1.2       $   --       $  159.6
Accumulated depreciation.....      (3.9)              --         (14.6)    (0.8)          --          (19.3)
                                 ------         --------       -------    -----       ------       --------
Net..........................    $ 36.2         $   73.1       $  30.6    $ 0.4       $   --       $  140.3
                                 ======         ========       =======    =====       ======       ========

     The net book value of property, plant and equipment as of March 31, 1998 includes interest capitalized of $62.5 million.

NOTE 5 -- GOODWILL

     Goodwill arising on the acquisition of SC Technology on January 3, 1996 was $24.3 million, with an annual amortization charge of $1.2 million. Accumulated amortization as of March 31, 1998 is $2.7 million.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- INVESTMENT IN EQUITY METHOD INVESTEE

     At March 31, 1998, Wessex had a 50.0% share of Wessex Waste Management Ltd, holding Class B shares of L1 each. Wessex Waste Management Ltd trades as UK Waste through its wholly owned subsidiaries. UK Waste collects, recycles and disposes of waste from commercial and domestic customers.

                                                              (IN MILLIONS OF
                                                                US DOLLARS)
Investment at cost, April 1, 1997
Share in net identifiable assets acquired...................      $ 48.3
Goodwill....................................................       225.2
                                                                  ------
Cost........................................................       273.5
Less: Accumulated amortization of goodwill..................       (30.9)
Share of retained profit....................................        63.3
Translation difference......................................         5.3
                                                                  ------
Book value at March 31, 1998................................      $311.2
                                                                  ======

     Summarized financial information for Wessex Waste Management Ltd is presented below. At March 31, 1998, Wessex's share of earnings and of the net assets of Wessex Waste Management Ltd was 50.0%.

                                                                 MARCH 31,
                                                                   1998
                                                                 ---------
                                                              (IN MILLIONS OF
                                                                US DOLLARS)
Current assets..............................................      $ 89.9
Non-current assets..........................................       643.3
                                                                  ------
          Total assets......................................      $733.2
                                                                  ======
Current liabilities.........................................      $ 74.3
Non-current liabilities.....................................        36.5
Stockholders' equity........................................       622.4
                                                                  ------
          Total liabilities and stockholders' equity........      $733.2
                                                                  ======

                                                           SIX MONTHS     YEAR ENDED
                                                             ENDED         MARCH 31,
                                                           OCTOBER 2,   ---------------
                                                              1998       1998     1997
                                                           ----------   ------   ------
                                                           (IN MILLIONS OF US DOLLARS)
Revenues.................................................    $145.2     $285.1   $237.8
Operating profit.........................................      10.6       25.1     28.7
Net income before tax....................................      11.6       26.6     29.4

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- ACCOUNTS PAYABLE AND ACCRUALS

                                                                  MARCH 31,
                                                                    1998
                                                               ---------------
                                                               (IN MILLIONS OF
                                                                 US DOLLARS)
Trade accounts payable......................................       $  8.4
Capital expenditure accruals................................         56.0
Corporation tax.............................................         16.8
Advance corporation tax.....................................         19.3
Utility tax.................................................         83.0
Accruals....................................................         42.7
Other.......................................................          1.3
                                                                   ------
          Total.............................................       $227.5
                                                                   ======

NOTE 8 -- BORROWINGS FROM BANKS

                                                                  MARCH 31,
                                                                    1998
                                                               ---------------
                                                               (IN MILLIONS OF
                                                                 US DOLLARS)
Bank overnight credit facility..............................        $24.0
Revolving line of credit....................................         58.7
                                                                    -----
          Total.............................................        $82.7
                                                                    =====

     Wessex has an overnight overdraft facility with two banks. In addition, Wessex maintains a credit agreement with a syndicate of banks which provides $402 million, denominated in GBP, of committed lines of credit which expire on April 21, 1999. The interest rate on draw-downs is LIBOR plus 0.18%. Wessex pays commitment fees of 0.09% on the unused portion of the lines of credit. The weighted average effective interest rate at March 31, 1998 on short-term borrowings is 7.75%.

NOTE 9 -- LONG-TERM DEBT

                                                                  MARCH 31,
                                                                     1998
                                                               ----------------
                                                               (IN MILLIONS OF
                                                                 US DOLLARS)
European Investment Bank ("EIB") loan #1 -- USD, variable
  interest rate of 6 month LIBOR minus 0.25% due October
  2001......................................................        $ 50.3
EIB loan #2 -- Italian lire, fixed interest rate of 11.6%
  due June 2002.............................................          24.5
EIB loan #3 -- Ecu, fixed interest rate of 5.7% due December
  1998......................................................          12.7
Capital lease, fixed interest rate of 8.06% due September
  2002......................................................         120.0
Other long-term debt........................................           0.5
                                                                    ------
                                                                     208.0
Less: Current portion included in current liabilities.......         (38.3)
                                                                    ------
          Total.............................................        $169.7
                                                                    ======

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Minimum annual principal payments due on long-term debt are as follows:

Year ending March 31:
  1999......................................................   $ 38.3
  2000......................................................     29.0
  2001......................................................     32.9
  2002......................................................     87.5
  2003......................................................     20.3
                                                               ------
          Total.............................................   $208.0
                                                               ======

     The three EIB currency term loans which are due and payable from 1998 through June 2002 have both fixed and variable interest rates in their respective currencies with semi-annual interest payments. Using a combination of interest rate swaps and currency swaps these rates are changed to variable and fixed GBP interest rates.

     Wessex's term loans and credit facilities are subject to certain financial covenants, including the maintenance of minimum interest cover, maximum gearing levels and minimum net worth.

NOTE 10 -- FINANCIAL INSTRUMENTS

     Wessex uses a variety of financial instruments denominated in foreign currencies, at both floating and fixed interest rates, to finance its operations. Wessex manages the risk arising on these instruments by entering into cross-currency and interest rate swaps.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amount of short-term financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and all other short-term financial assets and liabilities, including bank debt, approximates fair value due to the short maturity of those instruments.

     The fair value of preference shares with mandatory redemption requirements and long-term debt are estimated using discounted cash flow analyses based on Wessex's current incremental financing rates for similar types of securities. The fair value of currency swaps and interest rate swaps was determined based on a model which estimates the fair value of these swap contracts using market rates at March 31, 1998 or was based on quoted market prices for similar instruments with similar maturities. A comparison of the carrying value and fair value of these instruments is included below:

                                                                 MARCH 31, 1998
                                                              ---------------------
                                                              ESTIMATED    CARRYING
                                                              FAIR VALUE    AMOUNT
                                                              ----------   --------
                                                                 (IN MILLIONS OF
                                                                   US DOLLARS)
Long-term debt (including current portion)..................    $ 79.2      $ 78.4
Preference shares with mandatory redemption.................     272.2       259.0
Derivatives:
  Interest rate swaps.......................................      (9.0)         --
  Currency swaps............................................      14.2         9.6

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CERTAIN RISKS AND CONCENTRATIONS

     Wessex's cash equivalents consist primarily of short-term money market deposits. Wessex has deposited its cash equivalents with reputable financial institutions and believes the risk of loss to be remote. Wessex has accounts receivable from customers concentrated in southwestern England with no single customer accounting for more than 10% of sales.

     Wessex is exposed to credit risk in the event of non-performance by counterparties to interest rate and cross-currency swap contracts. However, because Wessex deals only with major commercial banks with high-quality credit ratings, it does not anticipate non-performance by any of these counterparties.

     Wessex is exposed to market risk in the form of foreign exchange rate and interest rate risks. Wessex has one consolidated foreign subsidiary, which has a functional currency of Swiss francs. On consolidation the functional currency accounts are translated to the reporting currency with translation gains and losses recorded in other comprehensive income. Wessex has several variable and fixed rate loans in foreign currencies which are fully hedged through a combination of cross-currency swaps and interest rate swaps. In addition, Wessex is subject to foreign currency risk on translation from its functional currency
(GBP) to the reporting currency (USD).

NOTE 11 -- STOCKHOLDERS' EQUITY

ORDINARY SHARES

     As of March 31, 1996, there were 214,417,242 issued and paid ordinary shares of 60p each. During fiscal 1997, Wessex repurchased 722,771 ordinary shares at L3.55 per share and 6,675,068 shares at L3.80 per share. Also during fiscal 1997, 783,967 shares were issued to existing stockholders in lieu of a cash dividend, 1,510,118 shares were issued under the stock-based compensation plans and 193,756 shares were issued under the profit-sharing scheme.

     During fiscal 1998, 1,359,267 shares were issued to existing stockholders in lieu of a cash dividend, 1,673,643 shares were issued under the stock-based compensation plans and 137,398 shares were issued under the profit-sharing scheme.

CLASS B AND C ORDINARY SHARES

     As of March 31, 1996 there were 30,225,106 issued and paid B ordinary shares of 60p each and 13,285,088 C ordinary shares of 60p each. During fiscal 1997 Wessex repurchased all issued B and C ordinary shares at L3.55 per share. On September 10, 1997, the authorized but unissued B and C ordinary shares were redesignated as authorized ordinary shares of 60p each.

ACCUMULATED OTHER COMPREHENSIVE INCOME

     Other comprehensive income at March 31, 1998 comprises the foreign currency translation reserve of $178.8 million and unrealized gains on available-for-sale securities of $3.2 million. The majority of the foreign currency translation reserve is generated by the translation of the GBP functional currency financial statements into the USD reporting currency.

PROFIT-SHARING STOCK PLAN

     Wessex operates a profit-sharing stock plan whereby employees can apply for free shares and also purchase shares. If the employee purchases shares, Wessex matches the number of shares purchased up to a set limit. The fair market value of the free and matching shares on the grant date is written off to the

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

income statement in the year of issue. Employees are entitled to all dividends on these shares when issued. At March 31, 1998, 452,623 ordinary shares were held by Wessex Water Trustee Company Ltd on behalf of employees who were beneficially entitled to the shares under this plan. The market value of these shares at March 31, 1998 was $3.9 million.

STOCK OPTIONS

     Wessex applies APB 25 in accounting for its stock-based compensation plans ("share option plans"). Accordingly, compensation expense of $0.2 million, $0.2 million and $0.3 million was recorded for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997, respectively.

     Wessex has two share option plans. The first is a savings-related share option plan, based on save-as-you-earn contracts, under which options were granted between August 1991 and August 1997 at prices between L1.47 and L3.58 per share. At March 31, 1998, there were options outstanding in respect of 2,367,465 shares, exercisable between April 1, 1998 and February 28, 2005. The second share option plan is an executive share option plan whereby options outstanding in respect of 762,116 ordinary shares were granted at prices between L1.85 and L3.16 per share. These options are exercisable between April 1, 1998 and August 1, 2004.

     Details of the share option plans are summarized in the table below:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                                           EXERCISE PRICE
OPTIONS                                                         SHARES        (IN GBP)
-------                                                       ----------   --------------
Outstanding at March 31, 1996...............................   5,678,630        2.20
Granted.....................................................     509,463        2.80
Exercised...................................................  (1,531,156)       1.66
Forfeited...................................................    (126,011)       2.20
                                                              ----------        ----
Outstanding at March 31, 1997...............................   4,530,926        2.46
                                                              ----------        ----
Granted.....................................................     477,003        3.58
Exercised...................................................  (1,673,259)       2.36
Forfeited...................................................    (205,089)       2.49
                                                              ----------        ----
Outstanding at March 31, 1998...............................   3,129,581        2.68
                                                              ----------        ----
Granted.....................................................     371,597        3.64
Exercised...................................................    (320,197)       2.62
Forfeited...................................................     (24,688)       2.73
                                                              ----------        ----
Outstanding at October 2, 1998..............................   3,156,293        2.80
                                                              ----------        ----
Exercisable at March 31, 1997...............................   1,061,306        2.46
Exercisable at March 31, 1998...............................     762,116        3.11
Exercisable at October 2, 1998..............................     629,674        3.10

     The exercise price of the savings-related share options granted was 20% below market price.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about options outstanding as at March 31, 1998:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                                     REMAINING
                                                                    CONTRACTUAL
                                                        NUMBER          LIFE         NUMBER
RANGE OF EXERCISE PRICES (GBP)                        OUTSTANDING     (YEARS)      EXERCISABLE
------------------------------                        -----------   ------------   -----------
1.00 - 1.49.........................................     235,152        0.50              --
1.50 - 1.99.........................................     248,246        1.62          13,372
2.00 - 2.49.........................................   1,003,938        2.17           4,772
2.50 - 2.99.........................................     430,808        3.29              --
3.00 - 3.49.........................................     743,972        5.94         743,972
3.50 - 3.99.........................................     467,465        4.22              --

     If Wessex had elected to recognize compensation expense based on the fair value of the stock options at the grant date in accordance with SFAS 123, "Accounting for Stock Based Compensation," compensation expense of $0.3 million, $0.5 million, and $0.3 million would have been recorded for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997, respectively. Net income would have been reduced to the pro forma amounts indicated below:

                                                              SIX MONTHS     YEAR ENDED
                                                                ENDED        MARCH 31,
                                                              OCTOBER 2,   --------------
                                                                 1998      1998     1997
                                                              ----------   -----   ------
                                                              (IN MILLIONS OF US DOLLARS,
                                                               EXCEPT PER SHARE AMOUNTS)
Net income:
  As reported...............................................    $71.8      $16.7   $153.0
  Pro forma.................................................     71.7       16.4    153.0
Basic earnings per share:
  As reported...............................................    $0.30      $0.01   $ 0.65
  Pro forma.................................................     0.30       0.01     0.65

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997:

                                                              SIX MONTHS
                                                                ENDED      YEAR ENDED MARCH 31,
                                                              OCTOBER 2,   ---------------------
                                                                 1998        1998        1997
                                                              ----------   ---------   ---------
Dividend yield..............................................    4.1%         3.3%        4.4%
Expected volatility.........................................     21%          22%         23%
Risk-free interest rate.....................................    6.3%         7.1%        7.2%
Expected lives..............................................  4.9 years    4.8 years   4.8 years
Weighted average option price (GBP).........................    3.64         3.58        2.80
Weighted average fair market value at date of grant (GBP)...    1.24         1.42        1.03

NOTE 12 -- REDEEMABLE PREFERENCE SHARES

     On September 7, 1995, a bonus issue of 308,984,402 fully paid 50p cumulative redeemable preference shares was made to holders of record as of August 31, 1995 of B and C ordinary shares on a one-for-one

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

basis; 310,000,000 of these shares were authorized. The preference shares were originally redeemable at par in four equal tranches on the dividend payment date in each of the years 1998, 1999, 2000 and 2001. The preference dividend is paid annually in arrears at a gross dividend rate, fixed in advance, of 12 month LIBOR plus 0.5%. Preference shares have priority on winding up, but are non-voting unless a resolution is passed to vary their rights.

     Beginning in September 1998, Wessex redeemed all of its 308,984,402 cumulative redeemable preference shares at the par value of 50p per share. This was pursuant to resolutions passed by its stockholders on July 29, 1998 and November 23, 1998 to cancel the preference shares by repaying capital to the preference stockholders.

NOTE 13 -- EARNINGS PER SHARE

     Reconciliation of the numerator and denominator as used in the calculation of earnings per share:

                                                           SIX MONTHS     YEAR ENDED
                                                             ENDED         MARCH 31,
                                                           OCTOBER 2,   ---------------
NUMERATOR (IN MILLIONS OF US DOLLARS)                         1998       1998     1997
-------------------------------------                      ----------   ------   ------
Basic
  Net income attributable to ordinary stockholders.......    $ 64.1     $  1.6   $139.5
  Dividends paid to convertible stockholders.............        --         --      0.6
                                                             ------     ------   ------
Diluted
  Net income available to ordinary and convertible
     stockholders........................................    $ 64.1     $  1.6   $140.1
                                                             ======     ======   ======

DENOMINATOR (IN MILLIONS)
-------------------------
Basic
  Weighted average shares outstanding during year........     213.0      211.3    214.7
  Effect of dilutive securities:
     Stock options.......................................       1.5        1.4      2.0
     Convertible securities..............................        --         --     38.0
                                                             ------     ------   ------
Diluted..................................................     214.5      212.7    254.7
                                                             ======     ======   ======

     The UK Finance (No. 2) Act 1997 required the payment of utility tax, which for Wessex Water Plc was $162.3 million, and was charged in full in the results for the year ended March 31, 1998. The adjusted earnings per share adding back this utility tax would have been:

                                                                YEAR
                                                                ENDED
                                                              MARCH 31,
                                                                1998
                                                              ---------
Basic.......................................................    $0.78
Diluted.....................................................     0.77

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14 -- INCOME TAXES

     Total income tax expense is summarized as follows:

                                                            SIX MONTHS     YEAR ENDED
                                                              ENDED        MARCH 31,
                                                            OCTOBER 2,   --------------
                                                               1998       1998    1997
                                                            ----------   ------   -----
                                                            (IN MILLIONS OF US DOLLARS)
Current tax...............................................    $ 3.0      $ 26.5   $79.3
Deferred tax..............................................     23.2        24.9    (2.1)
Share of tax of equity method investee....................      2.2         6.6     5.2
Utility tax...............................................       --       162.3      --
                                                              -----      ------   -----
          Total income tax expense........................    $28.4      $220.3   $82.4
                                                              =====      ======   =====

     The differences between taxes computed at the statutory tax rate and Wessex's effective income tax rate are as follows:

                                                            SIX MONTHS     YEAR ENDED
                                                              ENDED        MARCH 31,
                                                            OCTOBER 2,   --------------
                                                               1998       1998    1997
                                                            ----------   ------   -----
                                                            (IN MILLIONS OF US DOLLARS
                                                                EXCEPT PERCENTAGES)
Tax at statutory tax rate 31% (1997: 33%)................     $ 31.1     $ 73.5   $77.7
Change in tax rate.......................................      (12.7)     (22.6)     --
Non-deductible expenses..................................        7.9        1.6     1.6
Equity investee..........................................        0.5        2.5     0.4
Other....................................................        1.6        3.0     2.7
                                                              ------     ------   -----
          Total before utility tax.......................       28.4       58.0    82.4
                                                              ------     ------   -----
Utility tax..............................................         --      162.3      --
                                                              ------     ------   -----
          Total..........................................     $ 28.4     $220.3   $82.4
                                                              ======     ======   =====
Effective rate before utility tax........................         28%        24%     35%
Effective rate after utility tax.........................         28%        93%     35%

     The change in tax rate from 33% to 31% effective from April 1, 1997 was enacted on July 31, 1997. The subsequent reduction in the tax rate from 31% to 30% effective from April 1, 1999 was enacted on July 31, 1998.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The principal components of Wessex's net deferred liability are as follows:

                                                                MARCH 31,
                                                                   1998
                                                              --------------
                                                               (IN MILLIONS
                                                              OF US DOLLARS)
Deferred tax assets:
  Advance corporation tax recoverable.......................      $114.2
  Other temporary differences...............................         7.7
                                                                  ------
          Total deferred tax asset..........................       121.9
                                                                  ------
Deferred tax liabilities:
  Accelerated capital allowances............................       371.5
  Other temporary differences...............................        56.9
                                                                  ------
          Total deferred tax liability......................       428.4
                                                                  ------
Net deferred tax liability..................................      $306.5
                                                                  ======

NOTE 15 -- PENSIONS

     The defined benefit schemes which cover the majority of staff are the Wessex Water Pension Scheme ("WWPS"), the Wessex Water Mirror Image Pension Scheme ("WWMIS") and the Wessex Water Executive Pension Scheme ("WWEPS"). The assets are held in separate trustee-administered funds. The pension cost charged to the income statement has been determined on the advice of independent qualified actuaries and is accrued over the service lives of the employees expected to be eligible to receive such benefits.

     The following assumptions were used in determining the funded status and pension charge for each period, and are determined as of the beginning of the period:

                                                              SIX MONTHS   YEAR ENDED
                                                                ENDED       MARCH 31,
                                                              OCTOBER 2,   -----------
                                                                 1998      1998   1997
                                                              ----------   ----   ----
Discount rate...............................................     6.5%      8.3%   9.0%
Yield on government bonds...................................     6.0       7.6    8.5
Expected return on plan assets..............................     7.5       8.5    9.0
Rate of compensation increase...............................     5.0       6.0    6.5
Pension increases after April 5, 1997.......................     3.0       4.0    4.5

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The plan's funded status and related pension accrual at March 31, 1998 are as follows:

                                                                  MARCH 31,
                                                                    1998
                                                               ---------------
                                                               (IN MILLIONS OF
                                                                 US DOLLARS)
Change in benefit obligation
  Benefit obligation at beginning of year...................       $ 186.8
  Service cost..............................................           4.6
  Interest cost.............................................          15.4
  Plan participants' contributions..........................           2.1
  Termination costs.........................................           1.3
  Actuarial losses..........................................          25.9
  Benefits paid.............................................          (9.4)
  Exchange movement.........................................           4.6
                                                                   -------
  Benefit obligation at end of year.........................       $ 231.3
                                                                   =======
Change in plan assets
  Fair value of plan assets at beginning of year............       $ 211.6
  Actual return on plan assets..............................          44.8
  Employer's contribution...................................           3.6
  Plan participants' contribution...........................           2.1
  Benefits paid.............................................          (9.4)
  Exchange difference.......................................           5.0
                                                                   -------
  Fair value of plan assets at end of year..................       $ 257.7
                                                                   =======
  Fair value of plan assets.................................       $ 257.7
  Projected benefit obligation..............................        (231.3)
                                                                   -------
  Funded status.............................................          26.4
  Unrecognized transition asset.............................          (6.2)
  Unrecognized net actuarial gain...........................         (16.6)
  Unrecognized prior service cost...........................           7.8
                                                                   -------
  Prepaid benefit cost......................................       $  11.4
                                                                   =======

     Net periodic benefit cost includes the following components:

                                                           SIX MONTHS     YEAR ENDED
                                                             ENDED         MARCH 31,
                                                           OCTOBER 2,   ---------------
                                                              1998       1998     1997
                                                           ----------   ------   ------
                                                           (IN MILLIONS OF US DOLLARS)
Service cost.............................................    $ 3.1      $  4.6   $  4.4
Interest cost............................................      7.4        15.4     14.3
Expected return on plan assets...........................     (9.4)      (17.9)   (16.9)
Recognition of transition asset..........................     (0.5)       (1.0)    (1.0)
Amortization of prior service cost.......................      0.3         0.7      0.6
Recognized actuarial gain................................       --          --     (0.3)
Curtailments.............................................       --         1.3      1.6
                                                             -----      ------   ------
Net periodic benefit cost................................    $ 0.9      $  3.1   $  2.7
                                                             =====      ======   ======

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The prepaid benefit accrual is included within other non-current assets in the balance sheet. The net periodic benefit cost is included within operating expenses in the income statement.

NOTE 16 -- SEGMENT AND GEOGRAPHIC INFORMATION

     Wessex's principal business is the provision of water supply and wastewater services in southwestern England. For management reporting purposes the operations are divided into three service categories: regulated water services, unregulated water services and SC Technology. Regulated water services accounted for approximately 91%, 93% and 93% of revenues for the six months ended October 2, 1998, and for the years ended March 31, 1998 and 1997, respectively. Wessex's management regularly reviews financial information relating to these three service categories. The financial information provided to and reviewed by the chief operating decision maker does not include balance sheet information by segment. The financial management information is prepared using UK generally accepted accounting principles which differ in certain significant respects from US generally accepted accounting principles.

                                       SIX MONTHS ENDED                YEAR ENDED                   YEAR ENDED
                                       OCTOBER 2, 1998               MARCH 31, 1998               MARCH 31, 1997
                                  --------------------------   --------------------------   --------------------------
                                  REGULATED                    REGULATED                    REGULATED
                                    WATER                        WATER                        WATER
                                  SERVICES    OTHER   TOTAL    SERVICES    OTHER   TOTAL    SERVICES    OTHER   TOTAL
                                  ---------   -----   ------   ---------   -----   ------   ---------   -----   ------
                                                              (IN MILLIONS OF US DOLLARS)
External revenue................   $213.6     $20.2   $233.8    $404.3     $32.3   $436.6    $375.7     $27.4   $403.1
Intersegment revenue............       --      2.1       2.1        --       --        --        --       --        --
                                   ------     -----   ------    ------     -----   ------    ------     -----   ------
Total revenue...................    213.6     22.3     235.9     404.3     32.3     436.6     375.7     27.4     403.1
Segment result..................     95.2      5.3     100.5     221.1     10.3     231.4     204.5      8.7     213.2
Depreciation....................     27.4      0.5      27.9      51.4      0.5      51.9      45.6      0.5      46.1

     Reconciliation of segment results to income before taxes:

                                                            SIX
                                                           MONTHS
                                                           ENDED      YEAR ENDED MARCH 31,
                                                         OCTOBER 2,   ---------------------
                                                            1998        1998         1997
                                                         ----------   --------     --------
                                                            (IN MILLIONS OF US DOLLARS)
Total segment result for reportable segments...........    $100.5      $231.4       $213.2
  Intersegment profit..................................      (0.3)         --           --
  Head office charges..................................      (2.8)       (5.1)        (7.6)
  US GAAP adjustments:
     Infrastructure renewals charge....................       8.3        16.2         15.2
     Depreciation on infrastructure assets.............      (6.3)      (11.8)       (10.5)
     Other.............................................       1.1         1.6          0.2
                                                           ------      ------       ------
  US GAAP operating profit.............................     100.5       232.3        210.5
  Share in results of equity method investee...........       5.8        13.3         14.7
  Net interest income (expense)........................      (6.1)       (8.6)        10.2
                                                           ------      ------       ------
  Income before tax....................................    $100.2      $237.0       $235.4
                                                           ======      ======       ======

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 17 -- RELATED PARTY TRANSACTIONS

     At March 31, 1998,Wessex had a 50.0% interest in Wessex Waste Management Ltd. This investment is further described in Note 6. Waste Management (UK) Holdings Ltd, a subsidiary of Waste Management International, is the other 50.0% owner of Wessex Waste Management Ltd. Related party transactions with Wessex Waste Management Ltd and Waste Management International group companies for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997 were as follows:

          (a) In fiscal 1997, Wessex stock options granted to UK Waste Management Holdings in respect of 10,605,303 ordinary shares were cancelled.

          (b) Also in fiscal 1997, Wessex repurchased 722,771 ordinary shares, 30,225,106 B ordinary shares and 13,285,088 C ordinary shares from UK Waste Management Holdings at a total cost of $254.3 million.

          (c) At March 31, 1998, a loan of $6.2 million had been received by Wessex from Wessex Waste Management Ltd.

          (d) Wessex provided guarantees on loans issued by Wessex Waste Management Ltd. The maximum liability as of March 31, 1998 was $7.0 million.

     Other related party transactions are as follows:

          (e) A director of SC Technology owns certain of the assets at the company's operation in Biel, Switzerland, for which a charge was made to SC Technology of $0.2 million, $0.3 million and $0.5 million for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997, respectively.

NOTE 18 -- COMMITMENTS AND CONTINGENCIES

LEASES

     Wessex leases certain property, plant and equipment. Commitments for minimum rentals under non-cancelable leases as at March 31, 1998 are as follows:

                                                                 OPERATING
                                                                  LEASES
                                                              ---------------
                                                              (IN MILLIONS OF
                                                                US DOLLARS)
For the years ending March 31:
1999........................................................       $0.7
2000........................................................        0.5
2001........................................................        0.5
2002........................................................        0.5
2003........................................................        0.3
Thereafter..................................................        0.9
                                                                   ----
Total minimum lease payments................................       $3.4
                                                                   ====

     Rent expense amounted to approximately $0.3 million, $0.5 million and $0.5 million for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997, respectively.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CAPITAL EXPENDITURES

     Capital expenditure contracted but not provided at March 31, 1998 was $79.1 million.

GUARANTEES

     Wessex Water Plc has acted as guarantor for certain borrowing facilities made available to Wessex Water Services Ltd. As part of the banking arrangements, Wessex Water Plc has entered into a cross-undertaking with Wessex Water Services Ltd in relation to the latter's overdraft and related facilities.

     At March 31, 1998, Wessex Water Plc had provided guarantees on loans issued by Wessex Waste Management Ltd, the maximum liability at March 31, 1998 being $7.0 million.

     Wessex Water Plc has provided performance guarantees on behalf SC Technology on the tendering of contracts. The maximum liability as of March 31, 1998 was $4.9 million.

NOTE 19 -- SUBSEQUENT EVENTS

     On Friday July 24, 1998 Enron Corp. ("Enron") of Houston, Texas, United States, made a cash offer of 630p per share for the shares of Wessex. This offer was recommended to the stockholders by the Board of Directors of Wessex. The offer ran to August 28, 1998, but was extended to September 18, 1998 to allow the Secretary of State for Trade and Industry to consider if there should be an investigation by the Monopolies and Mergers Commission ("MMC"). On September 10, 1998 it was announced that there would be no reference to the MMC. On September 21, 1998 Enron announced that the offer had become unconditional, having received by September 18, 1998 acceptances representing 87.2 percent of all ordinary shares.

     On October 2, 1998 Enron announced that it had received acceptances representing more than 90 percent of all ordinary shares. On that same date notices were issued to the remaining Wessex ordinary shareholders, informing them that Enron intended to exercise its rights under Section 429 of the Companies Act 1985 to acquire compulsorily all of the outstanding ordinary shares. The compulsory share acquisition was completed in November 1998. Offer documents were also sent to the stock option holders in the Savings-Related Share Option Scheme. The options outstanding under this scheme and the Executive Share Option Scheme were either exercised and the shares acquired by Enron, or compensation was paid to settle the liabilities under the schemes. All stock option schemes are now closed.

     On November 30, 1998, Wessex sold its interest in Wessex Waste Management Ltd to Waste Management International for $337.9 million.

     In December 1998, all of the remaining 128,339,909 redeemable preference shares were redeemed and Wessex Water Plc changed its name to Wessex Water Ltd.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 SHARES

                                 [AZURIX LOGO]

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                              MERRILL LYNCH & CO.

                                               , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 [ALTERNATE PAGES OF INTERNATIONAL PROSPECTUS]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 [ALTERNATE COVER FOR INTERNATIONAL PROSPECTUS]

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED MARCH 15, 1999

PROSPECTUS
----------------

                                              SHARES

                                 [AZURIX LOGO]

                                  COMMON STOCK
                             ----------------------

     This is Azurix Corp.'s initial public offering of common stock. Azurix is
offering and selling           shares and Atlantic Water Trust, the selling
stockholder, is offering and selling           shares of common stock under this
prospectus.

     The international managers will offer           shares outside the United
States and Canada and the U.S. underwriters will offer           shares in the
United States and Canada.

     We expect the public offering price to be between $          and $     per
share. Currently, no public market exists for the shares. We are applying to list the common stock on the New York Stock Exchange under the trading symbol "AZX."

     INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                             ----------------------

                                                             PER SHARE    TOTAL
                                                             ---------    -----
Public Offering Price......................................  $           $
Underwriting Discount......................................  $           $
Proceeds, before expenses, to Azurix.......................  $           $
Proceeds, before expenses, to the Selling Stockholder......  $           $

     The international managers may also purchase up to an additional shares from the selling stockholder at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any. The U.S. underwriters may similarly purchase up to an
aggregate of an additional           shares from the selling stockholder.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will be ready for delivery in New York, New York
on or about             , 1999.
                             ----------------------
         MERRILL LYNCH INTERNATIONAL
                             ----------------------

               The date of this prospectus is             , 1999.

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

GENERAL

     We intend to offer our common stock outside of the United States and Canada through a number of international managers and elsewhere through U.S.
underwriters. Merrill Lynch International,           ,           and
are acting as lead managers of each of the international managers named below. Subject to the terms and conditions set forth in an international purchase agreement among Azurix, the selling stockholder, Enron and the international
managers, and concurrently with the sale of           shares of common stock to
certain U.S. underwriters, Azurix and the selling stockholder have agreed to sell to the international managers, and each of the international managers severally and not jointly has agreed to purchase from Azurix and the selling stockholder, the number of shares of common stock set forth opposite its name below.

                                                              NUMBER OF
INTERNATIONAL MANAGER                                          SHARES
Merrill Lynch International.................................
                                                              --------
             Total..........................................
                                                              ========

     Azurix, the selling stockholder and Enron have also entered into a U.S. purchase agreement with certain U.S. underwriters in the United States and
Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated,           ,
          and           are acting as U.S. representatives. Subject to the terms
and conditions set forth in the U.S. purchase agreement, and concurrently with
the sale of           shares of common stock to the international managers
pursuant to the international purchase agreement, Azurix and the selling stockholder have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from Azurix and
the selling stockholder, an aggregate of           shares of common stock. The
initial public offering price per share and the total underwriting discount per share of common stock are identical under the international purchase agreement and the U.S. purchase agreement.

     In the international purchase agreement and the U.S. purchase agreement, the several international managers and the several U.S. underwriters, respectively, have agreed, subject to the terms and conditions set forth in those agreements, to purchase all of the shares of common stock being sold under the terms of each such agreement if any of the shares of common stock being sold under the terms of that agreement are purchased. In the event of a default by an underwriter, the international purchase agreement and the U.S. purchase agreement provide that, in certain circumstances, the purchase commitments of nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the international managers and the U.S. underwriters are conditioned upon one another.

     Azurix and Enron have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offers and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The lead managers have advised Azurix and the selling stockholder that the international managers propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess
of $     per share of common stock. The international managers may allow, and
such dealers may reallow, a discount not in excess of $     per share of common
stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

     The following table shows the per share and total public offering price, the underwriting discount to be paid by Azurix and the selling stockholder to the international managers and the U.S. underwriters and the proceeds before expenses to Azurix and the selling stockholder. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                                   WITHOUT      WITH
                                                       PER SHARE    OPTION     OPTION
                                                       ---------   --------   --------
Public Offering Price...............................   $           $          $
Underwriting Discount...............................   $           $          $
Proceeds, before expenses, to Azurix................   $           $          $
Proceeds, before expenses, to the selling
  stockholder.......................................   $           $          $

     The expenses of these offerings, exclusive of underwriting discounts, are
estimated at $          and are payable by Azurix and the selling stockholder.

INTERSYNDICATE AGREEMENT

     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.

OVER-ALLOTMENT OPTION

     The selling stockholder has granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase
up to an aggregate of             additional shares of our common stock at the
public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the international managers exercise this option, each international manager will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such international manager's initial amount reflected in the foregoing table.

     The selling stockholder also has granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to
purchase up to an aggregate of             additional shares of common stock to
cover over-allotments, if any, on terms similar to those granted to the international managers.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial
public offering price, up to             of the shares offered hereby to be sold
to some of our directors, officers, employees, customers and other persons with whom we have an existing relationship who have expressed an interest in purchasing our common stock, including certain employees, officers and directors of Enron and its affiliated companies, business associates and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

     Azurix and the selling stockholder have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus, not to directly or indirectly:

     - Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our common stock

     - Enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise

NEW YORK STOCK EXCHANGE LISTING

     Azurix is applying to list the common stock on the New York Stock Exchange under the symbol "AZX."

     Before these offerings, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among Azurix, the selling stockholder, Enron, the lead managers and the U.S. representatives. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are the valuation multiples of publicly traded companies that the lead managers and the U.S. representatives believe to be comparable to us, including adjusted market value to EBITDA multiples, price to book value multiples and price to earnings multiples, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, an assessment of our management, our past and present operations, the prospects for and timing of our future revenues, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market subsequent to these offerings at or above the initial public offering price.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the common stock is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the lead managers and the U.S. representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with these offerings, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the lead managers and the U.S. representatives may reduce that short position by purchasing common stock in the open market. The lead managers and the U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The lead managers and the U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the lead managers or the U.S. representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     None of Azurix, the selling stockholder, or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of Azurix, the selling stockholder, or any of the underwriters makes any representation that the lead managers or the U.S. representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Certain of the underwriters and their affiliates engage in transactions with, and perform services for, our company, Enron and Enron's affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions and services with our company, Enron and Enron's affiliates, for which they have received customary compensation.

STAMP TAXES

     Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                                 LEGAL MATTERS

     Certain legal matters in connection with the common stock offered hereby are being passed upon for Azurix by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the international managers and the U.S. underwriters by Andrews & Kurth LLP, Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and schedule for Azurix Corp. and subsidiaries as of December 31, 1998 and for the period from January 29, 1998 (Date of Inception) to December 31, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements for Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) as of March 31, 1998 and for the years ended March 31, 1998 and 1997, included in this prospectus, have been audited by PricewaterhouseCoopers, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving said report.

     The consolidated statements of income, changes in stockholders' equity and cash flows for Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) for the period from April 1, 1998 to October 2, 1998 included in this prospectus have been audited by Arthur Andersen, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

              [ALTERNATE BACK COVER FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 SHARES

                                 [AZURIX LOGO]

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                          MERRILL LYNCH INTERNATIONAL

                                               , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth fees payable to the Securities and Exchange Commission and the New York Stock Exchange, and other estimated expenses expected to be incurred in connection with issuance and distribution of securities being registered. All such fees and expenses shall be paid by Azurix and the selling stockholder.

Securities and Exchange Commission Registration Fee.........   $239,775
NYSE Fee....................................................
NASD Fee....................................................     30,500
Transfer Agent Fees and Expenses............................
Printing Fees and Expenses..................................
Legal Fees and Expenses.....................................
Accounting Fees and Expenses................................
Miscellaneous...............................................
                                                               --------
          Total.............................................   $
                                                               ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Azurix's certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the company.

     As permitted by the DGCL, the certificate of incorporation provides that directors of Azurix shall have no personal liability to Azurix or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Azurix or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On January 29, 1998, Azurix issued 1,000 shares to Enron in an exempt transaction pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. See the Exhibit Index following the signature pages to this Registration Statement.

     (b) Financial Statement Schedule. See Report of Independent Public Accountants included herein on Page S-1 and Schedule I -- Condensed Financial Information of Registrant included herein beginning on Page S-2.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

          (c) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on March 15, 1999.

                                            AZURIX CORP.

                                            By:     /s/ REBECCA P. MARK
                                              ----------------------------------
                                            Name: Rebecca P. Mark
                                            Title:  Director, Chairman and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

     The undersigned directors and officers of Azurix Corp. ("Azurix") do hereby constitute and appoint Rodney L. Gray, Edward N. Robinson and John C. Ale, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable Azurix to comply with the Securities Act of 1933, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Act) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                 /s/ REBECCA P. MARK                      Director, Chairman and Chief       March 15, 1999
-----------------------------------------------------          Executive Officer
                   Rebecca P. Mark                       (Principal Executive Officer)

                 /s/ RODNEY L. GRAY                       Director and Vice Chairman,        March 15, 1999
-----------------------------------------------------       Finance, Risk Management
                   Rodney L. Gray                             and Investments and
                                                            Chief Financial Officer
                                                         (Principal Financial Officer)

                /s/ RODNEY L. FALDYN                        Chief Accounting Officer         March 15, 1999
-----------------------------------------------------    (Principal Accounting Officer)
                  Rodney L. Faldyn

                 /s/ JOHN H. DUNCAN                                 Director                 March 15, 1999
-----------------------------------------------------
                   John H. Duncan

                /s/ W. NICHOLAS HOOD                                Director                 March 15, 1999
-----------------------------------------------------
                  W. Nicholas Hood

                 /s/ KENNETH L. LAY                                 Director                 March 15, 1999
-----------------------------------------------------
                   Kenneth L. Lay

               /s/ JEFFREY K. SKILLING                              Director                 March 15, 1999
-----------------------------------------------------
                 Jeffrey K. Skilling

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                /s/ JOSEPH W. SUTTON                                Director                 March 15, 1999
-----------------------------------------------------
                  Joseph W. Sutton

                  /s/ JOHN WAKEHAM                                  Director                 March 15, 1999
-----------------------------------------------------
                    John Wakeham

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the stockholder of Azurix Corp.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Azurix Corp. and subsidiaries as of December 31, 1998 and for the period from January 29, 1998 (Date of Inception) to December 31, 1998 included in this registration statement and have issued our report thereon dated February 22, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of Azurix Corp.'s management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            Arthur Andersen LLP

Houston, Texas
February 22, 1999

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                  AZURIX CORP.
                              STATEMENT OF INCOME

                                                                JANUARY 29, 1998
                                                               (DATE OF INCEPTION)
                                                                 TO DECEMBER 31,
                                                                      1998
                                                              ---------------------
                                                              (IN MILLIONS, EXCEPT
                                                                 PER SHARE DATA)

Operating revenues..........................................        $      --
                                                                    ---------
Operating expenses:
  Operations and maintenance................................              2.3
  General and administrative................................             12.3
  Depreciation and amortization.............................              0.1
                                                                    ---------
          Total operating expenses..........................             14.7
                                                                    ---------
Equity in earnings of consolidated affiliates...............             26.0
Other.......................................................             (1.1)
                                                                    ---------
Net income..................................................        $    10.2
                                                                    =========
Earnings per share of common stock -- basic and diluted.....        $    0.10
                                                                    =========
Weighted average shares outstanding -- basic and diluted....            100.0
                                                                    =========

     The accompanying note is an integral part of these condensed financial statements.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                  AZURIX CORP.
                            CONDENSED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1998
                                                              -------------
                                                              (IN MILLIONS)
                                  ASSETS
Investment in subsidiary....................................    $1,630.0
Investment in unconsolidated affiliates.....................        73.5
Other non-current assets....................................         4.2
                                                                --------
          Total Assets......................................    $1,707.7
                                                                ========
                   LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable -- affiliates..............................    $   18.0
Accounts payable and accruals...............................         7.5
Stockholder's equity:
  Additional paid-in capital................................     1,671.0
  Other.....................................................        11.2
                                                                --------
     Total stockholder's equity.............................     1,682.2
                                                                --------
          Total Liabilities and Stockholder's Equity........    $1,707.7
                                                                ========

     The accompanying note is an integral part of these condensed financial statements.

                                   SCHEDULE I

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                  AZURIX CORP.
                            STATEMENT OF CASH FLOWS

                                                                JANUARY 29, 1998
                                                               (DATE OF INCEPTION)
                                                                 TO DECEMBER 31,
                                                                      1998
                                                              ---------------------
                                                                  (IN MILLIONS)
Cash provided by operating activities.......................        $      --
Investing Activities:
  Investment in subsidiary..................................         (1,600.2)
                                                                    ---------
Net cash used in investing activities.......................         (1,600.2)
                                                                    ---------
Financing Activities:
  Issuance of common stock and capital contributed..........          1,600.2
                                                                    ---------
Net cash provided by financing activities...................          1,600.2
                                                                    ---------
Change in cash and cash equivalents.........................               --
Cash and cash equivalents, January 29, 1998 (Date of
  Inception)................................................               --
                                                                    ---------
Cash and cash equivalents, December 31, 1998................        $      --
                                                                    =========

     The accompanying note is an integral part of these condensed financial statements.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          NOTE TO FINANCIAL STATEMENTS

     These condensed financial statements of Azurix Corp. reflect parent company only financial information and should be read in conjunction with the consolidated financial statements of Azurix Corp. presented elsewhere in this document.

     Azurix Corp., as the parent company, has no material contingencies, long-term obligations or guarantees and has not received any cash dividends from its consolidated subsidiaries or unconsolidated affiliates since its date of inception on January 29, 1998.

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                            DOCUMENT AND DESCRIPTION
        -------                            ------------------------
          *1.1           -- Form of U.S. Purchase Agreement
          *1.2           -- Form of International Purchase Agreement
          *3.1           -- Form of Amended and Restated Certificate of Incorporation
          *3.2           -- Form of Amended and Restated ByLaws
          *5.1           -- Opinion of Vinson & Elkins L.L.P.
        **10.1           -- Instrument of Appointment as a Water and Sewerage
                            Undertaker, dated August 1989, as amended, of Wessex
                            Water Services Limited
         *10.2           -- L736,000,000 Credit Facility, dated August 18, 1998, as amended on September 29, 1998, and December 7, 1998, for
                            Enron Water (Europe) Plc arranged by Greenwich Natwest
                            and Barclays Capital with National Westminster Bank Plc,
                            as Agent
        **10.3           -- L73,000,000 Amended and Restated Credit Facility
                            Agreement, dated December 17, 1998, for Azurix Europe
                            Ltd. and Bristol Water Trust
         *10.4           -- Azurix Corp. 1999 Stock Plan, dated February 2, 1999
         *10.5           -- Registration Rights Agreement
         *10.6           -- Business Opportunity Agreement
         *10.7           -- Services Agreement
         *10.8           -- License Agreement
         *10.9           -- Employment Agreement of Rebecca P. Mark, effective May 4,
                            1998, with Enron Corp. and First Amendment, effective
                            February 1, 1999, with Enron Corp. and Azurix
         *10.10          -- Employment Agreement of Rodney L. Gray, effective
                            February 16, 1999, with Azurix
         *10.11          -- Employment Agreement of Amanda K. Martin, effective
                            January 1, 1998, with Enron Capital & Trade Resources
                            Corp., First Amendment, dated October 29, 1998, with
                            Enron Capital & Trade Resources Corp. and Azurix and
                            Second Amendment, dated March 15, 1999, with Azurix
         *10.12          -- Employment Agreement of Alex Kulpecz, effective September
                            15, 1998, and First Amendment, dated March 11, 1999, with
                            Azurix
         *10.13          -- Employment Agreement of Colin F. Skellett, dated February
                            24, 1995, and First Amendment, dated December 9, 1998,
                            with Wessex Water Plc
        **21             -- Subsidiaries of Azurix
        **23.1           -- Consent of Arthur Andersen LLP (independent public
                            accountants)
        **23.2           -- Consent of Arthur Andersen (independent accountants)
        **23.3           -- Consent of PricewaterhouseCoopers (independent
                            accountants)
         *23.4           -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1)
        **24             -- Power of Attorney (contained on the signature page
                            hereto)
        **27             -- Financial Data Schedule

---------------

 * To be filed by amendment.

** Filed herewith.